SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

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Ottawa Savings Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[OTTAWA SAVINGS BANCORP, INC. LOGO]

November 3, 2014

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Ottawa Savings Bancorp, Inc. (the “Company”). We will hold the meeting at the Company’s Offices, located at 925 LaSalle Street, Ottawa, Illinois, on Friday, December 12, 2014 at 2:00 p.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, you will be asked to approve the issuance of 722,223 additional shares of our common stock, subject to adjustment, to Ottawa Savings Bancorp MHC in connection with a merger between Ottawa Savings Bank FSB and Twin Oaks Savings Bank. You will also be asked to vote on an amendment to our charter to permit future issuances of our common stock to Ottawa Savings Bancorp MHC without requiring a shareholder vote, to elect two directors to our Board of Directors for a three-year term each and to ratify the appointment of McGladrey LLP as our independent auditors for the fiscal year ending December 31, 2014.

The completion of the merger is subject to certain conditions, including the approval of the stock issuance to Ottawa Savings Bancorp MHC by the affirmative vote of the holders of a majority of our outstanding common shares. We urge you to read the attached proxy statement carefully. It describes the merger in detail and includes a copy of the merger agreement as Appendix A.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card or a voting instruction card. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card or a voting instruction card.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Jon Kranov
Jon Kranov
President and Chief Executive Officer

[OTTAWA SAVINGS BANCORP, INC. LOGO]

925 LaSalle Street

Ottawa, Illinois 61350

(815) 433-2525

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	2:00 p.m., local time, on Friday, December 12, 2014.

PLACE	Offices of the Company, 925 LaSalle Street, Ottawa, Illinois 61350.

ITEMS OF BUSINESS	(1)

The approval of the issuance of 722,223 shares of common stock, $0.01 par value, of Ottawa Savings Bancorp, Inc., subject to adjustment, to Ottawa Savings Bancorp MHC pursuant to the Agreement and Plan of Merger, dated as of June 30, 2014, by and among Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Inc., Ottawa Savings Bank FSB and Twin Oaks Savings Bank, pursuant to which Twin Oaks Savings Bank will merge with and into Ottawa Savings Bank FSB;

(2) The approval of an amendment to the charter of Ottawa Savings Bancorp, Inc. to permit future issuances of its common stock to Ottawa Savings Bancorp MHC without requiring a shareholder vote;

(3) To elect two directors to serve for a term of three years each;

(4) To ratify the selection of McGladrey LLP as our independent registered public accounting firm for fiscal year 2014; and

(5) To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	To vote, you must have been a shareholder at the close of business on October 21, 2014.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Laurie Duffell
Laurie Duffell
Assistant Corporate Secretary

Ottawa, Illinois

November 3, 2014

Note:	Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card or voting instruction card.

i

Completion of the Merger	36
Conditions to Completing the Merger	36
Representations and Warranties	37
Cooperation and Conduct of Business; Agreement Not to Solicit Other Proposals	37
Waiver and Amendment	38
Terminating the Merger Agreement	38
Termination Fee and Reimbursement of Expenses	38
Pro Forma Financial Information	39
Ottawa Savings Bancorp, Inc. and Twin Oaks Savings Bank Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet as of June 30, 2014	40
Ottawa Savings Bancorp, Inc. and Twin Oaks Savings Bank Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations for the Six Months Ended June 30, 2014	41
Ottawa Savings Bancorp, Inc. and Twin Oaks Savings Bank Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations for the Year Ended December 31, 2013	42
Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements	43

Twin Oaks Savings Bank Management’s Discussion and Analysis of Financial Condition and Results of Operations	46

Proposal 2 — Amendment to Our Charter	50

Proposal 3 — Election of Directors	51

Proposal 4 — Ratification of Independent Registered Public Accounting Firm	53

Audit Committee Report	54

Executive Compensation	56

Section 16(a) Beneficial Ownership Reporting Compliance	57

Policies and Procedures for Approval of Related Persons Transactions	57

Transactions with Related Persons	59

Shareholder Proposals and Nominations	59

Shareholder Communications	60

Miscellaneous	60

Index to Twin Oaks Savings Bank Financial Statements	60

APPENDIX A	Agreement and Plan of Merger, dated as of June 30, 2014, by and among Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Inc., Ottawa Savings Bank FSB and Twin Oaks Savings Bank

ii

Questions and Answers About the Meeting

Question:	What am I being asked to vote on and how does my Board recommend that I vote?

Answer:	You are being asked to vote on four matters:

1.

The issuance of 722,223 shares of common stock, $0.01 par value, of Ottawa Savings Bancorp, subject to adjustment, to Ottawa Savings Bancorp MHC pursuant to the Agreement and Plan of Merger, dated as of June 30, 2014, by and among Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Ottawa Savings Bank FSB and Twin Oaks Savings Bank, pursuant to which Twin Oaks Savings Bank will merge with and into Ottawa Savings Bank FSB;

2.	An amendment to the charter of Ottawa Savings Bancorp to permit future issuances of Ottawa Savings Bancorp common stock to Ottawa Savings Bancorp MHC without requiring a shareholder vote;

3.	The election of two directors to serve for a term of three years each; and

4.	The ratification of the selection of McGladrey LLP as our independent registered public accounting firm for fiscal year 2014.

Our Board of Directors has determined that (1) the merger agreement, including the merger between Ottawa Savings Bank and Twin Oaks Savings Bank (“Twin Oaks”), and the issuance of our common stock and (2) the amendment of our charter to permit future issuances of our common stock to Ottawa Savings Bancorp MHC without requiring a shareholder vote are both in the best interests of our shareholders and unanimously recommends that you vote “FOR” the approval of the stock issuance and “FOR” the amendment to our charter. Our Board of Directors also recommends that you vote “FOR” the election of each of the director nominees and “FOR” the ratification of the independent auditors.

Question:	Why are we merging with Twin Oaks?

Answer:

We believe that the merger will benefit our customers, employees and shareholders by creating a stronger financial institution that will be better positioned to compete in the financial services industry in our market area by offering a broader range of financial products and services through more efficient operations. To review our reasons for the merger in greater detail, see pages 29 through 31.

Question:	What votes are required in connection with the proposed merger?

Answer:

In addition to regulatory approvals and the approval of the merger by Twin Oaks’ members, company shareholders will vote to approve the issuance of additional shares of company common stock to Ottawa Savings Bancorp MHC, which approval requires the affirmative vote of a majority of the outstanding shares.

Question:	How will the merger effect my shares?

Answer:

Your shares will remain outstanding and will not change as a result of the merger. However, as a result of the issuance of 722,223 shares of our common stock to Ottawa Savings Bancorp MHC, our shareholders (other than Ottawa Savings Bancorp MHC) are expected to experience dilution in their ownership interest of approximately 10.73% when the new shares are issued.

Question:	When is the merger expected to be completed?

Answer:

We expect to complete the merger as soon as practicable after receiving all necessary shareholder, member and regulatory approvals. We currently expect that all approvals will be received in the fourth quarter of 2014.

Question:	What are the tax consequences of the merger to me?

Answer:	You should not recognize any gain or loss for federal income tax purposes solely as a result of the merger or the issuance of shares of our common stock to Ottawa Savings Bancorp MHC.

Question:	Why are we amending the charter?

Answer:

As part of the merger, Ottawa Savings Bancorp will issue to Ottawa Savings Bancorp MHC a number of shares equal to the fair market value of Twin Oaks divided by the per share market value of Ottawa Savings Bancorp, each as determined by an independent appraiser. Currently, Ottawa Savings Bancorp’s charter provides that, except for the initial offering of shares by Ottawa Savings Bancorp, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) of Ottawa Savings Bancorp shall be issued, directly or indirectly, to officers, directors, or controlling persons of Ottawa Savings Bancorp other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting of Ottawa Savings Bancorp’s shareholders. Notwithstanding that none of the shares to be issued in the merger will be issued to insiders of Ottawa Savings Bancorp, because Ottawa Savings Bancorp MHC is a controlling person of Ottawa Savings Bancorp, we are required to obtain shareholder approval. To prevent having to incur the expense of obtaining a shareholder vote in connection with future similarly-structured transactions, the Board of Directors is proposing to amend this charter provision to exclude future stock issuances made solely to Ottawa Savings Bancorp MHC.

Question:	What should I do now?

Answer:

After you have carefully read this document, please indicate on your proxy card or your voting instruction card how you want to vote. Then, sign, date and mail the executed card in the enclosed postage-prepaid envelope as soon as possible. This will enable your votes to be represented at the meeting.

Question:	Who can help answer my questions?

Answer:	If you want additional copies of this document, or if you want to ask any questions about the merger or the amendment of our charter, you should contact:

Jon Kranov
President and Chief Executive Officer
Ottawa Savings Bancorp, Inc.
925 LaSalle Street
Ottawa, Illinois 61350
(815) 433-2525

Summary

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. For a more complete description of the terms of the proposed merger, we urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, which is attached as Appendix A.

The Parties to the Merger

Ottawa Savings Bancorp MHC Ottawa Savings Bancorp, Inc. Ottawa Savings Bank FSB 925 LaSalle Street Ottawa, Illinois 61350 (815) 433-2525

Ottawa Savings Bank FSB is a federally chartered stock savings bank headquartered in Ottawa, Illinois. Ottawa Savings Bancorp is the majority-owned subsidiary of Ottawa Savings Bancorp MHC, which owns 57.8% of Ottawa Savings Bancorp’s outstanding shares. Ottawa Savings Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa, Illinois. Ottawa Savings Bank is the oldest savings institution in the State of Illinois.

Ottawa Savings Bank converted into the mutual holding company form of ownership in 2005. At June 30, 2014, Ottawa Savings Bancorp had assets of approximately $165.9 million, deposits of $140.1 million and total shareholders’ equity of $22.2 million. Ottawa Savings Bancorp’s common stock trades on the OTC Bulletin Board under the symbol “OTTW.”

Twin Oaks Savings Bank 125 West Bluff Street Marseilles, Illinois 61341 (815) 795-2129

Twin Oaks, which was founded in 1890, is headquartered in Marseilles, Illinois. It is an Illinois chartered mutual savings bank and serves LaSalle and Grundy Counties in Illinois through its main office and a branch office located in Morris, Illinois. At June 30, 2014, Twin Oaks had total assets of $66.7 million, deposits of $53.7 million and capital of $6.8 million.

Note Regarding Use of Names in This Proxy Statement	As used in this proxy statement, Twin Oaks Savings Bank is referred to as “Twin Oaks.”

As used in this proxy statement, Ottawa Savings Bank FSB is sometimes referred to as “Ottawa Savings Bank” and Ottawa Savings Bancorp, Inc. is sometimes referred to as “Ottawa Savings Bancorp,” the “Company,” or “we,” “us” or “our.” Ottawa Savings Bank, Ottawa Savings Bancorp and Ottawa Savings Bancorp MHC are sometimes collectively referred to as “Ottawa.”

The Annual Meeting

Place, Date and Time	The annual meeting of shareholders will be held at the Company’s offices located at 925 LaSalle Street, Ottawa, Illinois on Friday, December 12, 2014 at 2:00 p.m., local time.

Purpose of the Meeting

At the meeting, you will be asked to approve: (1) the issuance of additional shares of our common stock to Ottawa Savings Bancorp MHC pursuant to the merger agreement; (2) the amendment of our charter to permit future issuances of our common stock to Ottawa Savings Bancorp MHC without requiring a shareholder vote; (3) the election of two directors; and (4) the ratification of the independent auditors for the 2014 fiscal year.

Who Can Vote at the Meeting

You are entitled to vote your shares of Ottawa Savings Bancorp common stock that you owned as of October 21, 2014. As of the close of business on October 21, 2014, 2,117,979 shares of Ottawa Savings Bancorp common stock were outstanding, including 1,223,701 shares of common stock held by Ottawa Savings Bancorp MHC.

What Vote is Required to Approve the Issuance of Shares and the Charter Amendment

To approve the issuance of shares of our common stock and the charter amendment, a majority of the outstanding shares of our common stock must vote in favor of each proposal. You can vote your shares by attending the annual meeting and voting in person or by completing and mailing the enclosed proxy card or voting instruction card.

The Merger

A copy of the merger agreement is provided as Appendix A to this proxy statement. Please read the entire merger agreement carefully. It is the legal document that governs the merger.

Overview of the Transaction (page 26)	Under the merger agreement, Twin Oaks will merge with and into Ottawa Savings Bank, and Ottawa Savings Bank will be the surviving institution.

What You Will Receive in the Merger (page 27)

Each of your outstanding shares of our common stock will remain outstanding and unchanged in the merger. However, as a result of the issuance of an additional 722,223 shares of our common stock to Ottawa Savings Bancorp MHC, you are expected to experience a dilution in ownership percentage of approximately 10.73% when the new shares are issued. Members of Twin Oaks will not receive any shares of Ottawa Savings Bancorp common stock in the merger.

Issuance of Our Shares to Ottawa Savings Bancorp MHC (page 27)

To reflect the value of Twin Oaks that is transferred to Ottawa Savings Bank, the merger agreement provides that, upon consummation of the merger, Ottawa Savings Bancorp will issue to Ottawa Savings Bancorp MHC a number of shares of its common stock equal to the quotient obtained by dividing the appraised value of Twin Oaks by the Ottawa Savings Bancorp common stock market price per share rounded to the nearest whole number of shares.

Twin Oaks has obtained a pro forma valuation of Twin Oaks by FinPro Capital Advisors, Inc. (“FinPro”), a firm experienced in appraisals of financial institutions. The appraisal states that as of June 6, 2014, the estimated pro forma market value of Twin Oaks was $6.5 million. Ottawa engaged Keller and Company, an independent appraisal firm that is an expert in preparing stock valuations for financial institutions, to determine the market price per share of the Ottawa Savings Bancorp common stock to calculate the number of shares of common stock that will be issued to Ottawa Savings Bancorp MHC. This stock valuation states that as of June 6, 2014, the price per share of Ottawa Savings Bancorp common stock was $9.00. The appraisal and the stock valuation will be updated as of a date within 20 days of the closing of the merger, which could result in a change in the appraised value of Twin Oaks or the number of shares to be issued by Ottawa Savings Bancorp to Ottawa Savings Bancorp MHC.

Tax Consequences of the Merger (page 29)	We have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be a “tax-free reorganization” for federal income tax purposes.

Our Board of Directors Recommends that You Vote to Approve Issuance of Additional Shares (page 29)

Our Board of Directors believes that the merger is fair and in the best interests of our shareholders, and unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of our common stock to Ottawa Savings Bancorp MHC.

For a discussion of the factors considered by our Board of Directors in approving the merger agreement, see pages 29 through 31.

Conditions to Completing the Merger (page 36)	The completion of the merger depends on a number of conditions being met. These conditions include:

	●	approval of the merger agreement by Twin Oaks’ members;

	●	approval by Ottawa shareholders of the proposal to issue additional shares of our common stock to Ottawa Savings Bancorp MHC;

●

approval of the merger by the Office of the Comptroller of the Currency (the “OCC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) in each case without any condition or requirement that would so materially affect the economic benefits of the merger that, had the condition or requirement been known, Ottawa or Twin Oaks would not have entered into the merger agreement;

	●	the continued accuracy of certain representations and warranties made on the date of the merger agreement; and

	●	the absence of material adverse changes in certain aspects of Twin Oaks’ operations and financial position.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Agreement Not to Solicit Other Proposals (page 37)

Twin Oaks has agreed not to initiate, solicit, encourage or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to any acquisition proposal from a third party. Despite its agreement not to solicit other acquisition proposals, its Board of Directors may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that its Board of Directors determines in good faith:

	●	after consultation with and based upon the advice of its legal counsel, that failing to take such actions would cause the Board to breach its fiduciary duties under applicable law; and

	●	after consultation with Twin Oaks’ outside legal counsel that such proposal would be more favorable to Twin Oaks’ members than the merger with Ottawa Savings Bank.

Terminating the Merger Agreement (page 38)

Ottawa and Twin Oaks may agree at any time not to complete the merger, even if our shareholders and Twin Oaks’ members have approved it. Also, either Ottawa or Twin Oaks may decide to terminate the merger agreement:

	●	in response to a material breach by the other party, which is not or cannot be cured within 30 days;

	●	if the merger is not completed by April 30, 2015;

	●	if any required regulatory or member approval is not obtained; or

	●	in response to a withdrawal of the Board of Directors of either party of its recommendation to approve the merger agreement or a modification or qualification of its recommendation in a manner adverse to the other party.

Twin Oaks may also terminate the merger agreement if its Board of Directors authorizes it to enter into an agreement with a third party that its Board determines in good faith, after consulting with its legal counsel, is a superior proposal to the Ottawa merger agreement. In such case, Twin Oaks must give Ottawa three days in which to match or exceed the superior proposal.

Regulatory Approvals Needed to Complete the Merger (page 36)

The merger cannot be completed unless we receive the approval of the OCC and the Federal Reserve Board. Ottawa has filed applications with these agencies. As of the date of this proxy statement, Ottawa has not received any regulatory approvals.

Termination Fees (page 38)

If the merger agreement is terminated because Twin Oaks breaches its covenants related to acquisition proposals from third parties or is otherwise terminated by either party as a consequence of Twin Oaks’ receipt of a superior proposal, Twin Oaks will pay Ottawa a termination fee of $250,000. If the merger agreement is terminated as a result of certain willful or intentional acts or omissions of either party, and, in the case of Twin Oaks, such willful or intentional acts are not related to receipt of an acquisition proposal, such party may be obligated to pay the other party a termination fee of $122,500. If the merger agreement is terminated by Ottawa because Twin Oaks has experienced a material adverse effect, as such term is identified in the merger agreement, that is identified by the preparation of Twin Oaks’ audited financial statements, then Twin Oaks will pay Ottawa a termination fee equal to the reasonable expenses Ottawa has incurred in connection with the preparation of the merger agreement and any actions relating thereto or as a result thereof, up to a maximum of $122,500.

The Charter Amendment

Overview (page 50)

As part of the merger, Ottawa Savings Bancorp will issue to Ottawa Savings Bancorp MHC a number of shares equal to the fair market value of Twin Oaks divided by the per share market value of Ottawa Savings Bancorp, each as determined by an independent appraisal in the case of Twin Oaks and a stock valuation in the case of Ottawa. Currently, Ottawa Savings Bancorp’s charter provides that, except for the initial offering of shares by Ottawa Savings Bancorp, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) of Ottawa Savings Bancorp shall be issued, directly or indirectly, to officers, directors, or controlling persons of Ottawa Savings Bancorp other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting of Ottawa Savings Bancorp’s shareholders. Notwithstanding that none of the shares to be issued in the merger will be issued to insiders of Ottawa, because Ottawa Savings Bancorp MHC is a controlling person of Ottawa Savings Bancorp, we are required to obtain shareholder approval. To prevent having to incur the expense of obtaining a shareholder vote in connection with future similarly-structured transactions the Board of Directors is proposing to amend this charter provision to exclude future stock issuances made solely to Ottawa Savings Bancorp MHC.

Our Board of Directors Recommends that You Vote to Approve the Charter Amendment

Our Board of Directors believes that the charter amendment is fair and in the best interests of our shareholders, and unanimously recommends that you vote “FOR” the proposal to approve the charter amendment.

Conditions to Approval of the Charter Amendment

The amendment to the Company’s charter is conditioned on the approval of the charter amendment by our shareholders. The approval of the charter amendment is not conditioned upon approval of the merger agreement and the approval of the merger agreement is not conditioned upon the approval of the charter amendment.

OTTAWA SAVINGS BANCORP, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ottawa Savings Bancorp, Inc. (“Ottawa Savings Bancorp” or the “Company”) to be used at the annual meeting of shareholders of the Company. The Company is the holding company for Ottawa Savings Bank (the “Bank”) and the majority-owned subsidiary of Ottawa Savings Bancorp MHC (the “MHC”). The annual meeting will be held at 925 LaSalle Street, Ottawa, Illinois on Friday, December 12, 2014 at 2:00 p.m., local time. This proxy statement and the enclosed proxy card are being first mailed to shareholders on or about November 3, 2014.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on December 12, 2014

The proxy statement and the Company’s annual report to shareholders for the year ended December 31, 2013 are available at http://www.ottawasavings.com/investors.

The Annual Meeting

Who Can Vote at the Meeting

You are entitled to vote your shares of Ottawa Savings Bancorp common stock if the records of the Company show that you held your shares as of the close of business on October 21, 2014. If your shares are held in a stock brokerage account or by a bank or other nominees, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

As of the close of business on October 21, 2014, 2,117,979 shares of Ottawa Savings Bancorp common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Attending the Meeting

If you are a shareholder as of the close of business on October 21, 2014, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership. If you want to vote your shares of Ottawa Savings Bancorp common stock held in street name in person at the meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote by Ottawa Savings Bancorp MHC

Ottawa Savings Bancorp MHC, the mutual holding company for the Company, owned 57.8% of the outstanding shares of common stock of the Company as of October 21, 2014. All shares of common stock owned by Ottawa Savings Bancorp MHC will be voted in accordance with the instructions of the Board of Directors of Ottawa Savings Bancorp MHC, the members of which are identical to the members of the Board of Directors of the Company. Ottawa Savings Bancorp MHC is expected to vote such shares “FOR” the approval of the issuance of shares of common stock to Ottawa Savings Bancorp MHC pursuant to the merger agreement, “FOR” the approval of the amendment to the Company’s charter, “FOR” the nominees for election as directors and “FOR” ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

Vote Required

The annual meeting will be held only if there is a quorum. A majority of the outstanding shares of Ottawa Savings Bancorp common stock entitled to vote, represented in person or by proxy, constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the proposal to issue additional shares of our common stock and the approval of the proposal to amend of our charter each requires the affirmative vote of a majority of our shares of common stock outstanding. Failure to return a properly executed proxy card or to vote in person and abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the issuance of additional shares of our common stock and the proposal to amend our charter.

In voting on the election of directors, you may vote in favor of the nominees or withhold votes as to the nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. “Plurality” means that the nominees receiving the largest number of votes cast will be elected up to the maximum number of directors to be elected at the annual meeting. The maximum number of directors to be elected at the annual meeting is two. In the election of directors, votes that are withheld will have no effect on the outcome of the election.

In voting to ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of our shares of common stock cast at the annual meeting. In counting votes on the proposal to ratify the appointment of the independent registered public accounting firm, abstentions and broker non-votes will have no impact on the outcome of the proposal.

Because Ottawa Savings Bancorp MHC owns in excess of 50% of the outstanding shares of Company common stock, the votes it casts will ensure the presence of a quorum and determine the outcome of Proposal 1 (Issuance of Additional Shares of Our Common Stock Pursuant to the Merger), Proposal 2 (Amendment to Our Charter), Proposal 3 (Election of Directors) and Proposal 4 (Ratification of Independent Registered Public Accounting Firm).

Effect of Not Casting Your Vote

If you hold your shares in street name, it is critical that you cast your vote if you want it to count with respect to the issuance of additional shares of our common stock, the amendment to Company’s charter and the election of directors (Proposals 1, 2 and 3 of this proxy statement).

Current regulations restrict the ability of your bank or broker to vote your uninstructed shares with respect to the issuance of additional shares of our common stock, the amendment of our charter, the election of directors and other matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote with respect to the issuance of additional shares of our common stock, the amendment of our charter and the election of directors, no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 4 of this proxy statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of the Company to request that you allow your shares of the Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote “FOR” the approval of the issuance of shares of common stock pursuant to the merger agreement, “FOR” the amendment to Company’s charter, “FOR” the nominees for election as director and “FOR” ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your shares of Ottawa Savings Bancorp common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Assistant Corporate Secretary of the Company in writing before your Company common stock has been voted at the annual meeting, deliver a later-dated valid proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Ottawa Savings Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions by telephone or by the Internet. Please see the voting instruction card provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction card to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Participants in the ESOP and 401(k) Plan

If you participate in the Ottawa Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the Ottawa Savings Bank Employees’ Savings and Profit Sharing Plan (the “401(k) Plan”), you will receive a voting instruction card for each plan that reflects all shares you may vote under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which it does not receive timely voting instructions in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant may direct the trustee how to vote the shares of Ottawa Savings Bancorp common stock credited to his or her account in the 401(k) Plan. The 401(k) Plan trustee will vote all shares for which it does not receive timely instructions in the same proportion as shares for which it has received timely instructions. The deadline for returning your voting instructions to each plan’s trustee is December 5, 2014.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Corporate Governance Policies and Procedures

The Company has adopted a corporate governance policy to govern certain activities including:

(1)	the duties and responsibilities of each director;
(2)	the composition, duties and responsibilities and operation of the Board of Directors;
(3)	the selection of the Chairman of the Board and the President and Chief Executive Officer;
(4)	the establishment and operation of Board committees;
(5)	succession planning;
(6)	convening executive sessions of independent directors;
(7)	the Board of Directors’ interaction with management and third parties;
(8)	the distribution of Board materials in advance of meetings;
(9)	review of director compensation;
(10)	the evaluation of the performance of the Board of Directors and of the President and Chief Executive Officer; and
(11)	the orientation of new directors and continuing education.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics.

Meetings and Committees of the Board of Directors

The Company conducts business through meetings of its Board of Directors and its committees. The Company’s Board of Directors held 12 regular meetings during the fiscal year ended December 31, 2013. No director attended fewer than 75% of the total meetings of the Company’s Board of Directors and committees on which such director served.

The following table identifies our standing committees and their members as of December 31, 2013. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market.

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Assets and Liability Committee

John M. Armstrong	X	X	X	X
James A. Ferrero	X*	X	X	X
Keith Johnson	X	X	X*	X*
Arthur C. Mueller	X	X	X	X
Jon Kranov				X
Daniel J. Reynolds	X	X*	X	X

Number of Meetings in 2013	5	1	6	4

*	Chairman

Audit Committee. The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board of Directors has determined that James Ferrero is an “audit committee financial expert,” as such term is defined by the rules and regulations of the Securities and Exchange Commission. Mr. Ferrero is independent under the listing standards of the Nasdaq Stock Market. The Audit Committee acts under a written charter, a copy of which is available on the Company’s website at www.ottawasavings.com. The report of the Audit Committee appears in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee is responsible for human resource policies, salaries and benefits, incentive compensation, executive development and management succession planning. It also handles policies relating to nondiscriminatory employment practices, including those related to hiring, compensation and promotion. The Compensation Committee reviews all compensation components for the Company’s President and Chief Executive Officer including annual salary, bonus, stock options, and other direct and indirect benefits, as well as reviews the Company’s executive and employee compensation programs, and director compensation. The Compensation Committee considers the performance of the Company, shareholder return, competitive market values, and the compensation given to the President and Chief Executive Officer over recent years when determining appropriate compensation for the President and Chief Executive Officer. In setting executive compensation, the Compensation Committee ensures that a significant portion of compensation is connected to the long-term interest of shareholders. In its oversight of employee compensation programs, prior to making its recommendation to the Board, the Committee reviews recommendations from the President and Chief Executive Officer and Human Resources Manager. Decisions by the Compensation Committee with respect to the compensation levels are approved by the full Board of Directors. The Compensation Committee acts under a written charter. A copy of the Compensation Committee charter is not available on the Company’s website. A copy of the Compensation Committee charter was attached to the Company’s 2013 annual meeting proxy statement and is publicly available on the Securities and Exchange Commission’s website.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for the annual selection of the Board of Directors’ nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to Ottawa Savings Bancorp’s corporate governance policy. The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors. A copy of the Nominating and Corporate Governance Committee charter is not available on the Company’s website. A copy of the Nominating and Corporate Governance Committee charter was attached to the Company’s 2013 annual meeting proxy statement and is publicly available on the Securities and Exchange Commission’s website.

Minimum Qualifications. The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include an age limitation, a stock ownership requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating and Corporate Governance Committee will consider the following criteria in selecting nominees: contributions to the range of talent, skill and expertise appropriate for the Board; financial, regulatory and business experience; knowledge of the banking and financial services industries; familiarity with the operations of public companies and ability to read and understand financial statements; familiarity with the Company’s market area and participation in and ties to local businesses and local civic, charitable and religious organizations; personal and professional integrity, honesty and reputation; ability to represent the best interests of the shareholders of the Company and the best interests of the institution; ability to devote sufficient time and energy to the performance of his or her duties; independence; current equity holdings in the Company; and any other factors the Nominating and Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. In its consideration of diversity, the Nominating and Corporate Governance Committee seeks to create a Board that is strong in its collective knowledge and that has a diverse set of skills and experience with respect to management and leadership, vision and strategy, accounting and finance, business operations and judgment, industry knowledge and corporate governance.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and Committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The process that the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as their knowledge of members of the communities served by the Bank. The Nominating and Corporate Governance Committee also will consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominees and the contributions he or she would make to the Board.

Consideration of Recommendations by Shareholders. It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.

All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.

As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer of the Company are each held by Jon Kranov. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board than any other director, and the Chairman does not vote on any related party transaction. All directors of the Company, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the shareholders. The Board’s decision regarding how to structure its leadership is based on its familiarity and comfort with the Chief Executive Officer and its belief in the potential efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board.

A fundamental part of the Company’s risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The full Board of Directors’ involvement in helping to set the Company’s business strategy is an important aspect of its assessment of management’s tolerance for risk and its determination of the appropriate level of risk for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk by providing oversight of the quality and integrity of the Company’s financial reporting and internal controls, as well as the Company’s compliance with legal and regulatory requirements. The Company’s Compensation Committee reviews the Company’s and the Bank’s compensation policies and practices to help ensure there is a direct relationship between pay levels and corporate performance and return to shareholders.

Attendance at the Annual Meeting

The Board of Directors encourages directors to attend the annual meeting of shareholders. All six directors attended the Company’s annual meeting of shareholders in 2013.

Directors’ Compensation

The following table sets forth the fees earned for fiscal year 2013 and either paid in cash or deferred at the election of the director by non-employee directors for their service on our Board of Directors during 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards	All Other Compensation ($)	Total ($)
James A. Ferrero	16,800	—	—	—	16,800
Keith F. Johnson	16,800	—	—	—	16,800
Arthur C. Mueller	16,800	—	—	—	16,800
Daniel J. Reynolds	16,800	—	—	—	16,800
John M. Armstrong	16,800	—	—	—	16,800

All non-employee directors of Ottawa Savings Bank were paid a monthly retainer in the amount of $1,050 for their service on Ottawa Savings Bank’s Board of Directors. All non-employee directors of the Company were paid a quarterly retainer in the amount of $1,050 for their service on the Company’s Board of Directors. Directors do not receive fees for service on Board committees. Directors do not receive any compensation for their service on the Board of Directors of the MHC.

Stock Ownership

The following table provides information as of October 21, 2014 about the persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)

Ottawa Savings Bancorp MHC 925 LaSalle Street Ottawa, Illinois 61350	1,223,701	57.8%

Tyndall Capital Partners, LP 599 Lexington Avenue Suite 4100 New York, New York 10022	129,237 (2)	6.1%

(1)	Based on 2,117,979 shares of Company common stock outstanding and entitled to vote as of October 21, 2014.
(2)

Based exclusively on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013. Tyndall Partners, L.P. (“Tyndall”) owns 91,172 shares and Tyndall Institutional Partners, L.P. owns 38,065 shares. Tyndall Capital Partners, L.P. is the general partner of Tyndall and Tyndall Institutional Partners, L.P. and possesses the sole power to vote and the sole power to direct the disposition of all shares held by Tyndall and Tyndall Institutional Partners, L.P.

The following table provides information as of October 21, 2014 about the shares of Ottawa Savings Bancorp common stock that may be considered to be beneficially owned by each director or nominee for director of the Company, by those named executive officers of the Company listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the listed individuals has sole voting and investment power with respect to the shares shown.

Name	Number of Shares Owned (Excluding Options) (1)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding (2)

Directors:
John M. Armstrong	3,810		—	*	%
James A. Ferrero	20,180	(3)	5,451	1.21
Keith Johnson	19,180	(4)	5,451	1.16
Jon Kranov	35,651		23,765	2.81
Arthur C. Mueller	12,180		5,451	*
Daniel J. Reynolds	24,680	(5)	5,451	1.42

Executive Officers Who Are Not Directors:
Philip Devermann	16,429		17,443	1.60
Marc N. Kingry	8,792		5,232	*
All directors and executive officers as a group (8 persons)	140,902		68,244	9.87

* Represents less than 1% of the Company’s outstanding shares.

(1) This column includes the following:

Name	Shares of Restricted Stock Awards Held in Trust	Shares Allocated Under the Ottawa Savings Bank ESOP	Shares Held in Trust in the Ottawa Savings Bank 401(k) Plan

John M. Armstrong	—	—	—
Philip Devermann	—	5,341	10,194
James A. Ferrero	—	—	—
Keith Johnson	—	—	—
Marc N. Kingry	3,141	1,657	—
Jon Kranov	1,398	6,535	5,373
Arthur C. Mueller	—	—	—
Daniel J. Reynolds	—	—	—

(2)	Based on 2,117,979 shares of Company common stock outstanding and entitled to vote as of October 21, 2014.
(3)	Includes 500 shares of which Mr. Ferrero may be deemed the beneficial owner as the trustee of his daughter’s trust.
(4)	Includes 17,000 shares pledged as security for a loan with an unrelated financial institution.
(5)	Includes 8,500 shares held by Mr. Reynolds’ spouse.

Selected Historical Consolidated Financial Information

for Ottawa Savings Bancorp, Inc.

The following is selected consolidated financial information for Ottawa Savings Bancorp, Inc. at or for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012. The financial information at and for the six-month periods ended June 30, 2014 and 2013 is unaudited but in the opinion of management reflects all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the results for such periods. The results of operations for the six months ended June 30, 2014 are not necessarily indicative of the results of operation for the year ending December 31, 2014 or for any other period.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012
(In thousands, except per share data)	(Unaudited)

Statement of Financial Condition:
Assets	$165,896	$176,969	$170,610	$179,046
Cash and cash equivalents	3,750	5,733	6,606	10,788
Investment securities	35,297	35,868	34,547	28,864
Loans receivable, net	110,077	115,885	110,673	121,945
Deposits	140,130	152,600	145,769	155,075
Total shareholders’ equity	22,226	21,023	21,486	21,046

Operating Data:
Interest income	$3,274	$3,619	$6,952	$7,919
Interest expense	507	809	1,452	2,169
Net interest income	2,767	2,810	5,500	5,749
Provision for loan losses	470	550	875	1,912
Net interest income after provision for loan losses	2,297	2,260	4,625	3,838
Other income	241	380	659	642
Other expenses	1,913	1,908	3,815	3,536
Income before taxes	625	732	1,469	944
Income tax expense	193	266	540	270
Net income	$432	$466	$929	$674

Per Share Data:
Earnings per share, basic	$0.21	$0.22	$0.45	$0.33
Earnings per share, diluted	$0.21	$0.22	$0.45	$0.32
Dividends per share	–	–	–	–

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012
	(Unaudited)
Selected Financial Ratios and Other Data

Performance Ratios:
Return on average assets	0.25%	0.25%	0.53%	0.37%
Return on average equity	1.97	2.20	4.38	3.23
Interest rate spread (1)	3.53	3.38	3.38	3.36
Efficiency ratio (2)	63.60	59.81	61.94	55.31

Asset Quality Ratios:
Nonperforming assets to total assets	3.84	3.85	3.80	4.26
Nonperforming loans to total loans	5.00	5.01	5.10	5.04
Allowance for loan losses to nonperforming loans	52.18	64.13	49.49	53.46
Allowance for loan losses to total loans	2.61	3.21	2.52	2.69

Capital Ratios:
Risk-based capital (to risk-weighted assets) (3)	20.99	18.77	20.79	18.19
Tier 1 risk-based capital (to risk-weighted assets) (3)	19.72	17.49	19.52	16.92
Core capital (to adjusted assets) (3)	12.17	10.48	11.32	10.30
Equity to total assets	13.40	11.88	12.59	11.75
Tangible capital (to tangible assets)	12.17	10.48	11.32	10.30

Other Data
Number of full service offices	1	1	1	1
Full-time equivalent employees	23	22	22	22

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents other expenses divided by the sum of net interest income and other income.
(3)	Ratios are for Ottawa Savings Bank FSB.

Selected Historical Financial Information for
Twin Oaks Savings Bank

The following is selected financial information for Twin Oaks at or for the three months ended June 30, 2014 and 2013 and fiscal years ended March 31, 2014 and 2013. The information at March 31, 2014 is derived from the audited financial statements of Twin Oaks, and the financial information at June 30, 2014 is derived from the unaudited financial statements of Twin Oaks, copies of which are included beginning on page F-1 of this proxy statement. The financial information at and for the three-month periods ended June 30, 2014 and 2013 and at and for the first year ended March 31, 2013 are unaudited but in the opinion of management reflects all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results for such periods. The results of operations for the three months ended June 30, 2014 are not necessarily indicative of the results of operation for the year ending March 31, 2015 or for any other period.

	Three Months Ended June 30,		Year Ended March 31,
	2014	2013	2014	2013
(In thousands)	(Unaudited)		(Unaudited)

Statement of Financial Condition:
Assets	$66,694	$71,138	$67,948	$73,290
Cash and cash equivalents	3,701	4,781	2,426	5,861
Loans, net	30,255	31,767	30,083	32,085
Securities and investment certificates of deposit	29,882	31,956	32,641	33,177
Deposits	53,652	57,406	55,426	58,302
Borrowings	5,389	6,219	5,208	7,230
Members’ equity	6,845	6,869	6,661	7,185

Operating Data:
Total interest and dividend income	$580	$544	$2,216	$2,481
Total interest expense	129	156	605	735
Net interest income	451	388	1,611	1,746
Provision for loan losses	53	(10)	874	249
Net interest income after provision for loan losses	398	398	737	1,497
Other income	91	58	230	431
Other expense	613	427	1,671	1,637
Income (loss) before taxes	(124)	29	(704)	291
Income tax expense (benefit)	(82)	2	(400)	24
Net income (loss)	$(42)	$27	$(304)	$267

	Three Months Ended		Year Ended
	June 30,		March 31,
	2014	2013	2014	2013
Selected Financial Ratios and Other Data Performance Ratios:

Return on average assets	(0.06)%	0.05%	(0.45)%	0.36%
Return on average members’ equity	(0.64)	0.43	(4.57)	3.71
Net interest rate spread (1)	2.99	2.67	2.95	2.60
Efficiency ratio (2)	113.10	90.33	90.77	75.20

Asset Quality Ratios:
Nonperforming assets to total assets	2.83	1.68	0.99	1.42
Nonperforming loans to gross loans	5.91	2.45	2.08	2.91
Allowance for loan losses to total nonperforming loans	80.85	82.77	228.05	109.54
Allowance for loan losses to gross loans outstanding	4.78	2.03	4.74	3.19

Regulatory Capital Ratios:
Total risk-based capital (to risk-weighted assets)	22.06	22.57	22.70	22.13
Tier 1 core capital (to risk-weighted assets)	20.77	21.31	21.41	20.94
Core capital (to adjusted assets)	9.68	9.51	9.64	9.40
Equity to total assets at end of period	10.26	9.66	9.80	9.80

Other Data:
Number of full-service offices	2	2	2	2
Full-time equivalent employees	16	16	16	16

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents other expenses divided by the sum of net interest income and other income.

Summary Selected Pro Forma Combined Data

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective on the date presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. The pro forma information reflects the acquisition method of accounting.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during this period.

Because we have a December 31 fiscal year end and Twin Oaks has a March 31 fiscal year end, Twin Oaks’ historical information has been adjusted to correspond to our fiscal year end. You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” beginning on page 39.

	For the Six Months Ended June 30, 2014	For the Year Ended December 31, 2013
	(In thousands)

Pro forma combined income statement data:
Interest and dividend income	$4,433	$9,209
Interest expense	658	1,887
Net interest and dividend income	3,775	7,322
Provision for loan losses	1,042	1,230
Net interest and dividend income after provision for loan losses	2,733	6,092
Non-interest income	354	852
Non-interest expense	3,045	5,543
Income before income tax expense (benefit)	42	1,401
Income tax expense (benefit)	(102)	399
Net income	$144	$1,002

At June 30, 2014
(In thousands)
Pro forma combined balance sheet data:
Total assets	$232,658
Investment and mortgage-backed securities	66,413
Loans receivable, net	140,407
Deposits	193,782
FHLB advances and other borrowings	5,261
Total shareholders’ equity	28,746

Proposal 1 — Issuance of Additional Shares of Our

Common Stock Pursuant to the Merger

The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger. All information contained in this proxy statement with respect to Twin Oaks Savings Bank has been supplied by Twin Oaks Savings Bank for inclusion herein and has not been independently verified by us.

The Parties to the Merger

Ottawa Savings Bancorp, Inc.

Ottawa Savings Bank FSB

Ottawa Savings Bancorp MHC

Ottawa Savings Bancorp became the federally chartered stock holding company for Ottawa Savings Bank in connection with the conversion of Ottawa Savings Bank from the mutual to stock form and the reorganization of Ottawa Savings Bank into a mutual holding company structure on July 11, 2005. In connection with the reorganization, Ottawa Savings Bancorp MHC was organized and became the majority holder of Ottawa Savings Bancorp’s outstanding common stock. As federally chartered savings and loan holding companies, Ottawa Savings Bancorp and Ottawa Savings Bancorp MHC are regulated by the Federal Reserve Board. Since their formation, Ottawa Savings Bancorp’s and Ottawa Savings Bancorp MHC’s principal activities have been to direct and coordinate the business of Ottawa Savings Bank. At June 30, 2014, we had total assets of $165.9 million, total deposits of $140.1 million and total shareholders’ equity of $22.2 million.

Ottawa Savings Bank, a federally chartered stock savings bank located in Ottawa, Illinois, was originally chartered in 1871. Ottawa Savings Bank is regulated by the Office of the Comptroller of the Currency and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Ottawa Savings Bank is a community bank serving LaSalle County, Illinois through its main office in Ottawa, Illinois. Ottawa Savings Bank is the oldest savings institution in the State of Illinois.

Twin Oaks Savings Bank

Twin Oaks, which was founded in 1890, is headquartered in Marseilles, Illinois. It is an Illinois chartered mutual savings bank and serves LaSalle and Grundy Counties in Illinois through its main office and a branch office located in Morris, Illinois. Twin Oaks is regulated by the Federal Deposit Insurance Corporation and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. At June 30, 2014, Twin Oaks Savings Bank had total assets of $66.7 million, total deposits of $53.7 million and capital of $6.8 million.

Form of the Merger

The merger agreement provides for the merger of Twin Oaks with and into Ottawa Savings Bank. Ottawa Savings Bank will be the surviving institution of the merger. The merger agreement provides that we may change the structure utilized to combine with Twin Oaks, provided that any change cannot jeopardize receipt of any required regulatory approval in such a manner as to delay the consummation of the merger beyond December 31, 2014, adversely affect the rights of the depositors or members of Twin Oaks or change the benefits or other arrangements that the merger agreement provides will be made to or on behalf of Twin Oaks’ directors, officers and employees.

We Will Issue Additional Shares to Ottawa Savings Bancorp MHC

At the effective time of the merger, we will issue shares to Ottawa Savings Bancorp MHC to preserve the interests of the Twin Oaks Savings Bank members that are being transferred to Ottawa Savings Bancorp MHC in the merger. The issuance of these shares to Ottawa Savings Bancorp MHC will increase its ownership interest in Ottawa Savings Bancorp relative to that of other shareholders. Ottawa Savings Bancorp MHC currently owns 57.8% of our outstanding common stock. As part of the merger, we will issue additional shares of our common stock to Ottawa Savings Bancorp MHC in an amount equal to the quotient obtained by dividing the appraised value of Twin Oaks by the Ottawa Savings Bancorp common stock market price per share rounded to the nearest whole number of shares. Twin Oaks Savings Bank’s independent appraiser, FinPro, has determined that the estimated pro forma market value of Twin Oaks Savings Bank was $6.5 million as of June 6, 2014. Keller and Company’s stock valuation of Ottawa Savings Bancorp states that as of June 6, 2014, the price per share of our common stock was $9.00. Based on a $9.00 stock valuation of Ottawa Savings Bancorp common stock and an estimated pro forma market value of Twin Oaks of $6.5 million, we would issue 722,223 shares of common stock to Ottawa Savings Bancorp MHC in connection with the merger. As a result of the issuance of the 722,223 shares in connection with the merger, Ottawa Savings Bancorp MHC’s ownership interest in Ottawa Savings Bancorp will increase from 57.8% to 68.5%. The Twin Oaks appraisal and our stock valuation will be updated as a date within 20 days of the completion of the merger. Such updates could result in a change in the appraised value of Twin Oaks and/or the stock valuation of Ottawa Savings Bancorp, which could change the number of our shares to be issued to Ottawa Savings Bancorp MHC.

Impact of the Issuance of Additional Shares to Ottawa Savings Bancorp MHC

The issuance of the 722,223 shares of Ottawa Savings Bancorp to Ottawa Savings Bancorp MHC in connection with the merger will dilute public shareholders’ current aggregate ownership interest in Ottawa Savings Bancorp by approximately 10.73%. The dilutive impact of the stock issuance to Ottawa Savings Bancorp MHC will result in a corresponding decrease in public shareholders’ existing voting rights with respect to Ottawa Savings Bancorp and will negatively impact certain metrics, such as earnings per share and book value per share, upon which the performance of public companies is frequently measured. Specifically, as a result of the merger, our earnings per share and book value per share will be initially diluted by 5% and 3.5%, respectively. However, as set forth in greater detail below, our Board of Directors believes that the issuance of the additional shares to Ottawa Savings Bancorp MHC in connection with the merger is in the best interests of shareholders because, among other things, (1) of the complementary nature of the businesses and market areas of Ottawa Savings Bank and Twin Oaks, as well as our ability to increase our presence in Twin Oaks’ market area through the Twin Oaks’ branches we will acquire in the merger; (2) the opportunities for decreasing operating expenses for the combined company; (3) of the Board of Directors’ assessment that we would be better able to serve the convenience and needs of Ottawa Savings Bank’s customers and communities by becoming a larger institution better suited for competing against regional financial institutions in our market area; and (4) the merger is expected to be accretive to earnings and is expected to provide Ottawa Savings Bank with an enhanced opportunity to leverage its current lending activities in Twin Oaks’ market area. For a detailed description of the potential benefits of the issuance of additional shares to Ottawa Savings Bancorp MHC to current Ottawa Savings Bancorp shareholders, see “—Recommendation of Our Board; Our Reasons for the Merger and Issuance of the Shares.”

Recommendation by Twin Oaks’ Board of Directors

Although no consideration will be paid by Ottawa Savings Bancorp in connection with the proposed merger, the Board of Directors of Twin Oaks has determined that the merger is in the best interests of Twin Oaks and its members. In reaching this conclusion, the Board of Directors of Twin Oaks considered, among other things: (1) Twin Oaks’ business, financial condition, results of operations and prospects, including its limited growth opportunities, risks to profitability and the associated business risks of remaining a small mutual savings institution in a highly competitive environment; (2) that a merger with Ottawa Savings Bank will create a stronger and larger savings institution that will be better positioned to serve the convenience and needs of Twin Oaks’ customers and local community; (3) the expected impact of the merger on Twin Oaks’ business, employees, customers and communities and the expectation that Ottawa Savings Bank will continue to provide the highest quality service to current Twin Oaks’ customers; (4) Ottawa Savings Bank’s operating philosophy, including its offering of financial products that Twin Oaks’ customers have traditionally enjoyed with the same emphasis on personal service that Twin Oaks has always offered; (5) the fact that Ottawa Savings Bank does not expect to close any Twin Oaks location or relocate any Twin Oaks employee in connection with the merger; (6) the treatment of Twin Oaks’ members following the completion of the merger; and (7) the likelihood that the proposed merger will be consummated.

Twin Oaks Deposit Accounts and Loans After the Merger

Each of Twin Oaks Savings Bank’s borrowers and each holder of a deposit account in Twin Oaks as of the effective time of the merger will have the same rights and privileges in Ottawa Savings Bank as if such borrowing and/or deposit account, respectively, had been established at Ottawa Savings Bank, and all deposit accounts established at Twin Oaks prior to the effective time of the merger shall confer on a depositor the same rights and privileges in Ottawa Savings Bank as if such deposit account had been established at Ottawa Savings Bank on the date established at Twin Oaks.

All loans of Twin Oaks Savings Bank will retain the same status that they had prior to the merger. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the merger.

All deposit accounts in Twin Oaks Savings Bank will continue to be insured up to the applicable limits by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the merger.

Twin Oaks Members Will Become Members of Ottawa Savings Bancorp MHC

As a federally chartered mutual holding company, Ottawa Savings Bancorp MHC does not have authorized capital stock and, therefore, has no shareholders. The merger will result in the depositors and borrowers of Twin Oaks at the effective time of the merger becoming members of Ottawa Savings Bancorp MHC as long as they continue to maintain a deposit or borrower account with Ottawa Savings Bank. Former Twin Oaks members will be entitled to vote on all questions requiring action by the members of Ottawa Savings Bancorp MHC including, without limitation, the election of directors of Ottawa Savings Bancorp MHC. As a result of the merger, and the establishment of Twin Oaks members as members of Ottawa Savings Bank MHC, the current members of Ottawa Savings Bancorp MHC will have their voting interests in Ottawa Savings Bancorp MHC diluted by approximately 26%.

Ottawa Savings Bancorp MHC’s charter does not currently provide borrowers of Ottawa Savings Bank with member rights. Twin Oaks’ charter provides borrowers with members rights. Specifically, Twin Oaks borrowers are entitled to cast one vote on all questions requiring action by members. As described below, Twin Oaks borrowers also would have subscription rights if Ottawa Savings Bancorp MHC undertakes a second-step conversion. To comply with applicable law, we have agreed to vote on a proposal to amend Ottawa Savings Bancorp MHC’s charter to include Twin Oaks borrowers as members of Ottawa Savings Bancorp MHC as of the closing of the merger.

Twin Oaks Members Will Have Subscription Rights if a Second-Step Conversion Occurs

In the future, Ottawa Savings Bancorp MHC may convert from the mutual to capital stock form, in a transaction commonly known as a “second-step” conversion. Under current Federal Reserve Board regulations, a second-step conversion requires the approval of a majority of the shares of our common stock, other than shares owned by Ottawa Savings Bancorp MHC, and a majority of the total votes eligible to be cast by members of Ottawa Savings Bancorp MHC. In a second-step conversion, members of Ottawa Savings Bancorp MHC at such time would have subscription rights to purchase shares of the converted Ottawa Savings Bancorp MHC on a priority basis. Our shareholders would be entitled to exchange their shares of common stock for shares of the converted Ottawa Savings Bancorp MHC. It is expected that our public shareholders would own the same percentage of the resulting entity as they owned immediately prior to the second-step conversion. Our Board of Directors has no current plan to undertake a “second-step conversion” transaction.

Material Federal Income Tax Consequences of the Merger

This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document.

Based upon facts and representations and assumptions regarding factual matters that were provided by Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Ottawa Savings Bank and by Twin Oaks, Kilpatrick Townsend & Stockton LLP has opined with respect to the material federal income tax consequences of the merger that: (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (2) Ottawa Savings Bank and Twin Oaks will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

None of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Ottawa Savings Bank and Twin Oaks has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Ottawa Savings Bancorp’s shareholders or Twin Oaks’ members of the transactions discussed in this proxy statement.

Recommendation of Our Board; Our Reasons for the Merger and Issuance of the Shares

Our Board of Directors has unanimously approved the merger agreement and recommends that you vote “FOR” the approval of the proposal to issue additional shares of our common stock to Ottawa Savings Bancorp MHC in connection with the merger.

Our Board of Directors has determined that the merger and the merger agreement are in the best interests of Ottawa and Ottawa Savings Bancorp’s shareholders. In reaching its determination to issue additional shares of our common stock to Ottawa Savings Bancorp MHC and to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, our Board of Directors reviewed with our legal advisors the terms and conditions of the merger and our obligations under the merger agreement, and considered a number of factors, from a short-term and long-term perspective, including without limitation, the following:

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No Consideration being Paid to Twin Oaks’ Members. Pursuant to the merger agreement, we are required to issue to Ottawa Savings Bancorp MHC a number of shares equal to the fair market value of Twin Oaks, as determined by an independent appraisal, divided by the per share market value of Ottawa Savings Bancorp, as determined by an independent stock valuation; however, we will not be required to pay any consideration directly to any affiliated party, including Twin Oaks’ members, in the merger. Although they will not receive consideration in connection with the merger, members of Twin Oaks will become members of Ottawa Savings Bancorp MHC following the consummation of the merger and will be entitled to subscription rights if Ottawa Savings Bancorp MHC undertakes a second-step conversion.

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Due Diligence Review. Information concerning the businesses, earnings, operations, financial condition and prospects of Ottawa and Twin Oaks, both individually and as a combined entity. Ottawa’s Boards took into account the results of our due diligence review of Twin Oaks.

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Complementary Markets. The complementary nature of the businesses and market areas of Ottawa Savings Bank and Twin Oaks, as well as our ability to increase our presence in Twin Oaks’ market area through the Twin Oaks’ branches we will acquire in the merger.

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Continuity of Management. That our management team immediately before the merger will remain intact following the merger, with the addition of Twin Oaks’ President Craig Hepner being added as Ottawa Savings Bancorp’s and Ottawa Savings Bank’s Chief Operating Officer, and that Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank’s Boards of Directors will be increased to accommodate the addition of the three members of Twin Oaks’ Board of Directors.

●	Cost Savings. The opportunities for decreasing operating expenses for the combined company, including savings of approximately $180,000 annually after the first year.

●	Current Environment. The current and prospective economic, competitive and regulatory environment facing Ottawa Savings Bancorp, Ottawa Savings Bank, Twin Oaks and the financial services industry.

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Termination Fee. The $250,000 or $122,500 termination fees to which we would be entitled under certain circumstances and that we might be required to pay Twin Oaks a termination fee of $122,500 if the merger agreement is terminated under certain circumstances.

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More Competitive. The Board of Directors’ assessment that we would be better able to serve the convenience and needs of Ottawa Savings Bank’s customers and communities by becoming a larger institution better suited for competing against regional financial institutions in our market area.

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Accretive to Earnings. That the merger is expected to be accretive to earnings and is expected to provide Ottawa Savings Bank with an enhanced opportunity to leverage its current lending activities in Twin Oaks’ market area, and that the business and financial advantages contemplated in connection with the merger will likely be achieved within a reasonable time frame.

●	Likelihood of Consummation. The likelihood that the proposed merger would receive the required approvals.

●	Intended to Receive Tax-Free Treatment. That the merger is intended to be tax-free reorganization for U.S. federal income tax purposes for Ottawa and Twin Oaks.

●	Twin Oaks’ CRA Rating. The “satisfactory” Community Reinvestment Act rating at the most recent examination of Twin Oaks.

The discussion of the information and factors considered by Ottawa’s Boards of Directors is not intended to be exhaustive, but includes all material factors considered by our Board of Directors. In reaching their determination to approve and recommend the merger agreement, including the issuance of additional shares to Ottawa Savings Bancorp MHC, the Boards of Directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Twin Oaks Appraisal

The Twin Oaks appraisal was prepared by FinPro. FinPro has been in the business of financial consulting for the bank and thrift industries for 27 years and its services include the appraisal and valuation of bank and thrift institutions and their securities in connection with corporate transactions. FinPro has knowledge of and experience with the bank and thrift market and financial organizations operating in that market. The Twin Oaks appraisal was prepared in accordance with the OCC appraisal guidelines for institutions that are converting from the mutual to stock form and are selling their stock to the public.

Although Twin Oaks is not conducting a mutual to stock conversion and simultaneous stock offering in connection with the merger, the Twin Oaks appraisal considered, among other factors, the pro forma impact of an assumed offering of common stock equaling $6.5 million, the estimated market value of Twin Oaks as of June 6, 2014. In preparing the appraisal, FinPro reviewed Twin Oaks' financial statements for the fiscal years ended March 31, 2014 and 2013. FinPro compared Twin Oaks’ financial performance with selected publicly traded thrift institutions. The Twin Oaks appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by FinPro, subject to adjustments applied by FinPro to account for differences between Twin Oaks and the peer group.

FinPro also considered the following factors, among others, in determining the appraised value of Twin Oaks:

●	the present results and financial condition of Twin Oaks and the projected results and financial condition of Twin Oaks;

●	the economic and demographic conditions in Twin Oaks’ existing market area;

●	certain historical, financial and other information relating to Twin Oaks;

●	a comparative evaluation of the operating and financial characteristics of Twin Oaks with those of its peer group of similarly situated publicly traded savings institutions;

●	a review of recently completed standard conversion offerings; and

●	the impact of the assumed offering proceeds on Twin Oaks’ equity capital and earnings potential.

The Twin Oaks appraisal states that as of June 6, 2014, the estimated pro forma market value of Twin Oaks is $6.5 million. Based on the stock valuation of Ottawa Savings Bancorp common stock equal to $9.00 per share as of June 6, 2014, Ottawa Bancorp would be required to issue 722,223 shares of common stock to Ottawa Savings Bancorp MHC at this appraisal value of Twin Oaks and stock valuation of Ottawa Savings Bancorp. These shares would represent approximately 25% of outstanding Ottawa Savings Bancorp common stock.

The following table presents a summary of selected pricing ratios for Twin Oaks and our peer group companies identified by FinPro. These ratios are based on Twin Oaks’ earnings for the 12 months ended March 31, 2014 and its book value as of March 31, 2014. Compared to the median pricing of the peer group, the pro forma pricing ratios indicated a discount of 35.69% on a price-to-book value basis and a discount of 37.71% on a price-to-tangible book value basis. The pricing ratios result from Twin Oaks’ significantly smaller balance sheet size, balance sheet composition, weaker asset quality condition and weaker profitability than the companies in the peer group on a pro forma basis. The earnings multiples are “NM,” or “not meaningful,” given the fact that net income for the 12 months ended March 31, 2014 was negative.

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	NM	NM	55.40%	55.96%	8.90%
Comparable Group Median	17.64	18.40	86.15%	89.84%	12.02%
(Discount) Premium	NA	NA	-35.69%	-37.71%	-25.96%

FinPro’s appraisal does not constitute an endorsement of the merger or a recommendation to any shareholder as to how such shareholder should vote at the annual meeting. The valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time.

Copies of the appraisal of FinPro are available for inspection at our main office.

Ottawa Stock Valuation

Due to the low trading volume of our common stock, we retained Keller and Company to provide an independent valuation of the market value our common stock. This valuation, together with Twin Oaks’ appraised value, serves as the basis for calculating the number of shares of common stock to be issued to Ottawa Savings Bancorp MHC in connection with the merger. Keller and Company performs a similar process each year for us as required by our employee stock ownership plan trustee.

Keller and Company is a financial advisory and appraisal firm with experience in financial institution stock valuations. Keller and Company has been in the business of providing appraisal and stock valuation services to the bank and thrift industry for many years and its services include the valuation of the securities of financial institutions and their holding companies in connection with mergers, acquisitions and other securities transactions. Keller and Company has knowledge of and experience with Ottawa Savings Bank and thrift market and financial organizations operating in that market. Keller and Company also reviewed the negotiated terms of the merger agreement.

The Keller and Company stock valuation prepared for us indicates a total value of $19,062,000 or $9.00 a share, as of June 6, 2014, and is based on 2,117,979 shares outstanding. In preparing the stock valuation for our common stock, Keller and Company reviewed the following:

●	Ottawa Savings Bancorp’s audited financial statements for the fiscal years ended December 31, 2011, 2012 and 2013;

●	Ottawa Savings Bancorp’s unaudited financial statements for the three months ended March 31, 2014; and

●	Ottawa Savings Bank’s quarterly Call Reports for the periods ended March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013 and March 31, 2014.

Keller and Company also considered the following factors, among others, in determining the per share price of Ottawa Savings Bancorp common stock:

●	the market condition for securities in general and for publicly traded thrift stocks in particular;

●	the economic and demographic characteristics of Ottawa Savings Bancorp’s primary market and an analysis of that market area relative to Illinois and the United States;

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the condition and performance of Ottawa Savings Bancorp compared to the condition and performance of the thrift industry and selected publicly traded thrifts and thrift holding companies, i.e., the comparable group; and

●	historical, financial and other information related to Ottawa Savings Bancorp.

The selection of an appropriate group of similar publicly traded thrifts or thrift holding companies, including mutual holding companies, is integral to Keller and Company’s valuation of Ottawa Savings Bancorp. Keller and Company evaluates parameters relating to the candidates’ balance sheet strength, financial performance and asset quality characteristics. The ten comparable group members share the following characteristics, among others:

●	location within the Midwest, North Central, Northeast, or Southeast regions of the United States;

●	membership on one of the three major U.S. stock exchanges, i.e., New York Stock Exchange (NYSE), American Stock Exchange (AMEX), or the NASDAQ Stock Market (NASDAQ);

●	total assets of less than $1.4 billion;

●	core return on average assets of less than 1.15; and

●	Core return on average equity of less than 12.00.

Keller and Company’s financial analysis focuses on financial condition, earnings performance, and pertinent industry ratios. Then, to determine fair value, market value adjustments are made based upon a comparison with the comparable group. Adjustment considerations include, among others, earnings performance, financial condition, market area, dividends, liquidity/limited marketability of the stock, and assessment of management strengths and weaknesses.

Under normal stock market conditions, the price to book value ratio is the method most frequently used for determining the fair market value of common stock for thrift institutions. Also, as earnings have improved, increasing emphasis has been placed on the price to earnings valuation method. Keller and Company has employed both methods to determine the per share price of Ottawa Savings Bancorp common stock. In addition, a third valuation method, the price to net assets method, has been used to provide additional analytical and correlative perspective.

The Ottawa Savings Bancorp valuation indicates a total value of $19,062,000 or $9.00 a share, as of June 6, 2014, and is based on 2,117,979 shares outstanding. The valuation represents a price to book ratio of 87.49% and a price to core earnings multiple of 21.25 times earnings. The price to book ratio is moderately below the comparable group at 101.56%, and the price to core earnings multiple is similar to the comparable group at 20.63 times earnings.

The ten comparable group institutions, along with their price to book ratios and price to core earnings multiples, follow:

Institution	Price/Book Ratio (%)	Price/Core Earnings (x)
First Capital, Inc.	102.41	10.81
First Clover Leaf Financial Corp.	90.41	22.83
IF Bancorp, Inc.	90.74	20.98
Jacksonville Bancorp, Inc.	90.75	13.91
Kentucky First Federal Bancorp (MHC)	109.15	31.67
Lake Shore Bancorp, Inc. (MHC)	107.85	19.52
Madison County Financial, Inc.	91.13	19.89
Pulaski Financial Corp.	121.38	18.43
River Valley Bancorp	127.62	9.90
Wolverine Bancorp, Inc.	84.14	38.34
Average	101.56%	20.63x

Keller and Company’s stock valuation does not constitute an endorsement of the merger or a recommendation to any shareholder as to how such shareholder should vote at the annual meeting. The valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time.

Copies of the stock valuation report of Keller and Company are available for inspection at our main office.

Certain of Our Obligations in Connection with the Merger

In the merger agreement, we agreed to take certain actions with regard to Twin Oaks’ directors and officers.

Appoint Three Twin Oaks Board Members to Ottawa Savings Bancorp’s, Ottawa Savings Bancorp MHC’s and Ottawa Savings Bank FSB’s Board of Directors. Upon completion of the merger, Ottawa will appoint three members of Twin Oaks’ Board of Directors, Craig M. Hepner, Thomas Adler and William Kuiper, to the Boards of Directors of Ottawa Savings Bancorp, Ottawa Savings Bancorp MHC and Ottawa Savings Bank. Messrs. Hepner, Adler and Kuiper will each be appointed to a different class of the three classes of directors for each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank.

Offer of Employment to Craig M. Hepner. Ottawa Savings Bancorp and Ottawa Savings Bank have agreed that on the closing date of the merger, it will offer Mr. Hepner employment as the Chief Operating Officer of Ottawa Savings Bancorp and Ottawa Savings Bank.

Indemnify Twin Oaks Savings Bank Directors and Officers Against Claims. For a period of six years, we have agreed to indemnify and hold harmless each present and former Twin Oaks director and officer from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under federal law and Twin Oaks’ charter and bylaws. We will advance any related costs to each of these persons as they are incurred. We also will also maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Twin Oaks’ directors and officers for three years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

Approvals Needed to Complete the Merger

In addition to the requisite approvals of our shareholders and the Twin Oaks members, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the Federal Reserve Board. In reviewing applications, the Federal Reserve Board must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions and the convenience and needs of the communities to be served. In addition, the Federal Reserve Board may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive.

Under the Community Reinvestment Act of 1977, the Federal Reserve Board must take into account the record of performance of Ottawa Savings Bank and Twin Oaks in meeting the credit needs of the entire community served by each institution, including low and moderate income neighborhoods. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Ottawa Savings Bank and Twin Oaks each received a “satisfactory” rating in their last respective Community Reinvestment Act examinations.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve Board within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. While we believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger. If such proceeding is instituted or challenge is made, we cannot ensure a favorable result.

Additionally, Ottawa Savings Bancorp MHC’s charter does not currently provide borrowers of Ottawa Savings Bank with member rights. Twin Oaks’ charter provides borrowers with members’ rights. To comply with applicable law, we have agreed to vote on a proposal to amend Ottawa Savings Bancorp MHC’s charter to include Twin Oaks borrowers as members of Ottawa Savings Bancorp MHC as of the closing of the merger.

Accounting Treatment of the Merger

The merger will be accounted for under the acquisition method of accounting. Under this method of accounting, Ottawa Savings Bank and Twin Oaks will be treated as one company as of the date of the merger, and we will record the fair value of Twin Oaks’ assets (including intangible assets which arise from either contractual or other legal rights) and liabilities on our consolidated financial statements. The fair value of the shares issued in excess of the fair value of the net assets acquired will be recorded as goodwill if this arises. If any goodwill is recognized, it will not be amortized for financial accounting purposes, but instead will be tested for impairment annually. To the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. At this time, the projections show a minimal bargain purchase which results from the excess of net assets acquired by the buyer (which is 100% of the target’s net assets measured predominantly at fair value) over the sum of: (a) consideration transferred (measured predominantly at fair value); (b) the fair value of any noncontrolling interest; and (c) the fair value of any previously held equity interest of the buyer. In the rare case in which a gain from a bargain purchase results from the buyer’s accounting for a business combination, the buyer must perform a thorough self-review of: (a) the accuracy and completeness of the identifiable assets acquired and liabilities assumed and (b) the appropriateness of the procedures used to measure the individual components within each element of the goodwill calculation and the results of applying those procedures. If a gain from a bargain purchase still exists after the buyer performs this thorough self-review, then the buyer would recognize a gain from a bargain purchase in its income statement and prepare its disclosure explaining why a bargain purchase resulted from the business combination. The gain would be attributed entirely to the buyer (i.e., none of the gain would be attributed to any noncontrolling interest) and it would not be classified as extraordinary on the income statement. However, core deposit and other intangibles recorded by us in connection with the merger will be amortized to expense over their estimated useful lives. Twin Oaks’ results of operations will be included in our income statement after completion of the merger.

Completion of the Merger

The closing of the merger will take place on a date designated by us within 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless Ottawa Savings Bancorp and Twin Oaks agree to a later date. See “—Conditions to Completing the Merger.” On the closing date, Ottawa Savings Bank will file articles of combination with the OCC to effect the merger. The merger will become effective at the time stated in the articles of combination.

We currently expect to complete the merger in the fourth calendar quarter of 2014. However, neither Ottawa nor Twin Oaks can guarantee when or if the conditions precedent to consummation of the merger will be satisfied.

Conditions to Completing the Merger

The respective obligations of Ottawa and Twin Oaks to effect the merger are subject to the satisfaction or waiver of the conditions specified in the merger agreement, including:

●	approval of the merger agreement by Twin Oaks’ members;

●	approval of the issuance of additional shares of our common stock to Ottawa Savings Bancorp MHC;

●	each party fulfilling their obligations under the merger agreement;

●	the continued accuracy of their representations and warranties;

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obtaining regulatory approval from the Federal Reserve Board and that such approval does not contain a condition or requirement that would so materially affect the economic benefits of the merger that, had the condition been known, we would not have entered into the merger agreement;

●	the absence of any order, decree, or injunction of a court or agency of competent jurisdiction that would prevent the completion of the merger;

●

receiving officers’ certificates from each other that confirm that each party’s representations and warranties are materially true and that the party has performed in all material respects all of its obligations under the merger agreement; and

●	obtaining all necessary third party consents to the merger.

Our obligation to close is also contingent on the absence of any event or occurrence that would have or will reasonably result in any material adverse effect on Twin Oaks.

We cannot guarantee that all of these conditions will be satisfied or waived.

Representations and Warranties

Each party has made certain customary representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans. These representations and warranties must generally remain accurate in all material respects through the completion of the merger. A party can terminate the merger agreement if the other party’s representations and warranties are not true and correct and have a material adverse effect on that other party. If the merger is completed, or if the merger agreement is terminated for some unrelated reason, the representations and warranties become void. You can find detailed information concerning these representations and warranties in Article III of the merger agreement located in Appendix A.

Cooperation and Conduct of Business; Agreement Not to Solicit Other Proposals

Each party has agreed, between the signing of the merger agreement and the completion of the merger, to cooperate in completing the merger and to avoid taking any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to complete the merger. Twin Oaks has also agreed to certain restrictions regarding its business operations pending the completion of the merger, although we have agree to waive these restrictions to the extent that such activities are within the ordinary course of business for Twin Oaks. In addition, Twin Oaks has agreed not to initiate, solicit, encourage or facilitate any acquisition proposal with a third party. An acquisition proposal means any proposal or offer with regard to:

●	any merger, consolidation, share exchange, business combination, or other similar transaction involving Twin Oaks;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of Twin Oaks’ consolidated assets in a single transaction or series of transactions; or

●	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement not to solicit other acquisition proposals, the Twin Oaks Board of Directors may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that Twin Oaks has entered into a confidentiality agreement with the third party and the Board of Directors determines in good faith:

●	after consultation with and based upon the advice of its legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law; and

●

after consulting with its legal counsel and its financial advisor, that such proposal would be more favorable to the Twin Oaks members than the Ottawa Savings Bank merger, taking into consideration all legal, financial, regulatory and other aspects of the acquisition proposal and the entity making the proposal (i.e., a “superior proposal”).

If Twin Oaks determines that such unsolicited acquisition proposal is a superior proposal, Twin Oaks will have the right to terminate the merger agreement. However, before terminating the merger agreement, Twin Oaks must first provide us with three business days to match or exceed the terms of the superior proposal.

Waiver and Amendment

Any provision in the agreement may be modified at any time by a written agreement between the parties. Additionally, any provision may be waived by the party benefitting from such provision.

Terminating the Merger Agreement

Ottawa Savings Bancorp and Twin Oaks can agree at any time not to complete the merger, even if our shareholders and Twin Oaks’ members have approved it. Also, either Ottawa Savings Bancorp or Twin Oaks can decide, without the consent of the other, to terminate the merger agreement:

●

if the merger is not completed by April 30, 2015, unless the failure to complete the merger by that time is due to the failure of the party seeking to terminate the agreement to perform or observe its obligations set forth in the merger agreement;

●

if the approval of the shareholders of Ottawa Savings Bancorp or the members of Twin Oaks required for the consummation of the merger is not obtained (provided that the party that seeks to terminate the merger agreement on this basis has complied with its obligations to seek the approval of its shareholders or members as required under the merger agreement);

●	if a required regulatory approval is denied or a governmental agency issues an order that precludes the consummation of the merger;

●

if there shall have been a material breach of any representation, warranty, covenant or other obligation of the other party and the breach cannot be, or shall not have been, remedied within thirty days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied.

●	by either party, if the Twin Oaks’ Board of Directors does not recommend, or withdraws its recommendation, to its members that such members approve the merger; and

●

by Twin Oaks, if its Board of Directors authorizes it to enter into an agreement that the Board determines is a superior proposal to the merger agreement with Ottawa (as described above). Twin Oaks must provide Ottawa within three business days to match or exceed such superior proposal.

Termination Fee and Reimbursement of Expenses

If the merger agreement is terminated because Twin Oaks breaches its covenants related to acquisition proposals from third parties or is otherwise terminated by either party as a consequence of Twin Oaks’ receipt of a superior proposal, Twin Oaks will pay Ottawa a termination fee of $250,000. If the merger agreement is terminated as a result of certain willful or intentional acts or omissions of either party, and, in the case of Twin Oaks, such willful or intentional acts are not related to receipt of an acquisition proposal, such party may be obligated to pay the other party a termination fee of $122,500. If the merger agreement is terminated by Ottawa because Twin Oaks has experienced a material adverse effect, as such term is identified in the merger agreement, that is identified by the preparation of Twin Oaks’ audited financial statements, then Twin Oaks will pay Ottawa a termination fee equal to the reasonable expenses Ottawa has incurred in connection with the preparation of the merger agreement and any actions relating thereto or as a result thereof, up to a maximum of $122,500.

Pro Forma Financial Information

The following unaudited pro forma consolidated condensed combined balance sheet as of June 30, 2014 and unaudited pro forma consolidated condensed combined statement of operations for the six months ended June 30, 2014 and for the year ended December 31, 2013 give effect to the pending merger, accounted for as an acquisition.

Because Ottawa has a December 31 fiscal year end and Twin Oaks has a March 31 fiscal year end, Twin Oaks’ historical information has been adjusted to correspond to our fiscal year end.

The unaudited pro forma consolidated condensed combined financial information is based on the historical consolidated financial statements of Ottawa and Twin Oaks under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma consolidated condensed combined balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma consolidated condensed combined statement of operations for the six months ended June 30, 2014 give effect to the merger as if the merger had been consummated on January 1, 2014. The unaudited pro forma consolidated condensed combined statement of operations for the year ended December 31, 2013 give effect to the merger as if the merger had been consummated on January 1, 2013. The unaudited pro forma consolidated condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger.

You should read the unaudited pro forma consolidated condensed combined financial statements in conjunction with the historical consolidated financial statements of Ottawa and Twin Oaks, including the respective notes to those statements. The pro forma information is intended for informational purposes only and is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

Ottawa Savings Bancorp, Inc.

and Twin Oaks Savings Bank

Unaudited Pro Forma Consolidated Condensed

Combined Balance Sheet as of June 30, 2014

(In thousands)

	Historical
	Ottawa	Twin Oaks	Pro Forma Adjustments	Pro Forma Combined
ASSETS:
Cash and cash equivalents	$5,506	$3,701	$(429)	$8,778
Securities	36,531	29,882	—	66,413
Loans, net	110,077	30,255	75	140,407
Accrued interest receivable	651	267	—	918
Premises and equipment, net	6,370	1,030	—	7,400
Core deposit intangible	—	—	422	422
Goodwill	—	—	—	—
Other assets	6,761	1,559	—	8,230

Total assets	$165,896	$66,694	$68	$232,658

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$140,130	$53,652	$265	$193,782
FHLB advances	—	5,198	63	5,261
Advance payments by borrowers for taxes and insurance	—	138	—	—
Other liabilities	3,201	861	64	4,264

Total liabilities	143,331	$59,849	$392	$203,572

Commitments and contingencies: Redeemable common stock held by ESOP	$339	$—	$—	$339

Stockholders’ Equity
Common stock	22	—	7	29
Additional paid-in capital	8,709	—	6,493	15,202
Retained earnings	15,051	6,515	(6,515)	15,051
Bargain purchase gain	—	—	21	21
Unallocated ESOP shares	(280)	—	—	(280)
Unearned management recognition plan shares	(17)	—	—	(17)
Accumulated other comprehensive income	292	330	(330)	292
	$23,777	$6,845	$(324)	$30,298
Less:
Treasury stock, at cost	(1,212)	—	—	(1,212)
Maximum cash obligation related to ESOP shares	(339)	—	—	(339)
Total stockholders’ equity	$22,226	$6,845	(324)	$28,746

Total liabilities and stockholders’ equity	$165,896	$66,694	$68	$232,658

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

Ottawa Savings Bancorp, Inc.

and Twin Oaks Savings Bank

Unaudited Pro Forma Consolidated Condensed

Combined Statement of Operations

For the Six Months Ended June 30, 2014

(In thousands)

	Historical
	Ottawa	Twin Oaks	Pro Forma Adjustments	Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$2,847	$752	$(20)	$3,579
Investment and mortgage-backed securities	427	427	—	854
Other	—	—	—	—

Total interest and dividend income	$3,274	$1,179	$(20)	$4,433

Interest expense:
Deposits and advanced payments by borrowers for taxes and insurance	$507	$190	$(88)	$609
Federal Home Loan Bank advances	—	84	(35)	49

Total interest expense	$507	$274	$(123)	$658

Net interest and dividend income	$2,767	$905	$103	$3,775
Provision for loan losses	470	572	—	1,042

Net interest and dividend income after provision for loan losses	$2,297	$333	$103	$2,733

Noninterest income:
Service charges on deposit accounts	$144	$50	$—	$194
Gain on sales of securities	—	32	—	32
Gain on sales of loans	7	20	—	27
Other income	90	11	—	101

Total noninterest income	$241	$113	$—	$354

Noninterest expense:
Compensation and benefits	$874	$539	$—	$1,413
Occupancy	260	105	—	365
Deposit insurance premium	69	60	—	129
Legal and professional services	221	160	—	381
Data processing	139	84	—	223
Valuation adjustments and expenses on foreclosed real estate	42	8	—	50
Loss on sale of OREO	—	—	—	—
Loss on sale of repossessed assets	—	—	—	—
Amortization of core deposit intangible	—	—	50	50
Other	308	126	—	434
Total noninterest expense	$1,913	$1,082	$50	$3,045

Income before income tax expense	$625	$(636)	$53	$42
Income tax expense	193	(315)	20	(102)

Net income	$432	$(321)	$33	$144

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

Ottawa Savings Bancorp, Inc.

and Twin Oaks Savings Bank

Unaudited Pro Forma Consolidated Condensed

Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands)

	Historical
	Ottawa	Twin Oaks	Pro Forma Adjustments	Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$6,206	$1,576	$(38)	$7,744
Investment and mortgage-backed securities	746	719	—	1,465
Other	—	—	—	—

Total interest and dividend income	$6,952	$2,295	$(38)	$9,209

Interest expense:
Deposits and advanced payments by borrowers for taxes and insurance	$1,452	$427	$(141)	$1,738
Federal Home Loan Bank advances	—	200	(51)	149

Total interest expense	$1,452	$627	$(192)	$1,887

Net interest and dividend income	$5,500	$1,668	$154	$7,322
Provision for loan losses	875	355	—	1,230

Net interest and dividend income after provision for loan losses	$4,625	$1,313	$154	$6,092

Noninterest income:
Service charges on deposit accounts	$299	$103	$—	$402
Gain on sales of securities	—	9	—	9
Gain on sales of loans	66	92	—	158
Other income	294	(11)	—	283

Total noninterest income	$659	$193	$—	$852

Noninterest expense:
Compensation and benefits	$1,730	$922	$—	$2,652
Occupancy	455	215	—	670
Deposit insurance premium	189	5	—	194
Legal and professional services	275	68	—	343
Data processing	290	179	—	469
Valuation adjustments and expenses on foreclosed real estate	335	5	—	340
Loss on sale of OREO	4	—	—	4
Loss on sale of repossessed assets	7	—	—	7
Amortization of core deposit intangible	—	—	100	100
Other	530	234	—	764
Total noninterest expense	$3,815	$1,628	$100	$5,543

Income before income tax expense	$1,470	$(122)	$54	$1,401
Income tax expense	540	(162)	21	399

Net income	$929	$40	$33	$1,003

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements

A.	Basis of Presentation

The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position or results of operation that would have resulted had the merger been consummated as of or for the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed in the fourth quarter of calendar year 2014.

The unaudited pro forma consolidated financial information reflects the application of the acquisition method of accounting. Under this method, the assets and liabilities of Twin Oaks will be recorded at their estimated fair values at the effective time. As described in the accompanying notes, the estimated fair values of the assets and liabilities of Twin Oaks have been combined with the historical carrying amounts of the assets and liabilities of Ottawa. However, changes to pro forma adjustments reflected herein are expected as valuations of assets and liabilities are completed and additional information becomes available. Accordingly, the final combined amounts will differ from the pro forma combined amounts presented herein.

The unaudited pro forma consolidated condensed combined statement of operations for the six months ended June 30, 2014 gives effect to the merger as if the merger had been consummated on January 1, 2014. The unaudited pro forma consolidated condensed combined statement of operations for the year ended December 31, 2013 gives effect to the merger as if the merger occurred on January 1, 2013. The unaudited pro forma consolidated condensed combined balance sheet assumes the merger was consummated on June 30, 2014. Certain reclassifications have been included in the unaudited pro forma consolidated condensed combined balance sheet and unaudited pro forma consolidated condensed combined statements of operations to conform the presentation.

Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma consolidated condensed combined financial statements are summarized below.

Estimated fair values for the assets and liabilities of Twin Oaks were obtained as follows:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Investment and Mortgage-Backed Securities. Securities classified as available for sale are recorded at fair value on a recurring basis using pricing obtained from an independent pricing service. Where quoted market prices are available in an active market such pricing is used. If quoted market prices are not available, the pricing service estimates the fair values by using pricing models or quoted prices of securities with similar characteristics. For these securities, the inputs used by the pricing service to determine fair value consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and bonds’ terms and conditions.

Stock in Federal Home Loan Bank and Other Restricted Equity Securities. No ready market exists for these stocks and they have no quoted market value; however, redemption of these stocks has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

Loans. Fair values for loans held for investment and other loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity. The allowance for loan losses as recorded is deemed to be a reasonable estimate of the credit adjustment.

Office Properties and Equipment. The fair value of office properties is estimated based on an independent appraisal. The book value of equipment is deemed to be a reasonable estimate of fair value.

Deposits. The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on certificate accounts.

Other Assets and Other Liabilities. Because these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value. The discount on investments will be accreted to interest income over five years so as to approximate the interest method; the premium on loans will be amortized to interest income over three to ten years so as to approximate a constant yield to maturity. The fair market value adjustment for deposits will be accreted to interest expense over three years so as to approximate a constant yield to maturity. The decrease in premises to fair value will be accreted over a one-year period as a reduction to expense.

B.	Acquisition Accounting Adjustments

Acquisition accounting adjustments are estimated as follows (in thousands):

Fair value adjustment on loans:
Decrease in value of loans relative to historical cost	$(1,445)
Elimination of Twin Oaks’ allowance for loan and lease loss	1,520
Increase in value of loans (net)	75
Core deposit intangible recorded	422
Increase liability for term deposits	(265)
Increase liability for FHLB advances	(63)
Deferred tax liability	(64)
Total	105
Equity of Twin Oaks	6,845
Total value of net assets acquired	$6,950

C.	Calculation of Goodwill

Excess of cost over the fair value of net assets acquired for the merger was calculated as follows (in thousands):

Cost	$6,500
Anticipated costs after filing (1)	429
Fair value of net assets acquired	(6,950)
Goodwill (bargain purchase price)	$(21)

(1)	Twin Oaks anticipated costs not included above are estimated as follows:

Electronic data processing conversion and termination expenses	$612
Termination of Directors Retirement Plan	80
Pre-tax expenses	692
Tax benefit of expenses based on a 38% combined state and
and federal tax rate	(263)
After tax impact of transaction to Twin Oaks	$429

These anticipated costs between the date of the filing and the anticipated closing date will reduce the capital position.

D.	Pro Forma Income Statement Adjustments

Pro forma income statement adjustments that were calculated for the merger are as follows (in thousands):

	For the Year Ended December 31, 2013 Income (Expense)	For the Six Months Ended June 30, 2014 Income (Expense)
Amortization of premium on loans receivable	$(38)	$(20)
Accretion of fair value adjustment for term deposits	141	88
Accretion of fair value adjustment for FHLB advances	51	35
Amortization of core deposit intangible	(100)	(50)
Income tax expense	(21)	(20)
	$33	$33

Net Increase (Decrease)
In Net Income of
Amortized Amounts

Future impact of recognition of acquisition accounting adjustments:
Fiscal 2015	$11
Fiscal 2016	(13)
Fiscal 2017	(31)
Fiscal 2018	(35)
Fiscal 2019	(32)
Fiscal 2020 and thereafter	(98)

E.	Transfer of Capital

Amounts release from retained earnings and accumulated other comprehensive income represent the recognized value of Twin Oaks.

F.	Issuance of Shares to Ottawa Savings Bancorp MHC

Based on the stock valuation of Ottawa Savings Bancorp common stock equal to $9.00 per share, the issuance of 722,223 shares of common stock to Ottawa Savings Bancorp MHC is reflected by an increase of $6,493 to additional paid-in capital and $7 to common stock.

Twin Oaks Savings Bank Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

Twin Oaks Savings Bank is a community and customer-oriented savings bank. Twin Oaks’ business has historically consisted of attracting deposits from the general public and using those funds to originate and purchase one-to-four family, multi-family and non-residential real estate, construction, commercial and consumer loans, which Twin Oaks primarily holds for investment. Twin Oaks has continually diversified its products to meet the needs of the community.

Comparison of Financial Condition at June 30, 2014 and March 31, 2014

Twin Oaks’ total assets decreased $1.2 million, or 1.8%, to $66.7 million at June 30, 2014, from $67.9 million at March 31, 2014. The decrease in assets was primarily due to a decrease in securities available for sale of $2.4 million, a decline in federal funds sold of $0.4 million and a decline in investment certificates of deposit of $0.3 million. The decrease in assets was partially offset by an increase in cash and cash equivalents of $1.7 million and an increase in other assets of $0.4 million.

Cash and cash equivalents increased $1.7 million, or 85.0%, to $3.7 million at June 30, 2014 from $2.0 million at March 31, 2014, primarily as a result of cash used in financing activities related to a decrease in investments, to have sufficient cash on hand to cover deposit withdrawals and on-going merger related expenses and to prepare for the repayment of a $1 million Federal Home Loan Bank advance on July 9, 2014.

Federal funds sold decreased $0.4 million, or 100.0%, to $0 million at June 30, 2014 from $0.4 million at March 31, 2014, primarily as a result of the timing of cash flows from the security sales discussed below and at which correspondent bank the cash was at for quarter end.

Securities available for sale decreased $2.4 million or 7.8% to $28.2 million at June 30, 2014 as compared to $30.6 million at March 31, 2014 due to principal pay downs on the mortgage-backed securities portfolio and the sale of eight investments with a market value of approximately $1.56 million. On June 2, 2014, a municipal bond with a $200,000 market value was called.

 Loans, net of the allowance for loan losses, was stable between the periods as it was $30.3 million at June 30, 2014 from $30.1 million at March 31, 2014.

 Other assets comprised primarily of deferred taxes, deferred director compensation accounts, and cash value of life insurance policies, increased $0.1 million as the balance as of June 30, 2014 was $1.0 million as compared to $0.9 million on March 31, 2014. The increase is related to the increase related to the loss for the three months ended June 30, 2014 that increased the deferred taxes, specifically the income tax receivable.

Total deposits decreased $1.8 million, or 3.3%, to $53.6 million at June 30, 2014, from $55.4 million at March 31, 2014. The decrease is primarily due to a decrease in certificates of deposit of $1.9 million, or 7.7%. The reduction in certificate of deposit accounts is due to management’s strategic initiative to pay competitive rates, but not the highest rates in the market and customers moving their funds into other non-banking investments. The Federal Home Loan Bank advances remained constant at $5.2 million at June 30, 2014 and March 31, 2014.

Equity increased $0.1 million, or 7.3%, to $6.8 million at June 30, 2014, from $6.7 million at March 31, 2014. The increase in equity is primarily a result of the increase in other comprehensive income of almost $0.2 million offset by the $0.1 million decrease in retained earnings due to the net loss recorded for the three months ended June 30, 2014 of approximately $42,000.

The ongoing state of economic uncertainty continues to affect asset quality. Twin Oaks continues to experience a decline in the market values of homes in its market area in general and also on specific properties held as collateral. In addition, higher unemployment locally continues to affect some of its borrowers’ ability to timely repay their obligations to Twin Oaks. These conditions have resulted in nonperforming loans totaling 5.9% of total loan receivables as of June 30, 2014, up from 2.1% at March 31, 2014.

Comparison of Results of Operation for the Three Months Ended June 30, 2014 and 2013

General. Net loss for the three months ended June 30, 2014 was $42,000 compared to net income of $27,000 for the three months ended June 30, 2013. A net loss occurred during 2014 due to the elevated level other expenses related to merger costs expensed during the period.

Net interest income increased $62,000, or 16.0%, to $450,000 for the three months ended June 30, 2014 compared to $388,000 for the period ended June 30, 2013. Interest income increased $36,000 or 6.6% due to improved yield in the securities and mortgage-backed securities portfolios. The decline in the loan portfolios and pressure on the yield on the loan portfolio contributed to a decline in interest income from the loan portfolio. The yield on the loan portfolio declined as the low rate environment continued during 2014 as well as an increase in non-accruing assets. This increase in interest income was augmented by a $27,000, or 17.3%, reduction in interest expense. Additionally, the balance of interest bearing liabilities declined by $1.5 million.

Provision for Loan Losses. Management recorded a loan loss provision of $53,000 for the three months ended June 30, 2014, compared to ($10,000) for the period ended June 30, 2013. The provision is primarily attributed to the reserves required for the one-to-four family segment as the economic conditions in the local market continue to negatively impact collateral values of real estate and the ability of borrowers to keep current per terms of their obligations. The slow payment activity and continued decline of property values are the result of local economic conditions that are improving, but continuing to lag national indicators. Based on a review of the loans that were in the loan portfolio at June 30, 2014, management believes that the allowance is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

Management uses available information to establish the appropriate level of the allowance for loan losses. Future additions or reductions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. As a result, Twin Oaks’ allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect Twin Oaks’ operating results. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Twin Oaks’ allowance for loan losses. Such agencies may require Twin Oaks to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

The increase in total other income of $33,000 was primarily due to the gain on sale of securities which was $32,000 as compared to $0 in the same period ended June 30, 2013. All other noninterest income categories were comparable between the periods.

Total noninterest expense increased 43.6% as it was $0.6 million for the three months ended June 30, 2014 as compared to $0.4 million for the period ended June 30, 2013. Compensation and benefits declined 5.6% or $12,000 and occupancy and equipment declined 7.4% or $4,000. Additionally, data processing costs declined by 24.4% or $11,000. However, other expense increased 190% or $213,000 due to merger related expenses (i.e. legal, audit, actuary, valuation, etc.).

Income Taxes. Twin Oaks recorded an income tax benefit of $82,000 and an expense of $2,000 for the three months ended June 30, 2014 and 2013, respectively.

Comparison of Financial Condition at March 31, 2014 and March 31, 2013

Twin Oaks’ total assets decreased $5.5 million, or 7.5%, to $67.9 million at March 31, 2014, from $73.4 million at March 31, 2013. The decrease in assets was primarily due to a decrease in Federal funds sold of $2.2 million, a decrease in cash and cash equivalents of $1.3 million, and a decrease in net loans of $2.0 million. The decrease in assets was partially offset by an increase in other assets of $0.6 million.

Cash and cash equivalents decreased $1.3 million, or 38.8%, to $2.0 million at March 31, 2014 from $3.3 million at March 31, 2013, primarily as a result of cash used in financing activities related to a decrease in deposits, which resulted from management strategically pricing deposits based on market conditions, and exceeding the cash provided by operating and investing activities.

Federal funds sold decreased $2.2 million, or 84.5%, to $0.4 million at March 31, 2014 from $2.6 million at March 31, 2013, primarily as a result of cash used in financing activities exceeding the cash provided by operating and investing activities which resulted from management strategically limiting funds in Twin Oaks’ low yielding over-night accounts at the Bankers’ Bank and Federal Home Loan Bank in order to enhance overall asset yield.

Securities available for sale was unchanged as it was $30.6 million at March 31, 2014 as compared to $30.7 million at March 31, 2013.

 Loans, net of the allowance for loan losses, decreased $2.0 million, or 6.2%, to $30.1 million at March 31, 2014 from $32.1 million at March 31, 2013. The decrease in loans, net of the allowance for loan losses, was primarily due to normal attrition and pay-downs and principal reductions exceeding the level of originations. Additionally, there were net loan charge-offs during the year of $409,000.

Other assets comprised primarily of deferred taxes, deferred director compensation accounts, and deposit premium accounts increased $0.6 million as the balance as of March 31, 2014 was $0.9 million as compared to $0.3 million on March 31, 2013. The increase is related to the deferred taxes from the income tax receivable.

Total deposits decreased $2.8 million, or 4.8%, to $55.4 million at March 31, 2014, from $58.2 million at March 31, 2013. The decrease is primarily due to a decrease in certificates of deposit of $3.5 million, or 12%. The decrease was partially offset by an increase in savings accounts of $0.9 million, or 4.4%. The reduction in certificate of deposit accounts is due to management’s strategic initiative to pay competitive rates, but not the highest rates in the market and customers moving their funds into other non-banking investments. The increase in savings accounts is primarily due to customers moving funds into non-term products as they wait for a better rate environment. Federal Home Loan Bank advances decreased $2.0 million to $5.2 million at March 31, 2014 from $7.2 million at March 31, 2013 as two $1 million advances were not renewed when their terms expired, one in April 2013 and the other in March 2014.

Equity decreased approximately $0.5 million, or 7.3%, to $6.7 million at March 31, 2014, from $7.2 million at March 31, 2013. The decrease in equity is primarily a result of the net loss recorded for the twelve months ended March 31, 2014 of approximately $0.3 million and a decrease in other comprehensive income of almost $0.2 million.

The ongoing state of economic uncertainty continues to affect asset quality. Twin Oaks continues to experience a decline in the market values of homes in its market area in general and also on specific properties held as collateral. In addition, higher unemployment locally continues to affect some of its borrowers’ ability to timely repay their obligations to Twin Oaks. These conditions have resulted in nonperforming loans totaling 2.08% of total loan receivables as of March 31, 2014, down slightly from 2.91% at March 31, 2013.

Comparison of Results of Operation for the Twelve Months Ended March 31, 2014 and March 31, 2013

General. Net loss for the twelve months ended March 31, 2014 was $304,000 compared to net income of $267,000 for the twelve months ended March 31, 2013. A net loss occurred during 2014 due to the elevated level of provision for loan losses required for the nonperforming loans identified during the period. Additionally, interest income was lower during the year as loan balances were lower and non-accrual loan levels increased.

Net interest income decreased $241,000, or 13.0%, to $1.6 million for the twelve months ended March 31, 2014 compared to $1.9 million for the period ended March 31, 2013. Interest income decreased $309,000 or 17.4% due to the decline in earning assets and the yield decreasing on interest earning assets. The decline in the loan portfolios contributed to a significant amount of the decline in earning assets. The yield on the loan portfolio declined as the low rate environment continued during 2014. This decline in interest income was slightly offset by a $129,000, or 17.5%, reduction in interest expense. The cost of funds declined 13 basis points, or 12.2%, during 2014 as compared to the cost of funds for 2013 as the low rate environment continued. Additionally, the balance of interest bearing liabilities declined by $4.85 million.

Provision for Loan Losses. Management recorded a loan loss provision of $874,000 for the twelve months ended March 31, 2014, compared to $249,000 for the period ended March 31, 2013. The provision is primarily attributed to the reserves required for the one-to-four family segment as the economic conditions in the local market continue to negatively impact collateral values of real estate and the ability of borrowers to keep current per terms of their obligations. The slow payment activity and continued decline of property values are the result of local economic conditions that are improving, but continuing to lag national indicators. Based on a review of the loans that were in the loan portfolio at March 31, 2014, management believes that the allowance is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

Management uses available information to establish the appropriate level of the allowance for loan losses. Future additions or reductions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. As a result, Twin Oaks’ allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect Twin Oaks’ operating results. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Twin Oaks’ allowance for loan losses. Such agencies may require Twin Oaks to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

The decrease in total other income of $155,000 was primarily due to the decline in volume for loans originated for sale as gains on loans sold declined to $53,000 as compared to $204,000 for the period ended March 31, 2013.

Total noninterest expense improved 1.5% as it dropped to $1.67 million for the twelve months ended March 31, 2014 as compared to $1.7 million for the period ended March 31, 2013. Compensation and benefits declined 4% or $35,000 and occupancy and equipment declined 11% or $23,000. Additionally, other expense improved 4% or $18,000. These improvements were slightly offset by an increase in data processing costs as they increased 28% or $51,000.

Income Taxes. Twin Oaks recorded an income tax benefit of $424,000 and an expense of $24,000 for the twelve months ended March 31, 2014 and 2013, respectively.

Proposal 2 — Amendment to Our Charter

The second paragraph of Section 5 of Ottawa Savings Bancorp’s current charter provides:

Except for the initial offering of shares of the Holding Company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the Holding Company other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

This provision is a part of the model charter initially adopted by the Office of Thrift Supervision and currently maintained by the Federal Reserve Board. It is our understanding that this provision was established to prevent a company and its board and management from unjustly enriching themselves through stock issuances without making simultaneous issuances available to the general public or unless shareholders have previously approved either the stock issuance or the plan under which the stock issuances were contemplated.

In the merger agreement between Ottawa and Twin Oaks, Ottawa Savings Bancorp is required to issue to Ottawa Savings Bancorp MHC a number of additional shares of its common stock equal to the quotient obtained by dividing the appraised value of Twin Oaks by the Ottawa Savings Bancorp common stock market price per share rounded to the nearest whole number of shares, each as determined by an independent appraisal. Notwithstanding that none of the shares to be issued in the merger will be issued to insiders of Ottawa, because Ottawa Savings Bancorp MHC is a controlling person of Ottawa Savings Bancorp, we are required to obtain shareholder approval of the merger agreement, which is the plan under which the shares of stock will be issued. To prevent having to incur the expense of obtaining a shareholder vote in connection with future similarly-structured transactions, if any, the Board of Directors is proposing to amend this charter provision to exclude future stock issuances made solely to Ottawa Savings Bancorp MHC.

To effect this change, the Board of Directors is proposing to amend the second paragraph of Section 5 of the charter to read as follows (changes underlined):

Except for the initial offering of shares of the Holding Company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the Holding Company (other than to Ottawa Savings Bancorp MHC) other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

The Board of Directors has unanimously approved and recommends to the shareholders the amendment to permit future issuances of our common stock to Ottawa Savings Bancorp MHC without requiring a shareholder vote. The Board of Directors believes that this proposal is in the best interest of the Company and its shareholders and recommends a vote “FOR” the proposed amendment.

Proposal 3 — Election of Directors

Ottawa Savings Bancorp’s Board of Directors consists of six members, all of whom are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Kranov, who is the Company’s and the Bank’s President and Chief Executive Officer. In determining the independence of its directors, the Board considered transactions, relationships or arrangements between the Company, the Bank and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons.” The Board is divided into three classes with three-year staggered terms, with one-third of the directors elected each year. Two directors will be elected at the annual meeting to serve for a three-year term, or until their respective successors have been elected and qualified. The Board of Directors’ nominees for election to each serve a three year term are John M. Armstrong and Jon Kranov.

Unless you indicate on the proxy card that your shares should not be voted for the nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of the Board’s nominees. If the nominees are unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominees might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of John M. Armstrong and Jon Kranov.

Information regarding the Board of Directors’ nominees for election at the annual meeting is provided below. Unless otherwise stated, each director has held his current occupation for the last five years. The age indicated for each individual is as of December 31, 2013. There are no family relationships among the directors or executive officers. The indicated period of service as a director includes service as a director of the Bank.

Nominees for Election of Directors:

John M. Armstrong is a Principal at Armstrong & Associates, a registered investment advisory firm, in Ottawa, Illinois. Age 57. Director since 2012. As a Certified Public Accountant and Certified Financial Planner, Mr. Armstrong provides the Board of Directors with experience regarding accounting and financial matters. Additionally, as a lifelong resident of Ottawa, Mr. Armstrong has been actively involved in various community organizations, having served on the Board of the Ottawa Elementary School and the Illinois Valley Fine Arts Trust and as a committee member with the United Way.

Jon Kranov has been employed with Ottawa Savings Bank since 1978 and has served as President of Ottawa Savings Bank, Ottawa Savings Bancorp and Ottawa Savings Bancorp MHC since May 2010. He is currently the Chairman of the Bank’s Board of Directors and attends all committee meetings of the Board of Directors in his capacity as such. Mr. Kranov served as the Senior Vice President and Chief Financial Officer of the Bank from 1996 until May 2010 and 1996 until December 2011, respectively. He served in the positions of Senior Vice President and Chief Financial Officer of Ottawa Savings Bancorp and Ottawa Savings Bancorp MHC from 2005 until May 2010 and 2005 until December 2010, respectively. Age 59. Director since May 2010.

Mr. Kranov’s involvement in the Bank’s and Company’s local community affords the Board valuable insight regarding the business and operation of the Bank and the Company. Mr. Kranov’s experience as Chief Financial Officer and knowledge of the various financial and accounting issues facing public companies in the banking sector, as well as his long history with the Bank and the Company, position him well as our President and Chief Executive Officer. Mr. Kranov has an undergraduate degree in Accountancy from Western Illinois University and has received a Masters Degree from Lewis University.

Directors Continuing in Office:

The following directors have terms ending in 2015:

Arthur C. Mueller is the President of Mueller Funeral Homes, Inc. Age 60. Director since 1987. As a life-long and sixth generation resident of LaSalle County, Mr. Mueller has been actively involved in various community organizations, having served on the Board of Ottawa Regional Hospital and Healthcare Center and the Chamber of Commerce and as a member of Rotary International. With five funeral home locations in LaSalle County, Mr. Mueller has extensive ties to the Bank’s and the Company’s market area, as well as valuable leadership experience that he brings to the Board of Directors.

Daniel J. Reynolds is the co-owner of H.R. Imaging, Inc., a photography business in Ottawa, Illinois. Age 67. Director since 2003. As a life-long resident of Ottawa, Illinois who is actively involved in various community organizations, Mr. Reynolds has in-depth knowledge of the Bank’s and the Company’s market area. Additionally, Mr. Reynolds involvement in real estate development has given him knowledge of the local real estate industry, and his experience as a small business owner has given him organizational understanding and management expertise that he brings to the Board of Directors.

The following directors have terms ending in 2016:

James A. Ferrero retired from LaSalle County Housing Authority as of December 31, 2005. He is the owner and president of a package store in Ottawa, Illinois. Age 64. Director since 2000. As a life-long resident of Ottawa, Illinois who is actively involved in various community organizations, like the Chamber of Commerce, Mr. Ferrero has developed extensive ties to the market area in which the Bank and Company operate. Additionally, Mr. Ferrero’s education in finance and experience as a small business owner have provided him with financial experience and expertise that is valuable to the Board of Directors.

Keith F. Johnson is the co-owner of Johnson Pattern and Machine Co. in Ottawa, Illinois. Age 60. Director since 2001. As a lifelong resident of Ottawa, Illinois who is actively involved in various community organizations, Mr. Johnson has in-depth knowledge of the market area in which the Bank and Company operate. Mr. Johnson’s service as an elected Commissioner of our local government has provided him with leadership and managerial skills, which are valuable to the Board of Directors.

Executive Officers Who are Not Also Directors:

Below is information regarding our officers who are not also directors. Each officer has held his current position for at least the last five years, unless otherwise stated. Ages presented are as of December 31, 2013.

Philip Devermann has served as the Vice President of Ottawa Savings Bank since 1996. Mr. Devermann has served as the Vice President of Ottawa Savings Bancorp and Ottawa Savings Bancorp MHC since 2005. He has been employed with Ottawa Savings Bank since 1979. Mr. Devermann has an undergraduate degree in Finance from Eastern Illinois University. Age 63.

Marc N. Kingry has served as the Chief Financial Officer of Ottawa Savings Bank, Ottawa Savings Bancorp and Ottawa Savings Bancorp MHC since December 2010. Prior to 2010, Mr. Kingry was Senior Vice President and Controller at a bank in Ottawa, Illinois since 2002. Mr. Kingry has an undergraduate degree in accountancy and has received a Masters Degree in Accounting from Illinois State University. He is a licensed Certified Public Accountant. Age 51.

Proposal 4 — Ratification of Independent Registered

Public Accounting Firm

The Audit Committee of the Board of Directors has appointed McGladrey LLP to be the Company’s independent registered public accounting firm for the 2014 fiscal year, subject to ratification by shareholders. A representative of McGladrey LLP is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the auditors is not approved by a majority of the shares represented at the meeting and entitled to vote, the Audit Committee will consider other independent registered public accounting firms.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2013 and December 31, 2012 for services provided by McGladrey LLP.

	2013	2012

Audit Fees (1)	$113,800	$108,500
Audit-Related Fees	—	—
Tax Fees (2)	11,600	11,995
All Other Fees	—	—

(1)	For 2012 and 2013, includes fees for performance of the audit, review of financial statements for public filings and attendance at the annual meeting.
(2)	For 2012 and 2013, represents fees for preparation of federal and state consolidated tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning and tax advice.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the next regular meeting of the Audit Committee. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent registered public accounting firm.

During the year ended December 31, 2013, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Committee Report

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm all communications required by generally accepted accounting standards.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the accounting firm’s independence from the Company and its management. In concluding that the accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee has appointed, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014.

Audit Committee of the Ottawa Savings Bancorp Board of Directors

James A. Ferrero (Chairman)

John M. Armstrong

Keith Johnson

Arthur C. Mueller

Daniel J. Reynolds

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer of the Company for the two most recently completed fiscal years and the next two most highly compensated executive officers of the Company whose total compensation for each of the 2012 and 2013 fiscal years exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonequity Incentive Plan Compensation ($)(1)	All Other Compen-sation ($) (2)	Total ($)

Jon Kranov	2013	176,500	—	34,258	40,107	250,865
President and Chief Executive Officer	2012	166,650	—	31,211	35,235	233,096

Philip Devermann	2013	124,500	—	18,124	15,753	158,377
Vice President	2012	120,848	—	16,998	13,050	150,896

Marc Kingry	2013	101,145	—	16,013	12,417	129,575
Chief Financial Officer	2012	93,425	—	13,143	7,891	114,459

(1)	Represents payments made pursuant to the Employee Incentive Compensation Plan. Awards earned during 2013 were paid in March 2014.
(2)

Details of the amounts reported in “All Other Compensation” for fiscal 2013 are provided in the table below. All perquisites, which in the aggregate were less than $10,000 for an individual, are excluded from “All Other Compensation.”

	Mr. Kranov	Mr. Devermann	Mr. Kingry
Board of Director fees	$16,800	$—	$—
Fair market value of employee stock ownership plan allocation	8,613	5,679	4,999
Fair market value of employer contributions to 401(k) plan	12,462	8,490	6,857
Dollar value of dividends received on unvested restricted stock awards	105	—	—
Auto allowance	1,095	—	—
Life insurance premiums	1,032	1,584	561

Salary Continuation Agreements

Ottawa Savings Bank has entered into a Salary Continuation Agreement with each of Jon Kranov and Philip B. Devermann. Under the Salary Continuation Agreements, if Mr. Kranov’s or Mr. Devermann’s employment with Ottawa Savings Bank terminates (1) on or after his 65th birthday; (2) subsequent to a change in control (as defined in each agreement); (3) on account of a disability; or (4) because of death, they will be entitled to receive $25,258 and $27,480, respectively, per year for 20 years commencing at the later of age 65 or the date of his termination of employment. The executive may elect, subject to the requirements of Section 409A of the Internal Revenue Code, to receive a lump sum payment that is actuarially equivalent to the normal retirement benefit. If the executive terminates employment before his 65th birthday for reasons other than cause, death or disability, and not subsequent to a change in control, he will receive a reduced benefit, which varies depending on the date of termination. The executive will forfeit his entitlement to all benefits under the Salary Continuation Agreement if his employment with the Bank is terminated for cause as specified in his respective agreement.

Employee Incentive Compensation Plan

The Employee Incentive Compensation Plan (the “EIP”) is an annual, variable compensation program designed to encourage participants to produce results that enable the Bank to reach targeted levels of performance for the fiscal year.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)

Jon Kranov	18,533	—		$12.35	11/21/2016	—		—
	5,232	3,490	(2)	$6.00	11/17/2020	1,398	(2)	$11,883
Philip Devermann	17,443	—		$12.35	11/21/2016	—		—
Marc Kingry	5,232	7,851	(3)	$4.25	11/16/2021	3,141	(3)	$26,698

(1)	Market value is calculated on the basis of $8.50 per share, which was the closing sales price for our common stock on December 31, 2013.
(2)	Stock options and stock awards granted pursuant to the 2006 Equity Incentive Plan vest in five approximately equal installments commencing on November 17, 2011.
(3)	Stock options and stock awards granted pursuant to the 2006 Equity Incentive Plan vest in five approximately equal installments commencing on November 19, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Ottawa Savings Bancorp common stock during the year ended December 31, 2013.

Policies and Procedures for Approval of
Related Persons Transactions

We maintain a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

●	the aggregate amount involved will or may be expected to exceed $25,000 in any calendar year;

●	the Company is, will, or may be expected to be a participant; and

●	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

●	any compensation paid to an executive officer of the Company if the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

●	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

●

any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

●	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

●	the size of the transaction and the amount of consideration payable to the related person;

●	the nature of the interest of the related person;

●	whether the transaction may involve a conflict of interest; and

●	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Transactions with Related Persons

The Sarbanes-Oxley Act generally prohibits loans by the Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with parties not related to Ottawa Savings Bancorp or Ottawa Savings Bank and must not involve more than the normal risk of repayment or present other unfavorable features. Ottawa Savings Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. All past banking transactions between Ottawa Savings Bancorp and its officers and directors: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Ottawa Savings Bancorp; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Ottawa Savings Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest; and (ii) the ownership of more than 1% of the outstanding securities (or that represents more than 5% of the total assets of the employee and/or family member) of any business entity that does business with or is in competition with the Company.

Shareholder Proposals and Nominations

The Company must receive proposals that shareholders seek to have included in the proxy statement for the Company’s next annual meeting no later than August 8, 2015. If next year’s annual meeting is held on a date more than 30 calendar days from December 12, 2015, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting of shareholders, a shareholder must deliver written notice of such nominations and/or proposals to the Corporate Secretary not less than 30 days before the date of the meeting; provided that if less than 40 days’ notice or prior public disclosure of the meeting is given or made to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

Shareholder Communications

The Company encourages shareholder communications to the Board of Directors and/or individual directors. Shareholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Laurie Duffell, Assistant Corporate Secretary, Ottawa Savings Bancorp, 925 LaSalle Street, Ottawa, Illinois 61350. Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee. All other communications should be sent to the attention of the Chairperson of the Nominating and Corporate Governance Committee.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2013 is being delivered with this proxy statement.

Crowe Horwath LLP Independent Member Crowe Horwath International

REPORT OF INDEPENDENT AUDITORS

Twin Oaks Savings Bank

Marseilles, Illinois

Report on the Financial Statements

We have audited the accompanying financial statements of Twin Oaks Savings Bank, which comprise the balance sheet as of March 31, 2014, and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Twin Oaks Savings Bank as of March 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP

Oak Brook, Illinois

July 16, 2014

TWIN OAKS SAVINGS BANK

BALANCE SHEET

March 31, 2014

ASSETS
Cash on hand and in banks	$1,878,430
Federal funds sold	409,000
Interest-bearing deposits in other banks	138,949
Total cash and cash equivalents	2,426,379

Investment certificates of deposits	1,999,969
Securities available for sale	30,641,100
Loans, net	30,082,993
Premises and equipment, net	1,052,128
Federal Home Loan Bank and Bankers Bank stock	547,138
Accrued interest receivable	315,447
Other assets	883,098

Total assets	$67,948,252

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Deposits	$55,425,739
Federal Home Loan Bank advances	5,208,496
Advances from borrowers for escrow	233,518
Accrued interest payable and other liabilities	419,002
Total liabilities	61,286,755

Members’ equity
Retained earnings, substantially restricted	6,557,055
Accumulated other comprehensive income	104,442
6,661,497

Total liabilities and members’ equity	$67,948,252

See accompanying notes to financial statements.

TWIN OAKS SAVINGS BANK

STATEMENT OF OPERATIONS

Year ended March 31, 2014

Interest income
Loans	$1,459,748
Securities	402,993
Mortgage-backed securities	321,576
Other	32,194
Total interest income	2,216,511

Interest expense
Deposits	413,859
Federal Home Loan Bank advances	191,411
Total interest expense	605,270

Net interest income	1,611,241

Provision for loan losses	874,000

Net interest income after provision for loan losses	737,241

Noninterest income
Service fees	141,256
Gain on sale of loans	52,706
Loss on sale of securities	(709)
Other	36,390
Total noninterest income	229,643

Noninterest expense
Compensation and benefits	821,527
Occupancy and equipment	196,561
Data processing	231,133
Other	422,358
Total noninterest expense	1,671,579

Loss before income taxes	(704,695)

Income tax benefit	400,422

Net loss	$(304,273)

See accompanying notes to financial statements.

TWIN OAKS SAVINGS BANK

STATEMENT OF COMPREHENSIVE INCOME

Year ended March 31, 2014

Net loss	$(304,273)

Other comprehensive income (loss):
Unrealized holding loss arising during the period	(337,617)
Reclassification adjustment for losses included in net loss	709
Tax effect	117,581
Total other comprehensive loss	(219,327)

Comprehensive loss	$(523,600)

See accompanying notes to financial statements.

TWIN OAKS SAVINGS BANK

STATEMENT OF MEMBERS’ EQUITY

Year ended March 31, 2014

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income	Total

Balance at April 1, 2013	$6,861,328	$323,769	$7,185,097

Net loss	(304,273)	-	(304,273)

Total other comprehensive loss	-	(219,327)	(219,327)

Balance at March 31, 2014	$6,557,055	$104,442	$6,661,497

See accompanying notes to financial statements.

TWIN OAKS SAVINGS BANK

STATEMENT OF CASH FLOWS

Year ended March 31, 2014

Cash flows from operating activities

Net loss	$(304,273)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation	98,553
Amortization of premiums and discounts	533,174
Provision for loan losses	874,000
Loss on sales of securities	709
Gain on sales of loans	(52,706)
Origination of mortgage loans	(2,026,855)
Proceeds from sales of mortgage loans	2,079,561
Amortization of mortgage servicing rights	19,207
Earnings on bank-owned life insurance	(17,084)
Change in accrued interest receivable and other assets	(563,184)
Change in other liabilities	(169,807)
Net cash from operating activities	471,295

Cash flows from investing activities
Purchase of investments in certificates of deposit	(604,861)
Proceeds from maturities of investments in certificates of deposit	1,101,861
Proceeds from maturities and calls of securities	6,847,510
Purchase of securities	(7,804,353)
Proceeds from sales of securities	242,398
Loan originations, net of principal payments	688,993
Proceeds from sale of other real estate owned	484,500
Expenditures for premises and equipment	(38,867)
Net cash from investing activities	917,181

Cash flows from financing activities
Net change in deposits	(2,776,190)
Proceeds from Federal Home Loan Bank advances	255,000
Maturities of Federal Home Loan Bank advances	(2,276,504)
Net change in advances from borrowers for escrow	(25,719)
Net cash used in financing activities	(4,823,413)

Net decrease in cash and cash equivalents	(3,434,937)

Cash and cash equivalents at beginning of year	5,861,316

Cash and cash equivalents at end of year	$2,426,379

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$610,354
Income taxes paid	22,656
Non-cash transfer of loans to other real estate owned	$420,000

See accompanying notes to financial statements.

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Twin Oaks Savings Bank (the Bank) is a state-chartered mutual savings bank. Through its main office located in Marseilles, Illinois and a branch located in Morris, Illinois, the Bank provides a variety of financial services to customers in Marseilles and the surrounding area. Financial services consist primarily of checking, savings, term certificates of deposit, and consumer loans secured by residential real estate. There are no concentrations of loans to any one industry or customer. The customers’ ability to repay is dependent on the real estate and general economic conditions in the area.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of securities are particularly subject to change.

Subsequent Events: The Bank has evaluated subsequent events for recognition and disclosure through July 16, 2014, which is the date the financial statements were available to be issued.

Interest-Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities: Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 90 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Bank’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

The following portfolio segments have been identified, real estate, automobile, commercial and consumer. The real estate category is further broken down into the following classes: 1-4 famiy, multifamily, commercial and land loans. The Bank considers loan performance and collateral values in assessing risk as follows:

●

Real estate loans are affected by the local residential real estate market, the local economy, and movement in interest rates. The Bank evaluates the borrower’s repayment ability through a review of credit reports and debt-to-income ratios. Appraisals are obtained to support the loan amount.

●

Commercial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial loans are advanced for equipment purchases or to provide working capital or meet other financing needs of the business. These loans may be secured by accounts receivable, inventory, equipment or other business assets. Financial information is obtained from the borrower to evaluate the debt service coverage and ability to repay the loans.

●	Automobile loans are secured by the automobile. The Bank evaluates the borrower’s ability to repay based on review of credit reports and debt-to-income ratios.

●

Consumer loans are dependent on the local economy. Consumer loans are generally secured by consumer assets, but may be unsecured. The Bank evaluates the borrower’s repayment ability through a review of credit scores and evaluation of debt-to-income ratios.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Bank, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Furniture, fixtures and equipment are depreciated using the straight-line over the estimated useful lives of the assets.

Federal Home Loan Bank (FHLB) and Bankers Bank Stock: The Bank is a member of the FHLB and Bankers Bank. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB and Bankers Bank stock are carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Bank recognizes interest and/or penalties related to income tax matters in income tax expense.

Bank-Owned Life Insurance: The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Cash Flows: Cash and cash equivalents include cash on hand and amounts due from banks. Net cash flows are reported for customer loan and deposit transactions.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Benefits: Retirement plan expense is the amount of discretionary contributions made to employees’ individual retirement accounts. Deferred compensation plan expense allocates the benefits over years of service.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there now are such matters that will have a material effect on the financial statements.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing Rights: Servicing rights are recognized separately when they are acquired through sales of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts. All classes of servicing assets are subsequently measured using the amortization method, which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is recognized through a valuation allowance to the extent that fair value isles than the carrying amount. If the Bank later determines that all or a portion of the impairment no longer exists, a reduction of the allowance may be recorded as an increase to income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal. The amortization of mortgage servicing rights is netted against loan servicing fee income. Total loans serviced at March 31, 2014 were $22,712,743. Servicing fees totaled $59,349 during the year ended March 31, 2014. Late fees and ancillary fees related to loan servicing are not material.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss) and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of members’ equity.

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The following table summarizes the amortized cost and fair value of securities available for sale and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income at March 31, 2014:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for sale:
U.S. government agencies	$195,237	$809	$-	$196,046
State and political subdivisions	13,237,358	286,757	(238,221)	13,285,894
Mortgage-backed: residential	16,145,767	200,179	(91,502)	16,254,444
Collateralized mortgage obligations:
residential	902,058	2,658	-	904,716

Total available for sale	$30,480,420	$490,403	$(329,723)	$30,641,100

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	Amortized	Fair
	Cost	Value

Due in one year or less	$412,890	$414,802
Due after one year through five years	1,980,517	1,998,352
Due after five years through ten years	1,543,712	1,542,047
Due after ten years	9,495,476	9,526,739
Mortgage-backed	16,145,767	16,254,444
Collateralized mortgage obligations	902,058	904,716

	$30,480,420	$30,641,100

The proceeds from sales of securities and the associated gains and losses are listed below:

Proceeds	$242,398
Gross gains	478
Gross losses	(1,187)

At year-end 2014, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at March 31, 2014, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
State and political subdivisions	$3,932,905	$(146,841)	$1,386,815	$(91,380)	$5,319,720	$(238,221)
Mortgage-backed	4,563,370	(69,228)	1,118,983	(22,274)	5,682,353	(91,502)

Total available for sale	$8,496,275	$(216,069)	$2,505,798	$(113,654)	$11,002,073	$(329,723)

Unrealized losses on securities have not been recognized into income because management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds approach maturity.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 3 - LOANS

A summary of loans by major category was as follows at March 31, 2014:

Real estate:
1-4 family residential	$25,565,343
Multifamily	315,384
Commercial	3,473,072
Land	875,094
30,228,893

Automobile	839,858
Commercial	417,851
Consumer	107,586
1,365,295

Gross loans	31,594,188

Net deferred loan origination fees	(15,260)
Allowance for loan losses	(1,495,935)

Loans, net	$30,082,993

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses during the year ended March 31, 2014 was as follows:

	Real Estate
	1-4
	Family
	Residential	Multifamily	Commercial	Land	Automobile	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance	$332,502	$3,809	$124,233	$577,784	$9,345	$3,864	$4,051	$1,055,588
Provision for loan losses	733,033	(655)	106,471	24,348	(946)	5,257	6,492	874,000
Loans charged-off	-	-	-	(459,482)	-	-	(903)	(460,385)
Recoveries	25,244	-	-	1,455	-	-	33	26,732

Total ending allowance balance	$1,090,779	$3,154	$230,704	$144,105	$8,399	$9,121	$9,673	$1,495,935

The balance in the allowance for loan losses and the recorded investment based on impairment was as follows at March 31, 2014:

	Real Estate
	1-4
	Family
	Residential	Multifamily	Commercial	Land	Automobile	Commercial	Consumer	Total

Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$898,739	$-	$200,352	$114,440	$-	$4,992	$5,490	$1,224,013
Collectively evaluated for impairment	192,040	3,154	30,352	29,665	8,399	4,129	4,183	271,922

Total ending allowance balance	$1,090,779	$3,154	$230,704	$144,105	$8,399	$9,121	$9,673	$1,495,935

Loans:
Loans individually evaluated for Impairment	$2,411,414	$-	$386,266	$152,778	$-	$4,992	$5,490	$2,960,940
Loans collectively evaluated for Impairment	23,153,929	315,384	3,086,806	722,316	839,858	412,859	102,096	28,633,248

Total ending loans balance	$25,565,343	$315,384	$3,473,072	$875,094	$839,858	$417,851	$107,586	$31,594,188

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 3 - LOANS (Continued)

Information related to loans individually evaluated for impairment was as follows as of and during the year ended March 31, 2014:

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
1-4 family residential	$529,149	$529,149	$-	$532,389	$20,577	$20,577

With an allowance recorded:
1-4 family residential	1,882,265	1,882,265	898,739	2,156,511	91,313	91,313
Commercial real estate	386,266	386,266	200,352	464,721	18,588	18,588
Land	152,778	152,778	114,440	154,096	5,938	5,938
Commercial	4,992	4,992	4,992	10,745	802	802
Consumer	5,490	5,490	5,490	7,781	608	608
	2,431,791	2,431,791	1,224,013	2,793,854	117,249	117,249

Total	$2,960,940	$2,960,940	$1,224,013	$3,326,243	$137,826	$137,826

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 3 - LOANS (Continued)

The recorded investment in nonaccrual and loans past due over 90 days still on accrual at March 31, 2014 was as follows:

		Loans Past
		Due Over
		90 Days Still
	Nonaccrual	Accruing

1-4 family residential	$384,768	$-
Commercial real estate	222,512	-
Land	49,373	-

Total	$656,653	$-

The aging of the recorded investment in past due loans at March 31, 2014 was as follows:

	30 - 59	60 - 89	Greater than
	Days	Days	89 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total

1-4 family residential	$1,395,688	$-	$384,768	$1,780,456	$23,784,887	$25,565,343
Multifamily	-	-	-	-	315,384	315,384
Commercial real estate	163,754	-	222,512	386,266	3,086,806	3,473,072
Land	55,445	-	49,373	104,818	770,276	875,094
Automobile	-	-	-	-	839,858	839,858
Commercial	-	-	-	-	417,851	417,851
Consumer	-	-	-	-	107,586	107,586

Total	$1,614,887	$-	$656,653	$2,271,540	$29,322,648	$31,594,188

Troubled Debt Restructurings

As of March 31, 2014, the Bank had a recorded investment in troubled debt restructurings of $706,000 with $256,000 of specific reserves allocated. The Bank has not committed to lend additional amounts to customers with outstanding loans classified as troubled debt restructurings. There were no material troubled debt restructuring modifications that occurred during the year ended March 31, 2014.

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending March 31, 2014:

Troubled Debt Restructurings	Number of	Recorded
That Subsequently Defaulted	Loans	Investment

1-4 family residential	1	$201,733
Commercial	1	222,512
Land	1	49,373

Total	3	$473,618

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $211,118 and resulted in charge offs of $0 during the year ending March 31, 2014.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 3 - LOANS (Continued)

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Bank’s internal underwriting policy.

Credit Quality Indicators:

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a periodic basis. The Bank uses the following definitions for risk ratings:

Watch. Loans classified as watch are those requiring more attention to ensure timely and adequate financial information is received and that the business is being prudently managed, given economic and market conditions.

Special Mention. Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank's credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

Based on the most recent analysis performed, the risk category of loans by class of loans was as follows at March 31, 2014:

			Special
	Pass	Watch	Mention	Substandard	Doubtful	Total

1-4 family residential	$21,942,412	$178,296	$1,033,222	$2,411,413	$-	$25,565,343
Multifamily	315,384	-	-	-	-	315,384
Commercial real estate	3,034,008	-	52,798	386,266	-	3,473,072
Land	722,315	-	-	152,779	-	875,094
Automobile	828,627	11,231	-	-	-	839,858
Commercial	412,859	-	-	4,992	-	417,851
Consumer	102,096	-	-	5,490	-	107,586

Total	$27,357,701	$189,527	$1,086,020	$2,960,940	$-	$31,594,188

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment was as follows at March 31, 2014:

Land	$350,148
Building and improvements	1,660,768
Furniture and equipment	1,001,654
Total cost	3,012,570
Accumulated depreciation	(1,960,442)

$1,052,128

Depreciation expense was $98,553 during the year ended March 31, 2014.

NOTE 5 - DEPOSITS

Time deposits of $100,000 or more was $9,325,000 at March 31, 2014.

Scheduled maturities of time deposits for the next five years were as follows:

2015	$13,999,906
2016	3,675,502
2017	3,582,731
2018	3,012,486
2019	1,496,335

Total	$25,766,960

Deposits from principal officers, directors, and their affiliates totaled $1,091,338 at March 31, 2014.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

At year end, advances from the Federal Home Loan Bank were as follows

Matures 7/9/2014 at 5.00%, fixed	$1,000,000
Matures 10/2/2014 at 5.00%, fixed	1,000,000
Matures 11/28/2014 at 5.00%, fixed	1,000,000
Matures 1/13/2016 at 5.00%, fixed	1,000,000
Matures 3/30/2018 at 5.00%, fixed	500,000
Matures 4/1/2019 at 5.00%, fixed	500,000
Matures 10/3/2022 at 5.00%, fixed	208,496

Total	$5,208,496

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent that aggregate no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago. The fixed rate advances have a prepayment penalty.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 7 - BENEFITS

The Bank has a 401(k) retirement plan to which employees may contribute a portion of their annual compensation subject to IRS limits. Additionally, at the discretion of the Board of Directors, the Bank contributes a percentage of wages to the employee Individual Retirement Accounts. The expense related to this plan was $24,709 for the year ended March 31, 2014.

The Bank has established a retirement plan for the benefit of the Directors. At March 31, 2014, the liability for plan benefits totaled $271,980. Plan expense totaled approximately $22,000 for the year ended March 31, 2014.

NOTE 8 - INCOME TAXES

The income tax benefit at March 31, 2014 consists of the following:

Current	$-
Deferred	400,422

$400,422

The net deferred tax assets included in other assets in the accompanying statement of financial condition at March 31, 2014 consists of the following:

Gross deferred tax assets
Operating loss carryforwards	$376,450
Allowance for loan loss	109,503
Deferred director fees	109,526
595,479
Gross deferred tax liabilities
Originated mortgage servicing rights	(45,732)
Unrealized gain on securities	(56,238)
Accrual to cash basis adjustment	(78,090)
Depreciation	(41,216)
FHLB stock dividends	(45,154)
Other, net	(59,468)
(325,898)

Net deferred tax assets	$269,581

At March 31, 2014, the income tax benefit differs from the amounts determined by applying the statutory U.S. federal income tax rate as a result of the following items:

Income tax computed at the statutory rate	$239,596
State income taxes, net of federal benefit	43,629
Tax-exempt interest, net of disallowed interest expense	111,862
Other	5,335

$400,422

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 8 - INCOME TAXES (Continued)

Under the Internal Revenue Code, the Bank may, for tax purposes, deduct a provision for bad debts in excess of such provisions recorded in the financial statements. Accordingly, retained earnings at March 31, 2014 include approximately $1,099,000 on which no provision for federal income taxes has been made. The related amount of unrecognized deferred tax liability was approximately $443,000. If this portion of retained earnings is used for any purpose other than to absorb bad debts, the amount used will be added to future taxable income.

At March 31, 2014, the Bank had $4,979,797 and $4,846,894 of federal and state net operating loss carryforwards, respectively. The net operating losses are being carried forward and will be available to reduce future taxable income. The federal and state carryforwards begin expiring in 2033 and 2025, respectively. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

NOTE 9 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. Management believes as of March 31, 2014, the Bank met all capital adequacy requirements to which it is subject. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required.

At March 31, 2014, the Bank was categorized by its regulatory agency as well capitalized. Management is not aware of any conditions or events since the most recent notification that would change the Bank’s category.

The Bank’s actual capital amounts (in thousands) and ratios are presented in the following table.

					To Be Well
					Capitalized Under
			For Capital		Prompt Correction
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2014
Total capital (to risk-weighted assets)	$6,941	22.7%	$2,446	8.0%	$3,058	10.0%
Tier I capital (to risk-weighted assets)	6,546	21.4	1,223	4.0	1,835	6.0
Tier I capital (to average assets)	6,546	9.6	2,717	4.0	3,396	5.0

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 10 - FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a bank’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Bank used the following methods and significant assumptions to estimate fair value:

Securities: The fair values for securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for collateral-dependent impaired loans are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a loan officer reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. On an annual basis, the Bank compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value.

There were no transfers between Level 1 and Level 2 during 2014.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 10 - FAIR VALUE (Continued)

Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at
	March 31, 2014 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Securities available for sale
U.S. government-agencies	$-	$196,046	$-	$196,046
States and political subdivisions	-	13,285,894	-	13,285,894
Mortgage-backed	-	16,254,444	-	16,254,444
Collateralized mortgage obligations	-	904,716	-	904,716

Total	$-	$30,641,100	$-	$30,641,100

Assets measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at March 31, 2014 Using
		Quoted	Significant
		Prices in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Impaired loans:
1-4 family residential	$983,526	$-	$-	$983,526
Commercial real estate	185,914	-	-	185,914
Land	38,338	-	-	38,338

Total	$1,207,778	$-	$-	$1,207,778

The following represent impairment charges recognized during the period:

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral-dependent loans, had a balance of $2,431,791 with a valuation allowance of $1,224,013, resulting in an additional provision for loan losses of $536,000 in 2014.

The following table presents quantitative information about level 3 fair value measurements for impaired loans measured at fair value on a non-recurring basis at March 31, 2014:

Impaired Loans	Fair Value	Range / Weighted Average

1-4 family residential	$983,526	6.3%-23.3% / 14.5%

Commercial real estate	$185,914	0% / 0%

Land	$38,338	0% / 0%

The above fair value measurements used the sales comparison approach valuation technique and unobservable inputs were adjustments for differences between comparable sales.

(Continued)

TWIN OAKS SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2014

NOTE 11 - FINANCIAL INSTRUMENTS AND COMMITMENTS

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Bank’s exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policy for commitments as it uses for on-balance-sheet items.

These financial instruments at March 31, 2014 are summarized as follows:

Contract Amount
Financial instruments whose contract amounts represent credit risk
Commitments to fund loans	$254,500
Unused lines of credit	2,999,335
Outstanding letters of credit	18,081

See accompanying note.

TWIN OAKS SAVINGS BANK

BALANCE SHEET

June 30, 2014

(Unaudited)

ASSETS
Cash on hand and in banks	$2,415,056
Federal funds sold	-
Interest-bearing deposits in other banks	1,285,540
Total cash and cash equivalents	3,700,596

Investment certificates of deposits	1,652,861
Securities available for sale	28,228,805
Loans, net	30,254,743
Premises and equipment, net	1,030,084
Federal Home Loan Bank and Bankers Bank stock	547,138
Accrued interest receivable	266,631
Other assets	1,013,506

Total assets	$66,694,364

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Deposits	$53,651,657
Federal funds purchased	191,000
Federal Home Loan Bank advances	5,197,624
Advances from borrowers for escrow	138,305
Accrued interest payable and other liabilities	670,699
Total liabilities	59,849,285

Members’ equity
Retained earnings, substantially restricted	6,515,347
Accumulated other comprehensive income	329,732
6,845,079

Total liabilities and members’ equity	$66,694,364

See accompanying note.

TWIN OAKS SAVINGS BANK

STATEMENT OF OPERATIONS

Three months ended June 30, 2014

(Unaudited)

Interest income
Loans	$366,712
Securities	109,041
Mortgage-backed securities	95,220
Other	8,592
Total interest income	579,565

Interest expense
Deposits	91,983
Federal Home Loan Bank advances	37,283
Total interest expense	129,266

Net interest income	450,299

Provision for loan losses	53,000

Net interest income after provision for loan losses	397,299

Noninterest income
Service fees	25,496
Gain on sale of loans	27,904
Gain on sale of securities	32,138
Other	5,886
Total noninterest income	91,424

Noninterest expense
Compensation and benefits	204,786
Occupancy and equipment	48,831
Data processing	33,695
Other	325,360
Total noninterest expense	612,670

Loss before income taxes	(123,947)

Income tax benefit	82,241

Net loss	$(41,708)

See accompanying note.

TWIN OAKS SAVINGS BANK

STATEMENT OF CASH FLOWS

Three months ended June 30, 2014

(Unaudited)

Cash Flows from Operating Activities
Net loss	$(41,708)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	22,944
Amortization of premiums and discounts	160,074
Provision for loan losses	53,000
Gain on sale of securities	(32,138)
Gain on sale of loans	(27,904)
Origination of mortgage loans	(779,600)
Proceeds from sale of mortgage loans	807,504
Amortization of mortgage servicing rights	2,019
Earnings on bank-owned life insurance	(5,670)
Change in accrued interest receivable and other assets	(199,251)
Change in other liabilities	251,697
Net cash provided by operating activities	210,967
Cash Flows from Investing Activities
Purchase of investment in certificates of deposit	(1,892)
Proceeds from maturities of investments in certificates of deposit	349,000
Proceeds from maturities and paydowns of securities	1,126,311
Proceeds from sale of securities	1,504,648
Loan originations, net of principal payments	(224,750)
Expenditures for premises and equipment	(900)
Net cash from investing activities	2,752,417
Cash Flows from Financing Activities
Net change in deposits	(1,774,082)
Proceeds from Fed Funds purchased	191,000
Paydowns on Federal Home Loan Bank advances	(10,872)
Net change in advances from borrowers for escrow	(95,213)
Net cash used in financing activities	(1,689,167)
Net increase in cash and cash equivalents	1,274,217

Cash and cash equivalents at beginning of period	2,426,379

Cash and cash equivalents at end of period	$3,700,596

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$92,917
Income taxes paid	-

See accompanying note.

TWIN OAKS SAVINGS BANK

NOTE TO FINANCIAL STATEMENTS

June 30, 2014

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The consolidated financial statements presented in this quarterly report include the accounts of the Twin Oaks Savings Bank (the “Bank”). The consolidated financial statements of the Bank have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and predominant practices followed by the financial services industry, and are unaudited. In the opinion of the Bank’s management, all adjustments, consisting of normal recurring adjustments, which the Bank considers necessary to fairly state the Bank’s financial position and the results of operations and cash flows have been recorded. The interim financial statements should be read in conjunction with the audited financial statements and accompanying notes of the Bank for the year ended March 31, 2014. Certain amounts in the accompanying financial statements and footnotes for June 30, 2014 have been reclassified with no effect on net income or stockholders’ equity to be consistent with the March 31, 2014 classifications. The results of the Bank’s operations for any interim period are not necessarily indicative of the results of the Bank’s operations for any other interim period or for a full fiscal year.

NOTE 2 - LOANS

A summary of loans by major category was as follows at June 30, 2014:

Real estate:
1-4 family residential	$26,051,458
Multifamily	298,293
Commercial	3,277,982
Land	763,975
30,391,708

Automobile	852,567
Commercial	427,208
Consumer	117,896
1,397,671

Gross loans	31,789,379

Net deferred loan origination fees	(14,348)
Allowance for loan losses	(1,520,288)

Loans, net	$30,254,743

(continued)

TWIN OAKS SAVINGS BANK

NOTE TO FINANCIAL STATEMENTS

June 30, 2014

(Unaudited)

NOTE 2 - LOANS (Continued)

Activity in the allowance for loan losses during the quarter ended June 30, 2014 was as follows:

	Real Estate
	1-4
	Family
	Residential	Multifamily	Commercial	Land	Automobile	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,090,779	$3,154	$230,704	$144,105	$8,399	$9,121	$9,673	$1,495,935
Provision for loan losses	25,506	(171)	16,959	(16,328)	127	27,117	(210)	53,000
Loans charged off	-	-	-	-	-	(28,847)	-	(28,847)
Recoveries	-	-	-	-	-	-	200	200

Total ending allowance balance	$1,116,285	$2,983	$247,663	$127,777	$8,526	$7,391	$9,663	$1,520,288

TWIN OAKS SAVINGS BANK

NOTE TO FINANCIAL STATEMENTS

June 30, 2014

(Unaudited)

NOTE 2 - LOANS (Continued)

The recorded investment in nonaccrual and loans past due over 90 days still on accrual at June 30, 2014 was as follows:

		Loans Past
		Due Over
		90 Days Still
	Nonaccrual	Accruing

1-4 family residential	$1,493,021	$-
Commercial real estate	387,312	-
Total	$1,880,333	$-

The aging of the recorded investment in past due loans at June 30, 2014 was as follows:

	30 - 59	60 - 89	Greater than
	Days	Days	89 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total

1-4 family residential	$433,579	$87,392	$1,363,521	$1,884,492	$24,166,966	$26,051,458
Multifamily	-	-	-	-	298,293	298,293
Commercial real estate	-	-	387,312	387,312	2,890,670	3,277,982
Land	55,078	-	-	55,078	708,897	763,975
Automobile	-	-	-	-	852,567	852,567
Commercial	3,150	-	-	3,150	424,058	427,208
Consumer	4,856	-	-	4,856	113,040	117,896

Total	$496,663	$87,392	$1,527,275	$2,111,330	$29,678,049	$31,789,379

Credit Quality Indicators:

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a periodic basis. The Bank uses the following definitions for risk ratings:

Watch. Loans classified as watch are those requiring more attention to ensure timely and adequate financial information is received and that the business is being prudently managed, given economic and market conditions.

Special Mention. Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank's credit position at some future date.

TWIN OAKS SAVINGS BANK

NOTE TO FINANCIAL STATEMENTS

June 30, 2014

(Unaudited)

NOTE 2 - LOANS (Continued)

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

Based on the most recent analysis performed, the risk category of loans by class of loans was as follows at June 30, 2014:

			Special
	Pass	Watch	Mention	Substandard	Doubtful	Total

1-4 family residential	$22,573,360	$177,175	$1,166,280	$1,639,904	$671,914	$26,051,458
Multifamily	298,293	-	-	-	-	298,293
Commercial real estate	2,838,204	-	52,466	223,558	163,754	3,277,982
Land	661,353	-	-	102,622	-	763,975
Automobile	852,567	10,635	-	-	-	852,567
Commercial	424,058	-	-	3,150	-	427,208
Consumer	113,040	-	-	4,856	-	117,896

Total	$27,760,875	$187,810	$1,218,746	$1,974,090	$835,668	$31,789,379

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 30, 2014

BY AND AMONG

OTTAWA SAVINGS BANCORP MHC,

OTTAWA SAVINGS BANCORP, INC.,

OTTAWA SAVINGS BANK FSB

AND

TWIN OAKS SAVINGS BANK

 TABLE OF CONTENTS

 Page No.

Introductory Statement		A-1
ARTICLE I	Definitions	A-2
ARTICLE II	The Merger	A-7
2.1	The Merger.	A-7
2.2	Closing	A-8
2.3	Effective Time	A-8
2.4	Effect on Outstanding Shares of Acquiror Bancshares Common Stock	A-8
2.5	Alternative Structure	A-9
ARTICLE III	Representations and Warranties	A-9
3.1	Disclosure Letters	A-9
3.2	Representations and Warranties of Acquiree Bank	A-9
3.3	Representations and Warranties of Acquiror	A-24
ARTICLE IV	Conduct Pending the Merger	A-36
4.1	Forbearances by Twin Oaks	A-36
4.2	Forbearances by Ottawa	A-39
ARTICLE V	Covenants	A-40
5.1	Acquisition Proposals	A-40
5.2	Advice of Changes	A-41
5.3	Access and Information	A-42
5.4	Applications; Consents	A-43
5.5	Antitakeover Provisions	A-43
5.6	Additional Agreements	A-44
5.7	Publicity	A-44
5.8	Stockholders Meeting; Members Meetings	A-44
5.9	Proxy Statements	A-46
5.10	Notification of Certain Matters	A-47
5.11	Employee Benefits Matters	A-47
5.12	Indemnification	A-49
5.13	Directors, Officers and Employees	A-51
5.14	Registration of Ottawa Savings Bancorp Common Stock	A-51
5.15	Branches	A-51
ARTICLE VI	Conditions to Consummation	A-51
6.1	Conditions to Each Party’s Obligations	A-51
6.2	Conditions to the Obligations of Ottawa	A-52
6.3	Conditions to the Obligations of Twin Oaks	A-53
ARTICLE VII	Termination	A-54
7.1	Termination	A-54
7.2	Termination Fees	A-56
7.3	Effect of Termination	A-57

A-ii

ARTICLE VIII	Certain Other Matters	A-57
8.1	Interpretation	A-57
8.2	Survival	A-57
8.3	Waiver; Amendment	A-57
8.4	Counterparts	A-57
8.5	Governing Law	A-58
8.6	Expenses	A-58
8.7	Notices	A-58
8.8	Entire Agreement; etc.	A-59
8.9	Successors and Assigns; Assignment	A-59

Exhibit A: Voting Agreement

Exhibit B: Directors of the Resulting Savings Institution

Exhibit C: Senior Executive Officers of the Resulting Savings Institution

A-iii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 30th day of June, 2014 (“Agreement”), by and among Ottawa Savings Bancorp MHC, a federally chartered mutual holding company (“Ottawa Savings Bancorp MHC”), Ottawa Savings Bancorp, Inc., a federally chartered subsidiary holding company (“Ottawa Savings Bancorp”), Ottawa Savings Bank FSB, a federally chartered stock savings bank (“Ottawa Savings Bank”) (Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank being collectively referred to as “Ottawa”), and Twin Oaks Savings Bank, an Illinois chartered mutual savings bank (“Twin Oaks”).

Introductory Statement

Ottawa Savings Bancorp MHC is a federally chartered mutual holding company with its principal office located at 925 LaSalle Street, Ottawa, Illinois. Ottawa Savings Bancorp MHC owns approximately 58% of the outstanding common stock of Ottawa Savings Bancorp, a federal corporation with its principal offices located at 925 LaSalle Street, Ottawa, Illinois. Ottawa Savings Bank is a federal stock savings bank with its principal offices located at 925 LaSalle Street, Ottawa, Illinois. Ottawa Savings Bancorp owns 100% of the capital stock of Ottawa Savings Bank.

Twin Oaks is an Illinois chartered mutual savings bank with its principal offices located at 125 West Bluff Street, Marseilles, Illinois.

The Board of Directors of each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Ottawa Savings Bank and Twin Oaks has determined that this Agreement, the Merger (as defined in Article I) and the related transactions contemplated hereby, are advisable and in the best interests of Ottawa, Twin Oaks, the members of Twin Oaks, the members of Ottawa Savings Bancorp MHC and the stockholders of Ottawa Savings Bancorp.

Ottawa and Twin Oaks each desire to make certain representations, warranties and agreements in connection with the Merger and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Ottawa’s willingness to enter into this Agreement, each director and executive officer of Twin Oaks has entered into a Voting Agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will cast his or her votes in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Audited Financial Statements	Section 5.3(f)
Cause	Section 5.11(b)
Closing	Section 2.2
Closing Date	Section 2.2
Disclosure Letter	Section 3.1
Effective Date	Section 2.3
Effective Time	Section 2.3
Indemnified Party	Section 5.12(a)
Intellectual Property	Section 3.2(m)
Interim Financial Statements	Section 5.3(f)
Maximum Insurance Amount	Section 5.12(c)
Merger	Section 2.1
Ottawa	Preamble
Ottawa Employee Plans	Section 3.3(o)(i)
Ottawa Members Meeting	Section 5.8(c)
Ottawa Pension Plan	Section 3.3(o)(iii)
Ottawa Proxy Statement	Section 5.9(a)
Ottawa Qualified Plan	Section 3.3(o)(iv)
Ottawa Reports Ottawa Savings Bancorp	Section 3.3(aa) Preamble
Ottawa Savings Bancorp Financial Statements	Section 3.3(h)
Ottawa Savings Bancorp MHC	Preamble
Ottawa Savings Bank	Preamble
Ottawa Stockholders Meeting	Section 5.8(a)
Twin Oaks	Preamble
Twin Oaks Continuing Employees	Section 5.11(a)
Twin Oaks Employee Plans	Section 3.2(o)(i)
Twin Oaks Financial Statements	Section 3.2(g)
Twin Oaks Members Meeting	Section 5.8(b)
Twin Oaks Pension Plan	Section 3.2(m)(iii)
Twin Oaks Proxy Statement	Section 5.9(b)
Twin Oaks Qualified Plan	Section 3.2(o)(iv)

For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to an Acquisition Transaction.

“Acquisition Transaction” means any proposal or offer with respect to the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Twin Oaks; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of Twin Oaks’ consolidated assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Affiliate” of a person means any person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such person.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“Appraised Value” means the appraised value of Twin Oaks as of the Effective Date, as determined by an Independent Appraisal. The initial Appraised Value shall have been determined as of June 6, 2014. The Appraised Value will be updated as of a date no earlier than 20 calendar days before the Effective Date.

“CRA” means the Community Reinvestment Act, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp or Ottawa Savings Bank under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Illinois Department of Financial and Professional Regulation” means the Illinois Department of Financial and Professional Regulation.

“Independent Appraisal” shall mean the appraisal of the fair market value of Twin Oaks determined by an independent appraisal firm that is expert in valuing mutual savings institutions, such appraisal being acceptable to the OCC and reasonably acceptable to Twin Oaks and Ottawa.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to a party hereto, actual knowledge of any officer or director of that party with a title of senior vice president or above.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that is material and adverse to the business, financial condition or results of operations of Ottawa and their Subsidiaries, taken as a whole on the one hand or Twin Oaks on the other hand, as the context may dictate or materially prevents, impairs or threatens the ability of either Ottawa or Twin Oaks, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by the Agreement; provided, however, that any such effect resulting solely from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Ottawa or Twin Oaks required under this Agreement or taken or omitted to be taken with the prior written consent, or at the request, of the other, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (iv) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States and (v) natural disaster or other force majeure event, shall not be considered in determining if a Material Adverse Effect has occurred except, (A) with respect to clauses (i), (ii) and (iv), unless it uniquely affects such party or any of its Subsidiaries as compared to comparable U.S. banking organizations, and (B) with respect to clause (iii), any effect, circumstance, occurrence or change identified as a result of the preparation of the Audited Financial Statements or the Interim Financial Statements, each as defined in Section 5.3(f) of this Agreement.

“OCC” means the Office of the Comptroller of the Currency, including as successor to the Office of Thrift Supervision.

“Ottawa ESOP” means the Ottawa Savings Bank Employee Stock Ownership Plan and Trust Agreement.

“Ottawa Savings Bancorp Common Stock” means the common stock, par value $.01 per share, of Ottawa Savings Bancorp.

“Ottawa Savings Bancorp Common Stock Market Price Per Share” shall be the fair market value of a share of Ottawa Savings Bancorp Common Stock as determined by the Ottawa Stock Valuation. The initial Ottawa Savings Bancorp Common Stock Market Price Per Share shall have been determined as of June 6, 2014. The Ottawa Savings Bancorp Common Stock Market Price Per Share will be updated as of a date no earlier than 20 calendar days before the Effective Date.

“Ottawa Stock Valuation” means the fair market value of a share of Ottawa Savings Bancorp Common Stock as determined by a fair valuation of the outstanding shares of Ottawa Savings Bancorp Common Stock prepared by an independent appraisal firm that is expert in preparing stock valuations for financial institutions.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which a party hereto has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that Twin Oaks’ Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisors, would, if consummated, result in a transaction that is more favorable to the members of Twin Oaks than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal).

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

“Voting Agreement” means the agreement, in the form of Exhibit A hereto, executed by each of the directors and executive officers of Twin Oaks to cast his or her votes in favor of this Agreement and the Merger.

ARTICLE II

The Merger

2.1     The Merger.

(a)     General. On the Effective Date, Twin Oaks will merge with and into Ottawa Savings Bank with Ottawa Savings Bank as the resulting institution (the “Merger”). At the Effective Time of the Merger, the separate corporate existence of Twin Oaks shall cease. Ottawa Savings Bank shall be the surviving institution in the Merger and shall continue to be governed by the HOLA and the regulations of the OCC thereunder and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. As a result of the Merger, each borrower member of Twin Oaks and each holder of a deposit account in Twin Oaks as of the Effective Time of the Merger shall have the same rights and privileges in Ottawa Savings Bank as if such borrowing and/or deposit account, respectively, had been established at Ottawa Savings Bank, and all deposit accounts established at Twin Oaks prior to the Effective Time of the Merger shall confer on a depositor the same rights and privileges in Ottawa Savings Bank as if such deposit account had been established at Ottawa Savings Bank on the date established at Twin Oaks.

(b)     Federal Reserve Board Approval OCC and Illinois Department of Financial and Professional Regulation Approval. The Merger shall not be effective until and unless the acquisition of Twin Oaks by Ottawa Savings Bancorp MHC and Ottawa Savings Bancorp is approved by the Federal Reserve Board and the Merger is approved by the OCC and, if required, the Illinois Department of Financial and Professional Regulation. The Effective Date of the Merger shall be the date on which articles of combination for the Merger are endorsed by the OCC.

(c)     Home Office and Branches of Resulting Institutions. The home office of the resulting institution from the Merger shall be 925 LaSalle Street, Ottawa, Illinois 61350. The branch offices of Ottawa Savings Bank and Twin Oaks that are in lawful operation immediately prior to the Merger shall continue to be operated, at the same locations, as branch offices of the resulting institution; provided however, that the branch offices of Twin Oaks located at 125 West Bluff Street, Marseilles, Illinois 61341 and 1508 Creek Drive, Morris, Illinois 60450 will be operated under the name “Twin Oaks Savings Bank, a division of Ottawa Savings Bank,” subject to applicable laws, rules and regulations governing names of divisions of federal savings banks.

(d)     Business of Resulting Institutions. The business of Ottawa Savings Bank as the resulting institution shall be that of a federally chartered savings bank as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Twin Oaks and Ottawa Savings Bank shall be automatically transferred to and vested in Ottawa Savings Bank as the resulting institution by virtue of the Merger without any deed or other document of transfer. Ottawa Savings Bank as the resulting institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Twin Oaks and Ottawa Savings Bank. Ottawa Savings Bank as the resulting institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Twin Oaks and Ottawa Savings Bank immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Twin Oaks and Ottawa Savings Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Twin Oaks or Ottawa Savings Bank. All rights of creditors and other obligees and all liens on property of either Twin Oaks or Ottawa Savings Bank shall be preserved and shall not be released or impaired. The interests of members, if any, in Twin Oaks and Ottawa Savings Bank shall continue after the Merger in the resulting institution.

(e)     Directors and Officers of Resulting Institution. In accordance with Section 5.13(c) hereof, the directors of Ottawa Savings Bank, as the resulting institution, following the Merger shall be those persons identified in Exhibit B hereto and the senior executive officers of Ottawa Savings Bank, as the resulting institution, following the Merger shall be those persons identified in Exhibit C hereto.

2.2     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Kilpatrick Townsend & Stockton LLP, 607 14th Street, N.W., Washington, DC at 10:00 a.m. on the date designated by Ottawa within thirty days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or at such other location or such later date as the parties may otherwise agree (the “Closing Date”).

2.3      Effective Time. In connection with the Closing, the parties hereto shall duly execute and deliver articles of combination to the OCC for filing and endorsement pursuant to the HOLA and the regulations of the OCC thereunder with respect to the Merger. The Merger shall become effective on such date (the “Effective Date”) and at such time as the parties hereto agree and specify in the articles of combination (the time such merger becomes effective being the “Effective Time”).

2.4     Effect on Outstanding Shares of Ottawa Savings Bancorp Common Stock.

(a) Subject to Section 2.4(b) hereof, at and after the Effective Time, each share of Ottawa Savings Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Ottawa Savings Bancorp and shall not be affected by the Merger.

(b) At the Effective Time, Ottawa Savings Bancorp shall issue to Ottawa Savings Bancorp MHC a number of additional shares of Ottawa Savings Bancorp Common Stock equal to the quotient obtained by dividing the Appraised Value of Twin Oaks by the Ottawa Savings Bancorp Common Stock Market Price Per Share rounded to the nearest whole number of shares.

2.5     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Ottawa may, subject to the filing of all necessary applications, if any, and the receipt of all required regulatory approvals, if any, specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions or take actions deemed necessary as Ottawa may determine to effect the purposes of this Agreement; provided, however, that such revised structure or actions shall not (i) adversely affect the rights of the depositors or members of Twin Oaks; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time beyond December 31, 2014; or (iii) change the benefits or other arrangements provided to or on behalf of Twin Oaks’ directors, officers or employees in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE III

Representations and Warranties

3.1     Disclosure Letters. Prior to the execution and delivery of this Agreement, Twin Oaks on the one hand and Ottawa on the other hand have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Sections 3.2 and 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the section of this Agreement to which they relate). The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party’s Disclosure Letter shall be deemed disclosed for all purposes of such party’s Disclosure Letter.

3.2     Representations and Warranties of Twin Oaks. Except as set forth in the Twin Oaks Disclosure Letter, Twin Oaks represents and warrants the following to Ottawa:

(a)     Organization. Twin Oaks is a savings bank validly existing in the mutual form of organization under the laws of State of Illinois. Twin Oaks has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Twin Oaks is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Twin Oaks. Twin Oaks has no direct or indirect subsidiaries.

(b)     Capital Structure. As of the date of this Agreement, (i) Twin Oaks does not have any authorized or outstanding capital stock, and (ii) Twin Oaks does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Twin Oaks to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Twin Oaks or obligating Twin Oaks to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

(c)     Authority. Twin Oaks has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(e), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Twin Oaks’ Board of Directors, and, except for the approval and adoption of this Agreement by the members of Twin Oaks, no other corporate proceedings on the part of Twin Oaks are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Twin Oaks and constitutes a valid and binding obligation of Twin Oaks, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(d)     No Violations. The execution, delivery and performance of this Agreement by Twin Oaks do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Twin Oaks (or any of its properties) is subject, (ii) violate the chartering documents or bylaws of Twin Oaks or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Twin Oaks under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Twin Oaks is a party, or to which any of its properties or assets may be subject, except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Twin Oaks.

(e)     Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity or, except for the approval of members referred to in Section 3.2(c), any third party are required to be made or obtained in connection with the execution and delivery by Twin Oaks of this Agreement or the consummation by Twin Oaks of the merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by federal and state banking authorities, including filings and notices with the Federal Reserve Board, the OCC and the Illinois Department of Financial and Professional Regulation and (ii) the filing of articles of combination with the OCC. As of the date hereof, Twin Oaks has no knowledge of any reason pertaining to Twin Oaks why any of the approvals referred to in this Section 3.2(e) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(f)     Governmental Filings. Twin Oaks has filed all material reports, schedules, registration statements and other documents that it has been required to file since January 1, 2011 with the State of Illinois, the FDIC, the Illinois Department of Financial and Professional Regulation and any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(g)     Financial Statements.     Twin Oaks has previously provided to Ottawa its balance sheets as of March 31, 2014 and 2013 and related statements of income, for each of the two years in the period ended March 31, 2013 (the “Twin Oaks Financial Statements”). The Twin Oaks Financial Statements were prepared from the books and records of Twin Oaks, fairly present the financial position of Twin Oaks at and as of the dates indicated and the results of operations, retained earnings and cash flows of Twin Oaks for the periods indicated.

(h)     Absence of Certain Changes or Events. Since March 31, 2013, (i) Twin Oaks has conducted its business only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Twin Oaks (iii) except as contemplated by Section 5.11 of this Agreement, there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Twin Oaks to any of its directors, officers or employees, other than in conformity with the policies and practices of Twin Oaks in the usual and ordinary course of its business, (iv) except as contemplated by Section 5.11 of this Agreement, Twin Oaks has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the policies and practices of Twin Oaks in the usual and ordinary course of its business, and (v) there has been no change in any accounting principles, practices or methods of Twin Oaks other than as required by GAAP.

(i)     Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Twin Oaks, threatened against or affecting Twin Oaks or any property or asset of Twin Oaks that, (i) are seeking damages or declaratory relief against Twin Oaks or (ii) challenge the validity or proprietary of the transactions contemplated by the Agreement. To the knowledge of Twin Oaks, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Twin Oaks. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Twin Oaks.

(j)     Absence of Regulatory Actions. Since January 1, 2011, Twin Oaks has not been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the knowledge of Twin Oaks, there are no material unresolved violations, criticisms or exceptions by any Governmental Regulator with respect to any report or statement relating to any examination of Twin Oaks.

(k)     Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Twin Oaks have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Twin Oaks have been paid in full or adequate provision has been made for any such Taxes. Except as set forth in the Twin Oaks Disclosure Letter, as of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Twin Oaks, and no claim has been made by any authority in a jurisdiction where Twin Oaks does not file tax returns that Twin Oaks is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Twin Oaks have been paid in full or adequate provision has been made for any such Taxes. Twin Oaks has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Twin Oaks has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Twin Oaks has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Twin Oaks is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment to any individual of any “excess parachute payments” within the meaning of Section 280G of the IRC and Twin Oaks has not made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(l)     Agreements.

(i)     Twin Oaks’ Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Twin Oaks is a party or is bound:

(A)      with any officer of Twin Oaks the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Twin Oaks of the nature contemplated by this Agreement;

(B)      with respect to the employment of any directors, officers, employees or consultants;

(C)      any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(D)      that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of Twin Oaks (or, following the consummation of the transactions contemplated hereby, Ottawa or any of its Subsidiaries), (2) obligates Twin Oaks or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Ottawa or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires Twin Oaks to make available investment opportunities to any person on a priority or exclusive basis;

(E)     pursuant to which Twin Oaks may become obligated to invest in or contribute capital to any entity;

(F)     that relates to borrowings of money (or guarantees thereof) by Twin Oaks in excess of $50,000, other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business;

(G)      which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis;

(H)     that was not made in the ordinary course of business which is material to Twin Oaks and is to be performed in whole or in part at or after the execution of this Agreement or was entered into not more than two years before such execution. Only contracts need be identified as to which Twin Oaks is a party or has succeeded to a party by assumption or assignment or in which Twin Oaks has a beneficial interest;

(I)     that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Twin Oaks;

(J)     that relates to the involvement of Twin Oaks in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(K)     upon which Twin Oaks’ business is substantially dependent, as in the case of continuing contracts to sell the major part of Twin Oaks’ products or services or to purchase the major part of Twin Oaks’ requirements of goods, services or raw materials or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which Twin Oaks’ business depends to a material extent;

(L)     calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 15% of the fixed assets of Twin Oaks;

(M)     which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per annum;

(N)     which is a management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to pension, retirement or deferred compensation or bonus, incentive or profit sharing (or if not set forth in any formal document, a written description thereof) in which any director or any of the executive officers of the Twin Oaks participates, and any other management contract or any compensatory plan, contract, or arrangement in which any other executive officer of the Twin Oaks participates shall be identified unless immaterial in amount or significance; and

(O)     which is not of the type described in clauses (A) through (N) above and that involved payments by, or to, Twin Oaks in the fiscal year ended March 31, 2014, or which could reasonably be expected to involve such payments during the fiscal year ending March 31, 2015, of more than $25,000 (excluding Loans or Deposits) or the termination of which would require payment by Twin Oaks in excess of $25,000.

(ii)     Twin Oaks is not in default under (and, to Twin Oaks’ knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Twin Oaks, no other party to any such agreement (excluding any loan or extension of credit made by Twin Oaks) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Twin Oaks.

(m)     Intellectual Property. Twin Oaks owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Twin Oaks’ Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to Twin Oaks for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Twin Oaks is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by the Twin Oaks, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that Twin Oaks is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Twin Oaks. Twin Oaks has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Twin Oaks must license or refrain from using any intellectual property rights of a third party). To the knowledge of Twin Oaks, Twin Oaks has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Twin Oaks.

(n)     Labor Matters.

(i)     Twin Oaks is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Twin Oaks is not and has never been a party to, been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Twin Oaks is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of Twin Oaks, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Twin Oaks pending or, to the knowledge of Twin Oaks, threatened.

(ii)     Twin Oaks’ Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of Twin Oaks and any consultants or independent contractors providing services to Twin Oaks; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(o)     Employee Benefit Plans.

(i)     Twin Oaks’ Disclosure Letter contains a complete and accurate list of all pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Twin Oaks (hereinafter referred to collectively as the “Twin Oaks Employee Plans”). There has been no announcement or commitment by Twin Oaks to create an additional Twin Oaks Employee Plan, or to amend any Twin Oaks Employee Plan, except for amendments required by applicable law that do not materially increase the cost of such Twin Oaks Employee Plan. With respect to each Twin Oaks Employee Plan, Twin Oaks has previously made available to Ottawa a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Twin Oaks Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Twin Oaks Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Twin Oaks Employee Plan, to the extent available, if the Twin Oaks Employee Plan is subject to Title I of ERISA, and (E) the most recent actuarial report or valuation if such Twin Oaks Employee Plan is a Twin Oaks Pension Plan and any subsequent changes to the actuarial assumptions contained therein. Each Twin Oaks Employee Plan that provides for the payment of “deferred compensation,” including any employment agreement between Twin Oaks and any employee, complies in all material respects with Section 409A of the IRC.

(ii)     There is no pending or, to Twin Oaks’ knowledge, threatened litigation, administrative action or proceeding relating to any Twin Oaks Employee Plan. All of the Twin Oaks Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. To Twin Oaks’ knowledge, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Twin Oaks Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Twin Oaks under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)     No liability to the Pension Benefit Guarantee Corporation has been or is expected by Twin Oaks to be incurred with respect to any Twin Oaks Employee Plan that is subject to Title IV of ERISA (“Twin Oaks Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Twin Oaks or any ERISA Affiliate. No Twin Oaks Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Twin Oaks Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Twin Oaks Pension Plan as of the end of the most recent plan year with respect to the respective Twin Oaks Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Twin Oaks Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Twin Oaks Pension Plan within the 12-month period ending on the date hereof. Twin Oaks has not provided, and is not required to provide, security to any Twin Oaks Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Twin Oaks, nor any ERISA Affiliate, has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iv)     Each Twin Oaks Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (an “Twin Oaks Qualified Plan”) has received a favorable determination letter from the IRS, and, to the knowledge of Twin Oaks, there are not any circumstances likely to result in revocation of any such favorable determination letter.

(v)     Twin Oaks does not have any obligations for post-retirement or post-employment welfare benefits under any Twin Oaks Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. Except as set forth in the Twin Oaks’ Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Twin Oaks to any person which is an “excess parachute payment” (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Twin Oaks Employee Plan or accelerate the time of payment or vesting of any such benefit.

(vi)     All contributions required to be made with respect to Twin Oaks Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Twin Oaks Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Twin Oaks. Each Twin Oaks Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(vii)     Twin Oaks’ Disclosure Letter contains a calculation of the severance payment (estimated where necessary) and a description of other benefits payable to each director, officer or employee of Twin Oaks that is a party to a severance, change in control or employment agreement, assuming that such person’s service with Twin Oaks terminates as of the Effective Time.

(p)     Title to Assets. The Twin Oaks Disclosure Letter contains a complete and accurate list of all real property owned or leased by Twin Oaks, including all properties of Twin Oaks classified as “Real Estate Owned” or words of similar import. Twin Oaks has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Twin Oaks is lessee or lessor is valid and in full force and effect and neither Twin Oaks, nor, to the knowledge of Twin Oaks, any other party to any such lease, is in default or in violation of any material provisions of any such lease. Twin Oaks has previously delivered to Ottawa a complete and correct copy of such lease. All real property owned or leased by Twin Oaks is in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Twin Oaks to be adequate for the current business of Twin Oaks. To the knowledge of Twin Oaks, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(q)     Compliance with Laws. Twin Oaks conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Twin Oaks. Twin Oaks has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the knowledge of Twin Oaks, threatened. Twin Oaks is not in violation of and Twin Oaks has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Twin Oaks.

(r)     Environmental Matters.

(i)     Each of Twin Oaks’ properties, the Participation Facilities, and, to the knowledge of Twin Oaks, the Loan Properties are, and have been, during the period of Twin Oaks’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Twin Oaks, threatened, before any court, or Governmental Entity against Twin Oaks or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Twin Oaks or any Participation Facility.

(iii)     To the knowledge of Twin Oaks, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or Twin Oaks in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)     Twin Oaks has not received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)     To the knowledge of Twin Oaks, there are no underground storage tanks at any properties owned or operated by Twin Oaks or any Participation Facility and, except as set forth in the Twin Oaks Disclosure Letter, no underground storage tanks have been closed or removed from any properties owned or operated by Twin Oaks or any Participation Facility.

(vi)     During the period of (A) the ownership or operation by Twin Oaks of any of its current properties or (B) the participation of Twin Oaks in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Twin Oaks, prior to the period of (A) the ownership or operation by Twin Oaks of any of its current properties or (B) the participation of Twin Oaks in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(s)     Loan Portfolio; Allowance for Loan Losses; Asset Quality.

(i)     All Loans held by Twin Oaks were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, and, to the knowledge of Twin Oaks, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(ii)     With respect to each Loan owned by Twin Oaks in whole or in part:

(A)     the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

(B)     neither Twin Oaks, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C)     Twin Oaks is the sole holder of legal and beneficial title to each Loan (or its participation interest, as applicable), except as otherwise referenced on the books and records of Twin Oaks;

(D)     the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(E)     with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(F)     there is no pending or, to the knowledge of Twin Oaks, threatened, condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Twin Oaks; and

(G)     other than foreclosure or other collection proceedings initiated by Twin Oaks in the ordinary course of business, to the knowledge of Twin Oaks, there is no litigation or proceeding pending or, to the knowledge of Twin Oaks, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan.

(iii)     Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iv)     The allowance for loan losses reflected in Twin Oaks’ balance sheet at March 31, 2014 was, and the allowance for loan losses shown on the balance sheets in Twin Oaks’ Reports for periods ending after March 31, 2014, in the opinion of management, was or will be adequate, as of the dates thereof.

(v)     Twin Oaks’ Disclosure Letter sets forth a true and complete listing, as of March 31, 2014, of:

(A)     all Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof; and

(B)     Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Twin Oaks due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(vi)     Twin Oaks is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Twin Oaks that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of Twin Oaks is listed in the Twin Oaks Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

(vii)      (A) Twin Oaks’ Disclosure Letter sets forth a list of all Loans as of the date hereof by Twin Oaks to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Twin Oaks, (B) there are no Loans to any employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(t)     Deposits. The deposit accounts of Twin Oaks are insured by the FDIC to the maximum extent permitted by law. Except as set forth in the Twin Oaks Disclosure Letter, none of the deposits of Twin Oaks is a “brokered” deposit.

(u)     Anti-takeover Provisions Inapplicable. Twin Oaks has taken all actions required to exempt Ottawa, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature contained in its organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(v)     Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no officer or director of Twin Oaks, or any affiliate of any such officer or director, has any material interest, directly or indirectly, in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Twin Oaks.

(w)     Insurance. In the opinion of management, Twin Oaks is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Twin Oaks’ Disclosure Letter contains a list of all policies of insurance carried and owned by Twin Oaks showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by Twin Oaks are in full force and effect, Twin Oaks is not in default thereunder, all premiums and other payments due under such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(x)     Investment Securities.

(i)     Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Twin Oaks is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)     Twin Oaks is not party to and has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(y)     Indemnification. Except as provided in the charter or bylaws of Twin Oaks, Twin Oaks is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Twin Oaks and, to the knowledge of Twin Oaks, there are no claims for which any such person would be entitled to indemnification under the Articles of Incorporation and bylaws of Twin Oaks, under any applicable law or regulation or under any employment-related agreement.

(z)     Books and Records. The books and records of Twin Oaks have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(aa)     Corporate Documents. Twin Oaks has previously furnished or made available to Ottawa a complete and correct copy of its charter and bylaws as in effect as of the date of this Agreement. Twin Oaks is not in violation of its chartering documents, bylaws or similar organizational documents. The minute books of Twin Oaks constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and its members.

(bb)     CRA, Anti-Money Laundering, OFAC and Customer Information Security. Twin Oaks has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Twin Oaks does not have knowledge of any facts or circumstances that would cause it: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the knowledge of Twin Oaks, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either to undertake any remedial action. The Board of Directors of Twin Oaks has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Twin Oaks has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(cc)     Undisclosed Liabilities. Twin Oaks has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the balance sheet of Twin Oaks as of March 31, 2014, except for (i) liabilities incurred since March 31, 2014 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Twin Oaks, and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(dd)     Fees. Neither Twin Oaks nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Twin Oaks in connection with this Agreement or the transactions contemplated hereby.

3.3     Representations and Warranties of Ottawa. Except as set forth in the Ottawa Disclosure Letter, Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank jointly and severally represent and warrant the following. Any reference to “Ottawa” in this Section 3.3 shall include each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and/or Ottawa Savings Bank individually, as and to the extent applicable.

(a)     Organization. Ottawa Savings Bancorp MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Ottawa Savings Bancorp is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Ottawa Savings Bank is a stock savings bank, validly existing and in good standing under the laws of the United States of America. Each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Ottawa, considered as a whole.

(b)      Subsidiaries.

(i)     The authorized capital stock of Ottawa Savings Bank consists of 5,000 shares of common stock, par value $1.00 per share, 100 of which are issued and outstanding and are owned by Ottawa Savings Bancorp and were issued in full compliance with all applicable laws and are owned by Ottawa Savings Bancorp free and clear of all liens and encumbrances.

(ii)     Ottawa Savings Bancorp MHC has no Subsidiaries other than Ottawa Savings Bancorp. Ottawa Savings Bancorp has no direct Subsidiaries other than Ottawa Savings Bank. Each of Ottawa Savings Bank’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Ottawa considered as a whole.

(iii)     The outstanding shares of capital stock of each Ottawa Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of Ottawa Savings Bank or any Subsidiary of Ottawa Savings Bank are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)     Ottawa Savings Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and no other Subsidiary of Ottawa is an “insured depository institution.”

(c)     Capital Structure.

(i)     The authorized capital stock of Ottawa Savings Bancorp consists of 12,000,000 shares of Ottawa Savings Bancorp Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share.

(ii)     As of March 31, 2014, (A) 2,117,979 shares of Ottawa Savings Bancorp Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of Ottawa Savings Bancorp preferred stock were issued and outstanding; and (C) 4,539 shares of Ottawa Savings Bancorp Common Stock were reserved for issuance pursuant to outstanding grants or awards under Ottawa Savings Bancorp’s stock-based benefit plans. Ottawa Savings Bancorp MHC is the record and beneficial owner of 1,223,701 shares of Ottawa Savings Bancorp Common Stock.

(iii)     The shares of Ottawa Savings Bancorp Common Stock to be issued to Ottawa Savings Bancorp MHC upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. The issuance of the shares of Ottawa Savings Bancorp Common Stock to Ottawa Savings Bancorp MHC upon consummation of the Merger is exempt from registration under the Securities Act of 1933, as amended.

(d)     Authority. Each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank, and no other corporate proceedings on the part of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp or Ottawa Savings Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the approval and adoption of this Agreement by the holders of the outstanding shares of Ottawa Savings Bancorp Common Stock (ii) if required, the approval and adoption of this Agreement, or any other matters required to be approved or adopted in or to carry out the intentions of this Agreement, by the members of Ottawa Savings Bancorp MHC. This Agreement has been duly and validly executed and delivered by each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)     No Violations. The execution, delivery and performance of this Agreement by Ottawa does not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required stockholder, member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Ottawa (or any of its properties) is subject, (ii) violate the charter or bylaws of Ottawa or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Ottawa under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Ottawa is a party, or to which any of its properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Ottawa considered as a whole.

(f)     Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity, expect for the approval of members referred to in Section 3.3(d), if required, or any third party are required to be made or obtained in connection with the execution and delivery by Ottawa of this Agreement or the consummation by Ottawa of the Merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, including filings and notices with the Federal Reserve Board and the OCC and, if applicable, the Illinois Department of Financial and Professional Regulation and (ii) the filing of articles of combination with the OCC. As of the date hereof, Ottawa knows of no reason pertaining to Ottawa why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)     Governmental Filings. Ottawa has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2011, with the OCC, FDIC, and any other Governmental Entity, except where the failure to file such report, schedules, registration statements and other documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Ottawa. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)     Financial Statements.     Ottawa Savings Bancorp has previously provided to Twin Oaks its audited statements of financial condition as of December 31, 2013 and 2012 and related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2013 together with notes thereto, accompanied by the audit report of Ottawa Savings Bancorp’s independent public auditors (the “Ottawa Savings Bancorp Financial Statements”). The Ottawa Savings Bancorp Financial Statements were prepared from the books and records of Ottawa Savings Bancorp, fairly present the consolidated financial position of Ottawa Savings Bancorp at and as of the dates indicated and the consolidated results of operations, stockholders’ equity and cash flows of Ottawa Savings Bancorp for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(i)     Absence of Certain Changes or Events. Since December 31, 2013, (i) Ottawa has conducted its business only in the ordinary and usual course of such business consistent with its past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Ottawa considered as a whole.

(j)     Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Ottawa, threatened against or affecting Ottawa or any of its Subsidiaries or any property or asset of Ottawa or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Ottawa or (ii) challenge the validity or proprietary of the transactions contemplated by the Agreement. To the knowledge of Ottawa there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Ottawa or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Ottawa or any of its Subsidiaries.

(k)     Absence of Regulatory Actions. Except as set forth in the Ottawa Disclosure Letter, since January 1, 2011, neither Ottawa nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the knowledge of Ottawa, there are no material unresolved violations, criticisms or exceptions by any Governmental Regulator with respect to any report or statement relating to any examination of Ottawa.

(l)     Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Ottawa have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Ottawa have been paid in full or adequate provision has been made for any such Taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Ottawa, and no claim has been made by any authority in a jurisdiction where Ottawa does not file tax returns that Ottawa is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Ottawa have been paid in full or adequate provision has been made for any such taxes. Ottawa has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Ottawa and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Ottawa and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(m)     Intellectual Property. Ottawa owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With respect to each item of Intellectual Property owned by Ottawa, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that Ottawa is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Ottawa. Ottawa has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Ottawa must license or refrain from using any intellectual property rights of a third party). To the knowledge of Ottawa, Ottawa has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Ottawa.

(n)     Labor Matters. Ottawa is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Ottawa has not and has never been a party to, or been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Ottawa is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Ottawa pending or, to the knowledge of Ottawa, threatened.

(o)     Employee Benefit Plans.

(i)     The Ottawa Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank which hereinafter referred to collectively as the “Ottawa Employee Plans.” The Ottawa Disclosure Letter identifies each Ottawa Employee Plan to which a Twin Oaks employee will be subject or in which such employee will be eligible to participate. There has been no announcement or commitment by Ottawa to create an additional Ottawa Employee Plan, or to amend any Ottawa Employee Plan, except for amendments required by applicable law that do not materially increase the cost of such Ottawa Employee Plan.

(ii)     There is no pending or, to Ottawa’s knowledge, threatened litigation, administrative action or proceeding relating to any Ottawa Employee Plan. All of the Ottawa Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Ottawa Employee Plans which is likely to result in the imposition of any penalties or Taxes upon Ottawa under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)     No liability to the Pension Benefit Guarantee Corporation has been or is expected by Ottawa to be incurred with respect to any Ottawa Employee Plan that is subject to Title IV of ERISA (“Ottawa Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Ottawa or any ERISA Affiliate. No Ottawa Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Ottawa Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Ottawa Pension Plan as of the end of the most recent plan year with respect to the respective Ottawa Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Ottawa Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Ottawa Pension Plan within the 12-month period ending on the date hereof. Ottawa has not provided, or been required to provide, security to any Ottawa Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Ottawa, nor any ERISA Affiliate, has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iv)     Each Ottawa Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Ottawa Qualified Plan”) has received a favorable determination letter from the IRS, and, to the knowledge of Ottawa, there are not any circumstances likely to result in revocation of any such favorable determination letter. Each Ottawa Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Ottawa Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)     Except as set forth in the Ottawa Disclosure Letter, Ottawa does not have any obligations for post-retirement or post-employment benefits under any Ottawa Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Ottawa to any person which is an “excess parachute payment” (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Ottawa Employee Plan or accelerate the time of payment or vesting of any such benefit.

(p)     Title to Assets. Ottawa has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Ottawa is lessee or lessor is valid and in full force and effect and neither Ottawa, nor, to the knowledge of Ottawa, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Ottawa is in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Ottawa to be adequate for the current business of Ottawa. To the knowledge of Ottawa, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(q)     Compliance with Laws. Each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ottawa. Ottawa has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the knowledge of Ottawa, threatened. Ottawa is not in violation of or has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Ottawa, considered as a whole.

(r)     Environmental Matters.

(i)     Each of Ottawa’s properties, the Participation Facilities, and, to the knowledge of Ottawa, the Loan Properties, are, and have been, during the period of Ottawa’s ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Ottawa, threatened, before any court or Governmental Entity against Ottawa or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Ottawa or any Participation Facility.

(iii)     To the knowledge of Ottawa, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or Ottawa in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)     Ottawa has not received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)     To the knowledge of Ottawa, there are no underground storage tanks at any properties owned or operated by Ottawa or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Ottawa or any Participation Facility.

(vi)     During the period of (A) the ownership or operation by Ottawa of any of its current properties or (B) the participation of Ottawa in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Ottawa, prior to the period of (A) the ownership or operation by Ottawa of any of its current properties or (B) the participation of Ottawa in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(s)     Loan Portfolio; Allowance for Loan Losses.

(i)     All Loans held by Ottawa Savings Bank were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, and, to the knowledge of Ottawa, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(ii)     Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)     The allowance for loan losses reflected in Ottawa audited balance sheet at December 31, 2013 was, and the allowance for loan losses shown on the balance sheets in Ottawa Savings Bancorp Financial Statements for periods ending after December 31, 2013, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(iv)     Ottawa’s Disclosure Letter sets forth a true and complete listing, as of March 31, 2014, of:

(A)     all Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof; and

(B)     Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Ottawa due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(v)     Neither Ottawa Savings Bank nor any of its Subsidiaries is a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Ottawa Savings Bank or any of its Subsidiaries that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of Ottawa Savings Bank or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

(vi)     (A) There are no Loans to any Ottawa employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (B) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(t)     Deposits. The deposit accounts of Ottawa Savings Bank are insured by the FDIC to the maximum extent permitted by law.

(u)     Insurance. In the opinion of management, Ottawa is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Ottawa are in full force and effect, Ottawa is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion.

(v)     Investment Securities.

(i)     Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Ottawa is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)     Neither Ottawa nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(w)     Books and Records. The books and records of Ottawa and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(x)     Corporate Documents. Ottawa has previously furnished or made available to Twin Oaks a complete and correct copy of its charter and bylaws and the similar organizational documents of each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Ottawa nor any of their Subsidiaries is in violation of its charter, bylaws or similar organizational documents. The minute books of Ottawa and each of its Subsidiaries constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and their stockholders or members, as the case may be.

(y)     CRA, Anti-Money Laundering, OFAC and Customer Information Security. Ottawa Savings Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Ottawa does not have knowledge of any facts or circumstances that would cause Ottawa Savings Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the knowledge of Ottawa, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Ottawa or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Ottawa Savings Bank has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z)     Undisclosed Liabilities. To its knowledge, Ottawa has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Ottawa as of December 31, 2013, except for (i) liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Ottawa’s ability to perform its obligations under this Agreement, and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement. Further, to Ottawa’s knowledge, there are no liabilities for environmental hazards which would adversely impact its ability to perform under this Agreement.

(aa)     Securities Filings. Ottawa has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since January 1, 2011 (collectively, “Ottawa Reports”). None of the Ottawa Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of the Ottawa Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act; as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Ottawa included in the Ottawa Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(bb)     Internal Controls. Ottawa has devised and maintains a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Except as disclosed in the Ottawa Reports, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Ottawa’s ability to record, process, summarize and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Ottawa’s internal controls over financial reporting.

ARTICLE IV

Conduct Pending the Merger

4.1     Forbearances by Twin Oaks. Except as expressly contemplated or permitted by this Agreement or disclosed in Twin Oaks’ Disclosure Letter, during the period from the date of this Agreement to the Effective Time of the Merger, Twin Oaks shall not without the prior written consent of Ottawa Savings Bank, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)     conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use its reasonable efforts maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)     (i)     incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities consistent with past practice or (B) borrowings from the Federal Home Loan Bank or (C) borrowing pursuant to Twin Oaks’ current line of credit with the Bankers Bank, Madison, Wisconsin;

(ii)     prepay any indebtedness or other similar arrangements so as to incur any prepayment penalty thereunder; or

(iii)     purchase any brokered certificates of deposit.

(c)     make, declare or pay any dividend or make any other distribution to its members other than the payment of interest on its savings accounts in the ordinary course of business;

(d)      other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(e)      make any equity investment, other than required purchases of FHLB stock, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity or form any new subsidiary;

(f)     enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum;

(g)     make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $400,000 with respect to any individual borrower, or (ii) loans or advances as to which it has a binding obligation to make such loans or advances as of the date hereof; provided, however, in the event Twin Oaks requests in the manner contemplated by Section 8.7 that Ottawa approve a loan requiring Ottawa’s approval hereunder and Ottawa fails to respond thereto in writing within three (3) business days, such approval shall be deemed to have been given;

(h)     except as described in Twin Oaks’ Disclosure Letter and except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) make or increase any Loan, or commit to make or increase any such Loan, to any director or executive officer of Twin Oaks, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)      (i)     increase in any manner the compensation or fringe benefits of any of its employees or directors or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(ii)     become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director; or

(iii)     appoint to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee at an annual salary in excess of $25,000 per annum;

(j)      commence any action or proceeding, other than to enforce any obligation owed to Twin Oaks and in accordance with past practice or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $25,000 or (ii) that would impose any material restriction of the operations of Ottawa;

(k)      amend its charter or bylaws;

(l)     increase the interest paid on certificates of deposit;

(m)     restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(n)     make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(o)     make any capital expenditures in excess of $25,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or as required by Government Regulators;

(p)     establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(q)     enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(r)     make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or the direction of a Governmental Entity;

(s)     except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(i)            issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Ottawa and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Ottawa (which shall not be unreasonably withheld, conditioned or delayed); or

(ii)           issue any communication of a general nature to customers without the prior approval of Ottawa (which shall not be unreasonably withheld, conditioned or delayed);

(t)     make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)      take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)      implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(w)      agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by Twin Oaks or response thereto by Ottawa shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2     Forbearances by Ottawa. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Ottawa shall not, nor shall they permit any Subsidiary to, without the prior written consent of Twin Oaks, which shall not unreasonably be withheld, conditioned or delayed:

(a)     conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b)     take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(c)     take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement; or

(d)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

Covenants

5.1     Acquisition Proposals.

(a)     From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except as permitted by this Agreement, Twin Oaks shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding Twin Oaks to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Ottawa), regarding an Acquisition Proposal; or (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Twin Oaks or any investment banker, financial advisor, attorney, accountant or other representative retained by Twin Oaks shall be deemed to be a breach of this Section 5.1 by Twin Oaks. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by Twin Oaks’ members at a meeting of the members of Twin Oaks, this Section 5.1(a) shall not prohibit Twin Oaks from furnishing nonpublic information regarding Twin Oaks to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to Twin Oaks by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) Twin Oaks has not breached any of the covenants set forth in this Section 5.1, (3) Twin Oaks’ Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary obligations under applicable law, and (4) at least three (3) Business Days prior to furnishing any non-public information to, or entering into discussions with, such person, Twin Oaks gives Ottawa written notice of the identity of such person and of Twin Oaks’ intention to furnish non-public information to, or enter into discussions with, such person and Twin Oaks receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Ottawa and Twin Oaks.

(b)     Twin Oaks will notify Ottawa Savings Bancorp immediately orally (within three (3) Business Days) and in writing (within five (5) Business Days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Ottawa Savings Bancorp any written materials received by Twin Oaks in connection therewith. Twin Oaks will keep Ottawa Savings Bancorp informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)     Twin Oaks will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. Twin Oaks shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it is a party.

5.2     Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3     Access and Information.

(a)     Upon reasonable notice, Twin Oaks shall afford Ottawa and Ottawa shall afford Twin Oaks, and their representatives (including, without limitation, directors, officers and employees of each of Ottawa and Twin Oaks and its affiliates and counsel, accountants and other professionals retained by Ottawa or Twin Oaks, as applicable) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and, subject to the requirements of the independent auditors of such party, work papers of independent auditors), contracts, properties, personnel and to such other information relating to Twin Oaks and Ottawa, as the case may be, as Ottawa or Twin Oaks may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by Twin Oaks or Ottawa in this Agreement.

(b)     From the date hereof until the Effective Time of the Merger, Twin Oaks and Ottawa shall each promptly provide the other with (i) a copy of each report, schedule and other document filed with or, unless prohibited by law or regulation, received by it from a Governmental Entity, (ii) a copy of any materials furnished to its senior management and all materials furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) any other information concerning its business, properties and personnel as Ottawa or Twin Oaks may reasonably request. Notwithstanding the foregoing, neither, Twin Oaks nor Ottawa shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c)     Neither Ottawa nor Twin Oaks will, and will each cause its representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information and documents obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All information and documents obtained pursuant to this Section 5.3 shall be held in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated September 21, 2013, between Ottawa and Twin Oaks.

(d)     From and after the date hereof, representatives of Ottawa Savings Bank and Twin Oaks shall meet on a regular basis to discuss and plan for the conversion of Twin Oaks’ data processing and related electronic informational systems to those used by Ottawa Savings Bank with the goal of conducting such conversion simultaneously with the consummation of the Merger.

(e)     Within ten Business Days following the end of each calendar month, Twin Oaks will provide Ottawa with an updated list of Loans described in Section 3.2(s)(v).

(f)     As soon as reasonably practicable after the date hereof, Twin Oaks will have Crowe Horwath LLP prepare, and Twin Oaks will provide to Ottawa, audited balance sheets as of March 31, 2014 and related statements of income, changes in retained earnings and cash flows for the period ended March 31, 2014, together with notes (the “Audited Financial Statements”). Through the Closing Date, each of Twin Oaks and Ottawa shall continue to prepare and provide to the other unaudited statements of income, and, in the case of Ottawa, all Ottawa Reports, for each interim period following the period ended March 31, 2014 (the “Interim Financial Statements”). As of their respective dates, the foregoing financial statements shall be prepared in accordance with GAAP. The books and records of each of Twin Oaks and Ottawa shall be maintained in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP shall not have resigned (or informed Twin Oaks that it intends to resign) or been dismissed as Twin Oaks’ independent accountants as a result of or in connection with any disagreements with Twin Oaks on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.4     Applications; Consents.

(a)     Ottawa and Twin Oaks shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Ottawa and Twin Oaks shall furnish each other with all information concerning themselves, and any of their directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Twin Oaks or Ottawa to any Governmental Entity in connection with the transactions contemplated by this Agreement. Ottawa and Twin Oaks shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to it that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)     As soon as practicable after the date hereof, each of the parties hereto shall use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5     Antitakeover Provisions. Twin Oaks shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Ottawa, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature in the charter and bylaws of Twin Oaks, and the provisions of any applicable federal or state antitakeover laws.

5.6     Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agree to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7     Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter the parties hereto shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8     Stockholders Meeting; Members Meeting.

(a)     Ottawa Savings Bancorp will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Ottawa Savings Bancorp will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its stockholders (the “Ottawa Stockholders Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Ottawa Savings Bancorp’s Board of Directors will use all reasonable best efforts to obtain from Ottawa Savings Bancorp’s stockholders a vote approving and adopting this Agreement. Except as provided in this Agreement, (i) Ottawa Savings Bancorp’s Board of Directors shall recommend to Ottawa Savings Bancorp’s stockholders approval and adoption of this Agreement, (ii) the proxy statement Ottawa Savings Bancorp distributes to its stockholders shall include a statement to the effect that Ottawa Savings Bancorp’s Board of Directors has recommended that Ottawa Savings Bancorp’s stockholders vote in favor of the approval and adoption of this Agreement, and (iii) Ottawa Savings Bancorp MHC shall vote all shares of Ottawa Savings Bancorp Common Stock owned by it in favor of the approval and adoption of this Agreement.

(b)     Twin Oaks will submit to its members this Agreement and any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, Twin Oaks will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of Twin Oaks’ members, (the “Twin Oaks Members Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Twin Oaks’ Board will use all reasonable best efforts to obtain from Twin Oaks’ members a vote approving and adopting this Agreement. Except as provided in this Agreement, (i) Twin Oaks’ Board will recommend to its members that they vote in favor of the approval and adoption of this Agreement, (ii) the proxy statement Twin Oaks distributes to its members shall include a statement to the effect that Twin Oaks’ Board of Directors has recommended that its members vote in favor of the approval and adoption of this Agreement, and (iii) neither Twin Oaks’ Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Ottawa, the recommendation of Twin Oaks’ Board of Directors that its members vote in favor of approval and adoption of this Agreement or make any statement in connection with the Twin Oaks Members Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if Twin Oaks’ Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to members at the Twin Oaks Members Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the members in the proxy statement distributed to its members or an appropriate amendment or supplement thereto to the extent required by law; provided that prior to submitting the Agreement without recommendation, Twin Oaks shall have complied in all material respects with Section 5.1, including providing Ottawa Savings Bancorp with prompt written notice (and in any event within twenty-four (24) hours) advising it of the decision of Twin Oaks’ Board of Directors to take such action.

(c)     If required, Ottawa Savings Bancorp MHC will submit to its members this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, if required, Ottawa Savings Bancorp MHC will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its members (the “Ottawa Members Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. If Ottawa Savings Bancorp MHC is required to hold such Ottawa Members Meeting, Ottawa Savings Bancorp MHC’s Board of Directors will use all reasonable best efforts to obtain from Ottawa Savings Bancorp MHC’s members a vote approving and adopting this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. If Ottawa Savings Bancorp MHC is required to hold such Ottawa Members Meeting, (i) Ottawa Savings Bancorp MHC’s Board of Directors shall recommend to Ottawa Savings Bancorp MHC’s members approval and adoption of this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement, and (ii) any proxy statement Ottawa Savings Bancorp MHC is required to distribute to its members shall include a statement to the effect that Ottawa Savings Bancorp MHC’s Board of Directors has recommended that Ottawa Savings Bancorp MHC’s members vote in favor of the approval and adoption of this Agreement or any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement.

5.9     Proxy Statements.

(a)     As promptly as reasonably practicable following the date hereof, Ottawa Savings Bancorp and, if required, Ottawa Savings Bancorp MHC, shall prepare and file with the Federal Reserve Board, a proxy statement and related materials relating to the matters to be submitted to the stockholders of Ottawa Savings Bancorp and/or the members of Ottawa Savings Bancorp MHC at their respective Ottawa Members Meeting or Ottawa Stockholders Meeting, (such proxy statement(s) and related materials and any amendments or supplements thereto being individually and collectively referred to as the “Ottawa Proxy Statement”). Twin Oaks will furnish to Ottawa the information required to be included in the Ottawa Proxy Statement with respect to the financial statements, business and affairs of Twin Oaks and shall have the right to review and consult with Ottawa on the form of, and any characterizations of such information included in, the Ottawa Proxy Statement prior to its being filed with the Federal Reserve Board and the SEC. Ottawa Savings Bancorp shall use reasonable best efforts to have the Ottawa Proxy Statement cleared for use by the Federal Reserve Board and the SEC and to have the Ottawa Proxy Statement mailed to Ottawa Savings Bancorp’s stockholders and/or to the Ottawa Savings Bancorp MHC’s members, required. As applicable, Ottawa Savings Bancorp and/or Ottawa Savings Bancorp MHC will advise Twin Oaks, promptly after it receives notice thereof, of the time when the Ottawa Proxy Statement has been cleared for use by the Federal Reserve Board and the SEC or any request by the Federal Reserve Board or the SEC for amendment of the Ottawa Proxy Statement. If at any time prior to the Effective Time any information relating to Twin Oaks or Ottawa, or any of their respective affiliates, officers or directors, should be discovered by Twin Oaks or Ottawa which should be set forth in an amendment or supplement to the Ottawa Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the Federal Reserve Board and the SEC and disseminated to the stockholders of Ottawa Savings Bancorp.

(b)     As promptly as reasonably practicable following the date hereof, Twin Oaks shall prepare and file with the Federal Reserve Board and the OCC, a proxy statement and related materials relating to the matters to be submitted to the members of Twin Oaks at its Members Meeting (such proxy statement and related materials and any amendments or supplements thereto being individually and collectively referred to as the (“Twin Oaks Proxy Statement”). Upon request, Ottawa will furnish to Twin Oaks the information required to be included in the Twin Oaks Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Twin Oaks on the form of, and any characterizations of such information included in, the Twin Oaks Proxy Statement prior to its being filed with the Federal Reserve Board or the OCC, as applicable. Twin Oaks shall use reasonable best efforts to have the Twin Oaks Proxy Statement cleared for use by the Federal Reserve Board or the OCC, as applicable, and to have the Twin Oaks Proxy Statement mailed to Twin Oaks’ members as promptly as practicable thereafter. Twin Oaks will advise Ottawa, promptly after it receives notice thereof, of the time when the Twin Oaks Proxy Statement has been cleared for use by the Federal Reserve Board or the OCC, as applicable, or any request by the Federal Reserve Board or the OCC, as applicable, for amendment of the Twin Oaks Proxy Statement. If at any time prior to the Effective Time any information relating to Twin Oaks or Ottawa or any of their respective affiliates, officers or directors, should be discovered by Twin Oaks or Ottawa which should be set forth in an amendment or supplement to the Twin Oaks Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the Federal Reserve Board or the OCC, as applicable, and disseminated to Twin Oaks’ members.

5.10     Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and any Subsidiary taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in, a Material Adverse Effect. Each of the parties hereto shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11     Employee Benefits Matters.

(a)     It is Ottawa’s intention to retain as many of Twin Oaks’ officers and employees as is reasonably practical. All persons who are employees of Twin Oaks immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Twin Oaks Continuing Employee”) shall, at the Effective Time, become employees of Ottawa Savings Bank; provided, however, that in no event shall any of Twin Oaks’ employees be officers of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp or Ottawa Savings Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank. At the Effective Time, Ottawa will appoint Craig M. Hepner as Chief Operating Officer in accordance with the bylaws. All other Twin Oaks Continuing Employees shall be employed at the will of Ottawa Savings Bank and no contractual right to employment shall inure to such employees because of this Agreement.

(b)     To the extent that Ottawa terminates the employment of any of Twin Oaks’ employees, other than for cause, at or within twelve months following the Effective Time, Ottawa shall provide to such former Twin Oaks employee a severance payment equal to two weeks’ salary for each year of service that such employee was employed by Twin Oaks, up to a maximum of 26 weeks’ salary; provided, however, that Ottawa shall not have any obligation to provide any severance payment to any of Twin Oaks’ employees or Twin Oaks Continuing Employees whose termination of employment occurs due to death, disability, resignation or discharge for cause, or who are entitled to severance benefits or the equivalent thereof under the terms of an individual contract with Twin Oaks or Ottawa. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except no employee shall receive less than two weeks of base pay. For purposes of calculating base pay, Twin Oaks employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date. For these purposes, “Cause” shall mean termination due to the employee’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final removal and prohibition order.

(c)     As of the Effective Time, Ottawa Savings Bank shall make available employer-provided health and other employee welfare benefit plans to each Twin Oaks Continuing Employee on the same basis as it provides such coverage to Ottawa Savings Bank employees. Twin Oaks Continuing Employees shall receive credit for service with Twin Oaks under any existing or new Ottawa Savings Bank health plan in which such employees or their dependents would be eligible to enroll. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. Twin Oaks Continuing Employees who become covered under a Ottawa Savings Bank health plan shall be required to satisfy the deductible limitations of the Ottawa Savings Bank health plan and shall be subject to the out of pocket maximums of that plan for the plan year in which coverage commences, with offset for deductibles satisfied and out- of- pocket expenses incurred under the Twin Oaks health plan and Twin Oaks Continuing Employees shall not be subject to any preexisting condition under such plans. Unless a Twin Oaks Continuing Employee affirmatively terminates coverage under an Twin Oaks health plan prior to the time that such Twin Oaks Continuing Employee becomes eligible to participate in an Ottawa Savings Bank health plan, no coverage of any of the Twin Oaks Continuing Employees or their dependents shall terminate under any other Twin Oaks health plans prior to the time such Twin Oaks Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Ottawa Savings Bank and their dependents.

(d)     Each Twin Oaks Continuing Employee shall be eligible to participate in the Ottawa Employee Stock Ownership Plan and 401(k) Plan with credit for prior service with Twin Oaks for purposes of eligibility and vesting but not for purposes of benefit accrual.

(e)     Prior to the Effective Date, Twin Oaks will freeze the Twin Oaks Savings Bank Director Retirement Plan as to benefit accruals and years of service immediately prior to the Effective Date. Prior to the Effective Date Twin Oaks will amend the Twin Oaks Savings Bank Director Retirement Plan to clarify that benefits to which Twin Oaks directors are entitled pursuant to such plan are based solely on the level of fees paid to such directors by Twin Oaks. Ottawa shall honor all obligations under the Twin Oaks Savings Bank Director Retirement Plan. Non-continuing directors will be treated as retirees under the Plan and begin receiving distributions following the Closing Date.  Continuing directors will receive benefits following their retirement from the Ottawa Board of Directors at such time as they become eligible to receive such benefits.  The director and officer deferred compensation arrangements under the Twin Oaks Savings Bank 2008 Deferred Income Plan and the Twin Oaks Savings Bank Deferred Directors’ Plan will be paid out by Twin Oaks immediately prior to the Effective Time in accordance with their terms or, alternatively, if consented to by Ottawa Savings Bank, which consent will not be unreasonably withheld, Twin Oaks may pay out such deferred compensation through the transfer of life insurance policies owned by Twin Oaks for which the applicable director is the named insured.

(f)     Until and through December 31, 2014, Twin Oaks’ Continuing Employees will remain eligible for the benefits provided under Twin Oaks’ vacation, sick leave and personal day policies existing as of the date of this Agreement. Beginning on January 1, 2015, Twin Oaks Continuing Employees shall be eligible for the benefits provided under any existing or new Ottawa Savings Bank vacation, sick leave or personal day policies on the same basis as Ottawa Savings Bank provides such benefits to Ottawa Savings Bank employees, with Twin Oaks Continuing Employees receiving credit for prior service with Twin Oaks for purposes of eligibility and vacation accrual.

5.12     Indemnification.

(a)     From and after the Effective Time, through the sixth anniversary of the Effective Time, Ottawa Savings Bank agrees to indemnify and hold harmless each of the current and former directors, officers and employees of Twin Oaks (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Twin Oaks or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Twin Oaks’ charter and bylaws or applicable regulations as in effect on the date of this Agreement and as permitted by applicable law, and Ottawa Savings Bank shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

(b)     Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such action, suit, proceeding or investigation described above, shall promptly notify Ottawa Savings Bank thereof. Any failure to so notify shall not affect the obligations of Ottawa under Section 5.12(a) unless and to the extent that Ottawa Savings Bank is actually prejudiced as a result of such failure.

(c)     For a period of three years from the Effective Time, Ottawa Savings Bank shall maintain Twin Oaks’ current directors’ and officers’ liability insurance covering each person currently covered by Twin Oaks’ directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Ottawa Savings Bank be required to expend, in the aggregate, pursuant to this Section 5.12(c), more than 150% of the annual premiums currently paid by Twin Oaks for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Ottawa Savings Bank shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount and provided further that Ottawa may (i) request Twin Oaks to, and Twin Oaks shall, purchase at Ottawa’s expense prior to the Effective Time, an extended reporting period endorsement under Twin Oaks’ existing directors’ and officers’ liability insurance policy or (ii) request Twin Oaks to, and Twin Oaks shall, purchase prior to the Effective Time, a prepaid “tail” policy the material terms of which, including coverage and amount are no less favorable in any material respect to such persons than Twin Oaks’ existing insurance policy as of the date hereof, at an aggregate cost not to exceed 200% of the current annual premium for such insurance. If such tail policy has been obtained by Twin Oaks prior to the Effective Time, Ottawa Savings Bank shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by Ottawa Savings Bank and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of Twin Oaks may be required to make application and provide customary representations and warranties to Ottawa’s insurance carrier for the purpose of obtaining such insurance.

(d)     In the event Ottawa Savings Bank or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in required each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Ottawa Savings Bank assume the obligations set forth in this Section 5.12.

(e)     The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13     Board of Directors and Executive Officers.

(a)     Ottawa shall take all action necessary to appoint three members of Twin Oaks’ Board of Directors, who shall be Craig M. Hepner, Thomas Adler and William Kuiper, to the Board of Directors of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank, effective upon the Effective Time. Messrs. Hepner, Adler and Kuiper shall each be appointed to a different one of the three classes of directors for each of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank.

(b)     Ottawa shall take all action necessary to appoint Craig M. Hepner as Chief Operating Officer of Ottawa Savings Bancorp and Ottawa Savings Bank.

5.14     Registration of Ottawa Savings Bancorp Common Stock. Ottawa Savings Bancorp shall take any action required to be taken under any applicable state securities laws in connection with the Merger and Twin Oaks shall furnish all information concerning it as may be reasonably requested in connection with such action.

5.15     Branches. It is expected that there will be no Ottawa Savings Bank or Twin Oaks branch closings or relocations or consolidations of exiting branches as part of the Merger. The branch offices of Twin Oaks will continue to operate under the name “Twin Oaks Savings Bank, a division of Ottawa Savings Bank,” subject to applicable laws, rules and regulations governing names of divisions of federal savings banks.

ARTICLE VI

Conditions to Consummation

6.1     Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)     Stockholder/Member Approval. This Agreement shall have been approved by the requisite vote of Ottawa Savings Bancorp’s Stockholders, Twin Oaks’ members and, if required, by Ottawa Savings Bancorp MHC’s members, in accordance with applicable laws and regulations.

(b)     Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired.

(c)     No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)     Third Party Consents. The parties hereto shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Ottawa (after giving effect to the consummation of the transactions contemplated hereby).

6.2     Conditions to the Obligations of Ottawa. The obligations of Ottawa to effect the Merger or other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Ottawa:

(a)     Twin Oaks’ Representations and Warranties. Each of the representations and warranties of Twin Oaks set forth in this Agreement that is qualified as to Material Adverse Effect or materiality shall be true and correct, and each of the representations and warranties of Twin Oaks set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on Twin Oaks, considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)     Performance of Twin Oaks’ Obligations. Twin Oaks shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)     Officers’ Certificate. Ottawa shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Twin Oaks to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Twin Oaks.

(e)     Good Standing and Other Certificates. Ottawa shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Twin Oaks and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Ottawa may reasonably require.

(f)     Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Ottawa of the transactions contemplated hereby that, had such condition or requirement been known, Ottawa would not, in its reasonable judgment, have entered into this Agreement.

6.3     Conditions to the Obligations of Twin Oaks. The obligations of Twin Oaks to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Twin Oaks:

(a)     Ottawa Representations and Warranties. Each of the representations and warranties of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank set forth in this Agreement that is qualified as to Material Adverse Effect or materiality shall be true and correct, and each of the representations and warranties of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on Ottawa considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)     Performance of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank’s Obligations. Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time of the Merger.

(c)     Officers’ Certificate. Twin Oaks shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Ottawa.

(e)     Good Standing and Other Certificates. Twin Oaks shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Ottawa and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Twin Oaks may reasonably require.

(f)     Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Twin Oaks of the transactions contemplated hereby that, had such condition or requirement been known, Twin Oaks would not, in its reasonable judgment, have entered into this Agreement.

ARTICLE VII

Termination

7.1     Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any required member or stockholder approval:

(a)     Mutual Consent. By the mutual written consent of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Ottawa Savings Bank and Twin Oaks; or

(b)     No Stockholder or Member Approval. By Ottawa or Twin Oaks, in the event of the failure of Ottawa Savings Bancorp’s stockholders or Twin Oaks’ members, or, if required, Ottawa Savings Bancorp MHC’s members, to approve the Agreement at their respective meetings, provided, however, that;

(i)

Ottawa shall only be entitled to terminate the Agreement pursuant to this clause if Ottawa Savings Bancorp MHC and Ottawa Savings Bancorp have complied in all material respects with their obligations under Section 5.8; and

(ii)	Twin Oaks shall only be entitled to terminate the Agreement pursuant to this clause if Twin Oaks has complied in all material respects with its obligations under Section 5.8; or

(c)     No Regulatory Approval. By either Ottawa or Twin Oaks, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-applicable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)     Delay. By either Ottawa or Twin Oaks, in the event the Merger shall not have occurred by April 30, 2015, unless the failure to so consummate by such date is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

(e)     Material Breach of Representation, Warranty or Failure to Perform Covenant. By either Ottawa or Twin Oaks (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f)     Failure of Twin Oaks to Recommend Approval. By Ottawa if: (i) the Board of Directors of Twin Oaks does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, the approval and adoption of this Agreement or (ii) if, after making such recommendation in any such proxy statement, the Board of Directors of Twin Oaks withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Ottawa; or

(g)     Failure of Ottawa to Recommend Approval. By Twin Oaks if: (i) the Board of Directors of Ottawa Savings Bancorp MHC or Ottawa Savings Bancorp, as applicable, does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, that the members of Ottawa Savings Bancorp MHC or the stockholders of Ottawa Savings Bancorp, as applicable, approve and adopt this Agreement or (ii) after making such recommendation in such proxy statement, the Board of Directors of Ottawa Savings Bancorp MHC or Ottawa Savings Bancorp, as applicable, withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Twin Oaks; or

(h)     Superior Proposal. By Twin Oaks, (i) if the Board of Directors of Twin Oaks authorizes Twin Oaks to enter into an agreement with respect to an Acquisition Transaction that the Board of Directors of Twin Oaks has determined is a Superior Proposal and (2) Twin Oaks has not materially breached its obligations under Section 5.1; provided, that Twin Oaks shall not terminate this Agreement pursuant to this Section 7.1(h) and enter into an agreement for an Acquisition Transaction until the expiration of three business days following Twin Oaks’ written notice advising Ottawa Savings Bancorp that Twin Oaks has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof), identifying the person making such Superior Proposal and stating whether Twin Oaks intends to enter into a definitive agreement for an Acquisition Transaction. After providing such notice, Twin Oaks shall provide a reasonable opportunity to Ottawa Savings Bancorp during such three-day period to make such adjustments to the terms and conditions of this Agreement as would enable Twin Oaks to proceed with the transactions contemplated herein on such adjusted terms.

7.2     Termination Fees.

(a)     If this Agreement is terminated by Twin Oaks pursuant to Section 7.1(e) hereof as a result of Ottawa’s willful or intentional breach, in any material respect, of its representations or warranties or as a result of Ottawa’s willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement, then Ottawa shall pay Twin Oaks a termination fee of $122,500.

(b)     If this Agreement is terminated by (i) Ottawa pursuant to Section 7.1(e) hereof as a result of Twin Oaks’ willful or intentional breach, or willful or intentional failure to perform, in any material respect, its covenants contained in Section 5.1 hereof, or (ii) Twin Oaks pursuant to Section 7.1(h) hereof, then Twin Oaks shall pay Ottawa a termination fee of $250,000.

(c)     If after the date of this Agreement and prior to the termination of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Twin Oaks or has been made directly to its members generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Twin Oaks and (i) thereafter this Agreement is terminated by either Twin Oaks or Ottawa pursuant to Section 7.1(d) and Twin Oaks shall have failed to obtain the approval of this Agreement by Twin Oaks’ members at the duly convened meeting of Twin Oaks’ members or any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken or (ii) thereafter this Agreement is terminated by Ottawa pursuant to Section 7.1(f), and (iii) prior to the date this is twelve (12) months after the date of such termination, Twin Oaks enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Twin Oaks shall pay Ottawa a termination fee of $250,000.

(d)     Except to the extent this Agreement is terminated pursuant to Section 7.2(b), Section 7.2(c),or Section 7.2(e) hereof, if this Agreement is terminated by Ottawa pursuant to Section 7.1(e) hereof as a result of Twin Oaks’ willful or intentional breach, in any material respect, of its representations or warranties or as a result of Twin Oaks’ willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement, then Twin Oaks shall pay Ottawa a termination fee of $122,500.

(e)      If this Agreement is terminated by Ottawa pursuant to Section 7.1(e) hereof because Twin Oaks has experienced a Material Adverse Effect as identified by the preparation of the Audited Financial Statements, then Twin Oaks shall pay Ottawa a termination fee equal to the reasonable expenses Ottawa has incurred in connection with the preparation of this Agreement and any actions relating thereto or as a result thereof, up to a maximum of $122,500.

7.3     Effect of Termination. In the event of termination of this Agreement by either Ottawa or Twin Oaks as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of the willful breach of any provision of this Agreement.

ARTICLE VIII

Certain Other Matters

8.1     Interpretation.  When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2     Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 and Section 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

8.4     Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois, without regard to conflicts of laws principles.

8.6     Expenses. Except as provided in Section 7.2, or as is otherwise expressly set forth in this Agreement, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp and Ottawa Savings Bank, to:

Ottawa Savings Bank FSB

925 LaSalle Street

Ottawa, Illinois 61350

Facsimile: (815) 433-2573

Attention: Jon Kranov

With copies to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Facsimile: (202) 204-5614

Attention: Edward G. Olifer, Esq.

If to Twin Oaks, to:

Twin Oaks Savings Bank

125 West Bluff Street

Marseilles, Illinois 61341

Facsimile: (815) 795-6381

Attention: Craig M. Hepner

With copies to:

Howard & Howard Attorneys PLLC

200 South Michigan Avenue

Suite 1100

Chicago, Illinois 60604

Facsimile: (312) 939-5617

Attention: Joseph B. Hemker, Esq.

8.8     Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 5.12 and Section 5.13, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9     Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the written consent of the other parties.

[Signature Page To Follow]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Ottawa Savings Bancorp MHC

By:	/s/ Jon Kranov
Jon Kranov
President and Chief Executive Officer

Ottawa Savings Bancorp, Inc.

By:	/s/ Jon Kranov
Jon Kranov
President and Chief Executive Officer

Ottawa Savings Bank FSB

By:	/s/ Jon Kranov
Jon Kranov
President and Chief Executive Officer

Twin Oaks Savings Bank

By:	/s/ Craig M. Hepner
Craig M. Hepner
President

Exhibit A

Voting Agreement

June__, 2014

Ottawa Savings Bank FSB

Ottawa Savings Bancorp, Inc.

Ottawa Savings MHC

925 LaSalle Street

Ottawa, Illinois 61350

To the Board of Directors:

The undersigned is a director and/or an executive officer of Twin Oaks Savings Bank (“Twin Oaks”). Simultaneously with the execution hereof, Ottawa Savings Bank FSB (“Ottawa Savings”) and Twin Oaks are executing an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Twin Oaks through the merger of Twin Oaks with and into Ottawa Savings (the “Merger”). The execution of the Agreement by Ottawa Savings is subject to the execution and delivery of this letter agreement.

In consideration of the expenses that Ottawa Savings will incur in connection with the transactions contemplated by the Agreement and to induce Ottawa Savings to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a member of Twin Oaks, and not in his capacity as a director or officer of Twin Oaks, as follows:

1.     While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the votes that the undersigned shall be entitled to so vote: (a) for the approval of the Agreement and the Merger at the meeting of the members of Twin Oaks; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

2.     The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief that may be available, Ottawa Savings shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

3.     This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of Twin Oaks’ members with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

4.     The parties hereto acknowledge that the undersigned is entering into this letter agreement solely in his or her capacity as a member of Twin Oaks and, notwithstanding anything to the contrary in this letter agreement, nothing in this letter agreement is intended or shall be construed to require the undersigned, in his or her capacity as a director and/or an executive officer of Twin Oaks, to act or fail to act other than in accordance with his or her fiduciary duties.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of

the date first above written:

Ottawa Savings Bank

By: Jon Kranov

Its: President and Chief Executive Officer

Exhibit B

Directors of the Resulting Savings Institution

Thomas Adler

John M. Armstrong

James Ferrero

Craig M. Hepner

Keith Johnson

Jon Kranov

William Kuiper

Arthur C. Mueller

Daniel J. Reynolds

Exhibit C

Senior Executive Officers of the Resulting Savings Institution

Jon Kranov, President and Chief Executive Officer

Craig M. Hepner, Executive Vice President and Chief Operating Officer

Marc N. Kingry, Chief Financial Officer

Philip B. Devermann, Vice President

OTTAWA SAVINGS BANCORP, INC.

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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C123456789

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE AND "FOR" PROPOSALS 2, 3 AND 4.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - John M. Armstrong (for a term of 3 years expiring 2017)	☐	☐	02 - Jon Kranov (for a term of 3 years expiring 2017)	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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1 U P X 2 1 1 2 7 7 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

REVOCABLE PROXY — OTTAWA SAVINGS BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

December 12, 2014, 2:00 p.m., Local Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Arthur C. Mueller, Keith F. Johnson and Daniel J. Reynolds, and each of them, with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of Ottawa Savings Bancorp, Inc. (the "Company") which the undersigned is entitled to vote only at the annual meeting of shareholders, to be held on December 12, 2014 at 2:00 p.m., local time at the offices of the Company, 925 LaSalle Street, Ottawa, Illinois and at any and all adjournments or postponements, with all of the powers the undersigned would possess if personally present at such meeting as stated on the reverse side.

This proxy is revocable and, if properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" each nominee and "FOR" each of the proposals listed. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

The above signed acknowledges receipt from the Company, prior to the execution of this proxy, of a Notice of Annual Meeting of Shareholders and a Proxy Statement for the Annual Meeting dated November 3, 2014 and the Annual Report to Shareholders.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Ottawa Savings Bancorp, Inc.

Dear ESOP Participant:

On behalf of the Board of Directors of Ottawa Savings Bancorp, Inc. (the "Company"), I am forwarding you the attached **blue** voting instruction card for the purpose of conveying your voting instructions to Community Bank of Pleasant Hill dba First Trust of MidAmerica (the "ESOP Trustee") on the proposals to be presented at the Annual Meeting of Stockholders of Ottawa Savings Bancorp, Inc. to be held on December 12, 2014.

Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders of Ottawa Savings Bancorp, Inc. and a copy of the Company's Annual Report to Stockholders.

As a participant in the Ottawa Savings Bank Employee Stock Ownership Plan (the "ESOP"), you are entitled to vote all shares of Company common stock allocated to your account as of October 21, 2014, the record date for the Annual Meeting. All allocated shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the ESOP Trustee on or before **December 5, 2014**. If you do not direct the ESOP Trustee how to vote the shares of Company common stock allocated to your ESOP account, the ESOP Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

Please complete, sign and return the **blue** voting instruction card in the enclosed, postage-paid envelope. Your vote will not be revealed, directly or indirectly, to any employee or director of the Ottawa Savings Bank or Ottawa Savings Bancorp, Inc.

If you participate in several stock-based benefit plans you will receive multiple voting instruction cards. Please submit all the voting instruction cards you receive.

Sincerely,

Jon Kranov

Jon Kranov
President and Chief Executive Officer

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OTTAWA SAVINGS BANCORP, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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ADD 3
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Voting Instruction Card — ESOP

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE AND "FOR" PROPOSALS 2, 3 AND 4.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - John M. Armstrong (for a term of 3 years expiring 2017)	☐	☐	02 - Jon Kranov (for a term of 3 years expiring 2017)	☐	☐

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B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signature — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this card.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Ottawa Savings Bancorp, Inc.

Dear 401(k) Plan Participant:

On behalf of the Board of Directors of Ottawa Savings Bancorp, Inc. (the "Company"), I am forwarding you the attached **green** voting instruction card for the purpose of conveying your voting instructions to Community Bank of Pleasant Hill dba First Trust of MidAmerica (the "Employer Stock Fund Trustee") on the proposals to be presented at the Annual Meeting of Stockholders of Ottawa Savings Bancorp, Inc. to be held on December 12, 2014.

Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders of Ottawa Savings Bancorp, Inc. and a copy of the Company's Annual Report to Stockholders.

As a holder of Ottawa Savings Bancorp, Inc. common stock under the Ottawa Savings Bank Employees' Savings & Profit Sharing Plan and Trust ("401(k) Plan"), you are entitled to direct the Employer Stock Fund Trustee how to vote the shares of Company common stock credited to your account as of October 21, 2014, the record date for the Annual Meeting. If the Employer Stock Fund Trustee does not receive your instructions by **December 5, 2014**, the Employer Stock Fund Trustee will vote your shares in a manner calculated to most accurately reflect the instructions received from other 401(k) Plan participants.

Please complete, sign and return the **green** voting instruction card in the enclosed, postage-paid envelope. Your vote will not be revealed, directly or indirectly, to any employee or director of the Ottawa Savings Bank or Ottawa Savings Bancorp, Inc.

If you participate in several stock-based benefit plans you will receive multiple voting instruction cards. Please submit all the voting instruction cards you receive.

Sincerely,

Jon Kranov

Jon Kranov
President and Chief Executive Officer

OTTAWA SAVINGS BANCORP, INC.

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Voting Instruction Card — 401(k) PLAN

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE AND "FOR" PROPOSALS 2, 3 AND 4.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - John M. Armstrong (for a term of 3 years expiring 2017)	☐	☐	02 - Jon Kranov (for a term of 3 years expiring 2017)	☐	☐

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B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signature — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this card.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature — Please keep signature within the box.

C 1234567890 J N T

1 U P X 2 1 1 2 7 7 4

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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